UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	43-2041643
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26497 Rancho Parkway South Lake Forest, CA	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (855) 266-4663

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

SearchCore, Inc.
Table of Contents
Form 10

This Registration Statement on Form 10 includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under the heading “Management Discussion and Analysis.”  Forward-looking statements also include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider,” or similar expressions are used.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company’s future results and shareholder values may differ materially from those expressed in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements.

Item 1.   Business.

Overview

We, together with our wholly owned subsidiaries, are engaged in developing, operating and monetizing websites that focus on a specific niche industry, also known as vertical finder websites or finder sites. We currently are either developing or marketing in the recreational sports, manufactured home, and tattoo industries. We provide services in three different sectors: media, technology, and marketing.  All of our operations are conducted through our wholly-owned subsidiaries, each of which is incorporated or qualified to do business in the states in which it does so.

WeedMaps Media, Inc.

On November 19, 2010, we acquired WeedMaps, LLC, which was merged with and into WeedMaps Media, Inc., our wholly-owned subsidiary. Prior to the sale of WeedMaps Media, Inc., on December 31, 2012, our first finder site, www.weedmaps.com, focused primarily on dispensaries in the medicinal cannabis industry. We were never engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis. Instead, we focused on developing our finder site technology and associated business model which could then be implement in a myriad of industries.  We no longer have any business related to the medicinal cannabis industry and we do not anticipate operating in or returning to the medicinal cannabis industry in the future.

Recent Name Change

Effective on January 6, 2012, we changed our name to SearchCore, Inc. from General Cannabis, Inc.  This change was to more accurately reflect the technology aspect of our business and our focus on developing our finder site platform.

Corporate Information

SearchCore, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc. On November 21, 2006, we changed our name to Makeup.com Limited, on January 29, 1010, we changed our name to LC Luxuries Limited, and on November 5, 2010, we changed our name to General Cannabis, Inc. Finally, on January 6, 2012, we changed our name to SearchCore, Inc.

Our corporate headquarters are located at 26497 Rancho Parkway South, Lake Forest, California, 92630, and our telephone number is (855) 266-4663. Our website is www.searchcore.com.  Information contained on our website is not incorporated into, and does not constitute any part of, this registration statement.

Description of Business

Our core service is to connect consumers with brands, products and services via our finder sites.  We specialize in creating, operating and monetizing vertical finder sites. We identify niche, fragmented and/or disjoined markets, and attempt to capitalize on those markets by incorporating our existing platform as it relates to technology, marketing, advertising and sales. We only pursue markets in which we anticipate we will be the among the top two finder sites in any respective industry. This includes marketing and services in both the business-to-business and the business-to-consumer marketplaces. When a consumer or business utilizes one of our finder sites, they are searching primarily for specific products, related items, social engagement, and/or reviews. Initially, we may waive all or a portion of advertising or marketing fees to clients who subscribe with us and market their brand, product or service on our finder sites.  Once a client has subscribed with us then we offer various packages that serve to increase their exposure and thus increase the likelihood of connecting more consumers with their brand, product or service. We charge a fee for these various services. The fee varies depending on the service we provide. We believe that the previous success of our first finder site will enable us to continue and expand into markets we believe are underserved.

Our Principal Services

Our principal services are offered through the following wholly owned subsidiaries:

Sports Asylum, Inc.
VerticalCore Management, Inc.
VerticalCore Solutions, Inc.
VerticalCore Merchant, Inc.

Other Subsidiaries

We have four additional wholly-owned subsidiaries whose operations have been discontinued.  These are General Marketing Solutions, Inc., General Merchant Solutions, Inc., General Processing Corporation, and LV Luxuries Incorporated (which operated as makeup.com).  As of right now, we have no imminent or specific plans for any of these entities and they are held as corporations in good standing with no operations.

Recent Acquisitions

WeedMaps, LLC

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability company, which was merged with and into WeedMaps Media, Inc., our wholly-owned subsidiary at the time.  Prior to the acquisition of WeedMaps, LLC, SearchCore, Inc. (formerly known as General Cannabis, Inc.) was deemed to be a non-operating public shell corporation with nominal net assets and WeedMaps, LLC was a private operating company with significant operations.  For accounting purposes the transaction was considered to be a reverse merger treated as a recapitalization of SearchCore where SearchCore was the surviving legal entity and the accounting acquiree, and WeedMaps, LLC was considered to be the accounting acquirer and the legal acquiree.

On December 31, 2012, WeedMaps Media, Inc. was sold to a third party.

Synergistic Resources, LLC

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company.  The assets consisted primarily of the intellectual property and established marketing associated with the name Marijuana Medicine Evaluation Centers, including its website (www.marijuanamedicine.com), and the assignment of a Management Services Agreement pursuant to which we ultimately managed fourteen (14) medicinal cannabis clinics.  This business was operated as General Health Solutions, Inc., and has since been discontinued.

Revyv, LLC

On January 11, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  The assets consisted primarily of the intellectual property associated with the name CannabisCenters, including its website (www.cannabiscenters.com), its related physician software and patient verification system, and numerous existing contracts.  This business was operated as General Marketing Solutions, Inc. and the assets were sold to RJM BV on December 31, 2012.

Marijuana.com

On November 18, 2011, we entered into a Domain Name Purchase Agreement with an unrelated party for the purchase of the domain name www.marijuana.com.  On December 31, 2012, the domain name was sold with WeedMaps Media, Inc.

MMJMenu, LLC

On January 5, 2012, WeedMaps Media, Inc. acquired substantially all the assets of MMJMenu, LLC.  The assets consist primarily of the intellectual property associated with MMJMENU, including its website (www.mmjmenu.com), point-of-sale software, a variety of related websites, and its customers.  On December 31, 2012, the assets were sold with WeedMaps Media, Inc.

ManufacturedHome.com, ManufacturedHomes.com and ManufacturedHouse.com

On August 2, 2012, we entered into a Domain Name Purchase Agreement pursuant to which we purchased the domain names known as www.manufacturedhome.com and www.manufacturedhouse.com, for total consideration of Fifty Thousand Dollars ($50,000), paid at closing.

On August 16, 2012, we entered into a Domain Name Purchase Agreement pursuant to which we purchased the domain name known as www.manufacturedhomes.com, for total consideration of One Hundred Thirty Thousand Dollars ($130,000), paid at closing.

Rodeo.com and Karate.com

On August 7, 2012, we entered into a Domain Name Purchase Agreement and a Non-Recourse Secured Promissory Note with Domain Holdings, Inc., an Alberta corporation, pursuant to which we purchased the domain names known as www.rodeo.com and www.karate.com, for total consideration of Five Hundred Thousand Dollars ($500,000), with the entire purchase price represented by the Note.

On October 25, 2012, we amended the Purchase Agreement and the Note.  Pursuant to the terms of the amendments, we agreed to make payments of Fifty Thousand Dollars ($50,000) on each of August 15, 2012 and November 1, 2012, which we did.  The balance of $400,000 is to be paid in eighteen (18) equal monthly installments of Twenty Two Thousand Two Hundred Twenty Two Dollars ($22,222) beginning June 1, 2013, and continuing on the first (1st) day of each month thereafter.

Additional Domain Names

On August 24, 2012, we entered into a Domain Names Purchase Agreement with High Level Technologies, Inc. pursuant to which we purchased 57 domain names as set forth in the Agreement, for total consideration of One Hundred Thousand Dollars ($100,000), paid at closing.

Sports Asylum, LLC

On December 31, 2012, we entered into a Securities Purchase Agreement by and among us, on the one hand, and Sports Asylum, Inc., a Nevada corporation, and its shareholders, Sabas Carrillo, an individual, and James Pakulis, an individual and one of our officers and directors, on the other hand.  Pursuant to the agreement, upon the closing of the transaction, we purchased 100% of the issued and outstanding equity interests of Sports Asylum in exchange for (a) the cancellation of a previous Secured Promissory Note issued to Sports Asylum, entered into on or about August 22, 2012 and with an outstanding principal balance of Two Hundred Eighty Five Thousand Dollars ($285,000) and (b) Two Hundred Fifteen Thousand Dollars ($215,000) represented by promissory notes in the original principal amount of One Hundred Sixty One Thousand Two Hundred Fifty Dollars ($161,250) to Pakulis and Fifty Three Thousand Seven Hundred Fifty ($53,750) to Carrillo.  The closing of the purchase took place on December 31, 2012.

Sports Asylum, Inc. owns and operates the intellectual property associated with www.sportify.com, and represents our introduction into the recreational sports industry.

Tattoo.com

On January 21, 2013, we entered into a Management Agreement with Tattoo Interactive, LLC pursuant to which we will perform various marketing, promotion, and website management services with respect to the domain name known as www.tattoo.com and the commercial website located at that domain.  The agreement has an initial term of twelve (12) months and shall automatically renew for successive one (1) year terms unless terminated in accordance with its terms.  In the event we incur at least $25,000 in expenditures relating to the performance of the services in any single month, Tattoo Interactive shall pay us $10,000 as an expense-sharing allotment.  Pursuant to the agreement, we will receive twenty percent (20%) of all advertising revenue (as defined therein), and after the payment of the advertising revenue, we will receive sixty five percent (65%) of all remaining designated gross revenue (as defined therein).  We have a right of first refusal in the event Tattoo Interactive elects to sell the domain name, and in the event certain revenue goals, as set forth in the agreement, are satisfied, we will be granted certain equity interests in Tattoo Interactive.

Modularhomes.com

On January 25, 2013, we purchased the domain names known as www.modularhomes.com for total consideration of One Hundred Forty Thousand Dollars ($140,000), payable in down payment of Fifty Thousand Dollars ($50,000) and the balance over twelve (12) equal monthly payments.

Recent Divestitures

On February 1, 2010, we sold the domain name www.makeup.com, its associated domain names and certain intellectual property rights associated with these domain names for $2,000,000, of which we paid $200,000 in fees related to the sale, which resulted in proceeds to us of $1,800,000.  We were in the business of selling beauty products, such as makeup and perfume, on the internet through the makeup.com website.

Sale of WeedMaps

On December 11, 2012, we entered into an Agreement and Plan of Reorganization by and among us and our wholly owned subsidiary, WeedMaps Media, Inc., a Nevada corporation, on the one hand, and RJM BV, a Dutch corporation, on the other hand.  Pursuant to the Reorganization Agreement, upon the closing of the transaction, we sold WeedMaps to RJM in exchange for (a) Three Million Dollars ($3,000,000), represented by a secured promissory note, (b) the assumption by RJM of all of our various obligations to Douglas Francis, Justin Hartfield, and Keith Hoerling, and the assumption of our office lease in Newport Beach, California, and (c) Seven Hundred Fifty Thousand Dollars ($750,000) in cash (of which we withheld Five Hundred Thousand Dollars ($500,000) from WeedMaps at the closing and Two Hundred Fifty Thousand Dollars ($250,000) of which was to be paid to us on January 15, 2013, before the due date was extended to January 31, 2013).  The closing of the sale took place on December 31, 2012.

As partial consideration under the Reorganization Agreement, RJM delivered a Secured Promissory Note in the original principal amount of Three Million Dollars ($3,000,000).  The Note is secured by certain assets according to the terms of a Pledge and Security Agreement, which assets include all of the assets of WeedMaps Media, including but not limited to the URL known as www.weedmaps.com.  Pursuant to the Note RJM will make the following payments: (1) Two Hundred Fifty Thousand Dollars ($250,000) on January 15, 2013 (which payment date was extended to January 31, 2013); One Hundred Thousand Dollars ($100,000) each month beginning February 25, 2013 and continuing on the twenty fifth (25th) of each month thereafter for a total of twenty eight (28) months; and Sixteen Thousand Five Hundred Dollars ($16,500) on July 25, 2015.  Interest shall accrue on the outstanding principal amount on an annual basis at a rate of One and One Hundredth Percent (1.01%).

As further consideration under the Reorganization Agreement, RJM delivered documents sufficient (i) to transfer all of the obligations that we owed to Justin Hartfield arising out of the Global Securities Purchase, Consulting, and Resignation Agreement by and between us, WeedMaps, and Hartfield dated as of July 31, 2012, to RJM and to release us from all said obligations thereunder; (ii) to transfer all of the obligations that we owed to Douglas Francis arising out of the Global Securities Purchase and Resignation Agreement by and between us, WeedMaps, and Francis dated as of July 31, 2012, to RJM and to release us from all said obligations thereunder; (iii) to transfer all of the obligations that we owed to Keith Hoerling arising out of the Global Securities Purchase Agreement by and between the Company, WeedMaps, and Hoerling dated August 14, 2012, to RJM and to release us from all said obligations thereunder; (iv) for RJM to assume all of our obligations under that certain Office Lease Agreement by and between us and Redstone Plaza, LLC dated January 17, 2011; and (v) for RJM to assume all of our obligations under certain additional material agreements set forth on Schedule 2.1.16 of the Reorganization Agreement.

As further consideration under the Reorganization Agreement, we, along with our President and Chief Executive Office James Pakulis, and Brad Nelms, an employee of SearchCore, entered into a Non Competition Agreement whereby the bound parties agreed that they (i) will not disclose certain confidential information regarding the Business of WeedMaps; (ii) will not compete with the Business of WeedMaps; (iii) will not solicit, advise, provide or sell, directly or indirectly, any services or products of the same or similar nature to services or products of the Business of WeedMaps, to any client or prospective client of WeedMaps; (iv) will not solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor or supplier, or prospective client, distributor or supplier, of WeedMaps, to cancel, limit or postpone their business with WeedMaps, or otherwise take action which might be to the disadvantage of WeedMaps; and (v) will not hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of WeedMaps (excluding employees prior to December 31, 2012), to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with WeedMaps.  The business of WeedMaps is defined in the Non-Competition Agreement as internet search and website operation for the medicinal cannabis industry.

Similarly, RJM, Douglas Francis, Justin Hartfield, and Keith Hoerling entered into a Non-Competition Agreement whereby they agreed not to compete with our business, described in the Non-Competition Agreement as internet search, internet advertising, and website operation for (a) the recreational sports industry, (b) the manufactured housing industry, (c) the tattoo industry, and (d) other industries in which SearchCore and/or its affiliates operates, at the time of the Agreement or thereafter.

As further consideration under the Reorganization Agreement, we entered into an Assignment of Trademarks and an Assignment of Domain Names whereby we assigned certain trademarks and domain names to WeedMaps.

In the aggregate, the transactions represented by the Reorganization Agreement resulted in a reduction of over $8,000,000 in liabilities.

Sale of Certain Assets

On December 11, 2012, in connection with the transactions contemplated by the sale of WeedMaps Media, Inc., we entered into an Asset Purchase Agreement by and among us and our wholly owned subsidiary, General Marketing Solutions, Inc., a California corporation, on the one hand, and RJM, on the other hand, pursuant to which, upon the closing of the transaction, we sold certain assets (primarily those assets we acquired from Revyv, LLC in January 2011) to RJM for the sum of Ten Dollars ($10.00).  The closing of the sale took place on December 31, 2012.

In connection with the Purchase Agreement, GMS entered into an Assignment of Domain Names whereby GMS assigned certain domain names to RJM.

Change in Business of the Company; Shell Status

The sale of WeedMaps resulted in a significant change in the direction and industry in which our business was concentrated.  While we will continue in the internet search and marketing business, the sale completed our comprehensive exit as a finder and marketing site for the medicinal cannabis industry.  We do not anticipate operating in or returning to the medicinal cannabis industry in the future.  Our continued business focus will be internet search, advertising, and operating finder sites in the recreational sports, manufactured housing, tattoo, and other industries identified by our management as having high growth potential.

The sale of WeedMaps will not make us a shell company as defined under Rule 405 of the Exchange Act, as we will continue to operate material business segments currently owned and/or operated by us.

Recent Restructuring

A.           On August 9, 2012, we entered into and closed a Global Securities Purchase Agreement and Secured Promissory Note with Keith Hoerling, an individual.  Pursuant to the Global Agreement, we acquired Eleven Million Two Hundred Thousand (11,200,000) shares of common stock from Hoerling, in exchange for (A) the Hoerling Note which has a principal balance of One Million Six Hundred and Twenty Five Thousand Dollars ($1,625,000), to be paid in monthly payments beginning September 15, 2012 and ending on January 15, 2015, and (B) an additional amount of up to One Million Six Hundred and Twenty Five Thousand Dollars ($1,625,000), to be paid monthly beginning on September 15, 2012 and ending January 15, 2015, based on the monthly gross revenue of WeedMaps as more fully set forth in the Global Agreements.

Pursuant to the Global Agreement, Hoerling terminated all rights to consideration due from us (including cash and/or stock owed to Hoerling pursuant to agreements whereby we acquired WeedMaps, LLC).

All the Hoerling agreements were terminated in connection with the sale of WeedMaps Media, Inc.

B.           On August 16, 2012, we entered into a Stock Purchase Agreement with Revyv, LLC to acquire Five Hundred Thousand (500,000) shares of our common stock for consideration of Sixty Seven Thousand Dollars ($67,000), payable in two installments, the first of which, for Forty Two Thousand Dollars ($42,000) was paid at closing, and the second of which, for Twenty Five Thousand Dollars ($25,000), was paid on January 10, 2013.

C.           On August 1, 2012, we closed (A) a Global Securities Purchase, Consulting, and Resignation Agreement, Secured Promissory Note and Consulting Agreement by and among Justin Hartfield, an individual and WeedMaps Media, Inc., a Nevada corporation and our wholly-owned subsidiary, and (B) a Global Securities Purchase and Resignation Agreement and Secured Promissory Note by and among the Company, Douglas Francis, an individual and WeedMaps.

As consideration for the Global Agreements, the Notes were issued to Hartfield and Francis, individually. The Notes were secured by the shares of common stock sold to the Company by the Selling Parties, and each of them, pursuant to the Global Agreements.  Pursuant to the Notes, beginning on September 5, 2012, we made monthly payments in the amount of $78,099.38 to each of the Selling Parties.

In addition to the Notes, as consideration for the Global Agreements, we agreed to pay to each of the Selling Parties up to One Million Six Hundred and Twenty Five Thousand Dollars ($1,625,000), to be paid in monthly payments beginning September 15, 2012, and ending January 15, 2015, based on the monthly gross revenue of WeedMaps as more fully set forth in the Global Agreements.  We timely made the payments under these agreements until WeedMaps was sold on December 31, 2012.

Pursuant to the Global Agreements, the Selling Parties delivered letters of resignation as our employees, terminated all rights to consideration due from us (including cash and/or stock owed to Hartfield pursuant to agreements whereby we acquired WeedMaps, LLC) and Francis resigned his position as a member of our Board of Directors.

Pursuant to the Global Agreements, we purchased a total of Forty Million Seventy Two Thousand Two Hundred Eighty Nine (40,072,289) shares of our common stock from the Selling Parties, and terminated our obligation at the time to issue over 5 million more shares.

Pursuant to the Consulting Agreement, we were to pay Hartfield Five Thousand Dollars ($5,000) per month for a period of thirty (30) months for the services provided pursuant thereto.

All the Francis and Hartfield agreements were terminated in connection with the sale of WeedMaps Media, Inc.

D.           The Global Agreement entered into with Keith Hoerling, taken together with the Global Agreements entered into with Justin Hartfield and Douglas Francis, collectively resulted in the termination of the following agreements:

i.             our obligations under the earn-out provisions of that certain Agreement and Plan of Reorganization and Merger, dated November 19, 2010 (the “Reorganization Agreement”) by and among us and WeedMaps Media, Inc., a Nevada corporation (f/k/a Weedmaps, LLC, a Nevada limited liability company) (“WeedMaps”);

ii.            Employment Agreement with Hartfield dated November 19, 2010;

iii.           Employment Agreement with Hoerling dated November 19, 2010;

iv.           Employment Agreement with Francis dated August 1, 2011;

iv.           Secured Promissory Note issued to Justin Hartfield in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2012;

v.            First Amendment to Secured Promissory Note issued to Justin Hartfield dated February 22, 2011;

vi.           Secured Promissory Note issued to Justin Hartfield in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2013;

vii.          Secured Promissory Note issued to Keith Hoerling in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2012;

viii.        First Amendment to Secured Promissory Note issued to Keith Hoerling dated February 22, 2011;

ix.           Secured Promissory Note issued to Keith Hoerling in the Principal Amount of $900,000 dated November 19, 2010 and due January 10, 2013; and

x.            Security Agreement dated November 19, 2010.

Intellectual Property

Our intellectual property portfolio is an important part of our business.  We currently own over 150 Internet domain names.  We use a combination of copyright, trade secret and other intellectual property laws, and confidentiality agreements to protect our intellectual property.  Our employees and independent contractors are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works.  Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own.  Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property.  While we believe that our product and service offerings do not infringe the intellectual property rights of any third party, we cannot assure you that we will prevail in any intellectual property dispute.  If we do not prevail in such disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of the applications determined to infringe the rights of others, and/or be forced to pay substantial royalties to a third party.

Competition

We know that there is intense competition in the internet marketing industry.  Our competition includes national search engines such as Google and Yahoo, local search engines, and traditional forms of advertising, and in each market we enter, we realize there are existing regional marketing companies performing similar services as SearchCore.

Research and Development

Research and development expenses for our most recent fiscal year ended December 31, 2011, consisted mainly of compensation and overhead of research and development activities, namely coders and developers, and third party professional developer services firms performing research and development functions, such as coding.

Programmers and testing	$240,000
Developer firms	105,000
Purchased Software	175,000
$520,000

Our Employees

We have 20 full-time employees and/or contractors working in our office, one of which is an officer, 15 of which are engaged in marketing, publishing and development, and 4 of which are engaged in administrative functions.

Organization Within the Last Five Years

SearchCore, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc.  On November 21, 2006, we changed our name to Makeup.com Limited, on January 29, 1010, we changed our name to LC Luxuries Limited, and on November 5, 2010, we changed our name to General Cannabis, Inc.  Finally, on January 6, 2012, we changed our name to SearchCore, Inc.

Item 1A.   Risk Factors.

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information, together with the other information contained in this Registration Statement before you decide to buy our common stock.  If one or more of the following events actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected.  In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We face risks in developing our products and services and eventually bringing them to market.  We also face risks that we will lose some, or all of our market share in existing businesses to competition, or we risk that our business model becomes obsolete.  The following risks are material risks that we face.  If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.  We are not and never were engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we focused on developing our finder site technology and associated business model which could then be implement in a myriad of industries.

Risk Factors Related to the Business of the Company

Because the business activities of some of our former customers was illegal under the Federal Controlled Substances Act, we may be deemed to have been aiding and abetting illegal activities through the services that we provided to those customers.  As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under United States federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal.  Our WeedMaps Media, Inc. business provided services to customers that were engaged in those illegal businesses.  As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities.  The federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.”  18 U.S.C. §2(a).

Our prior business, and specifically the advertisements we sold for activities that may be deemed to have been illegal under federal law, may be found to be in violation of this law, and the federal government could decide to bring an action against us.  As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment.  Such an action would have a material negative effect on our business and operations.

We face various risks related to our restatements.

On December 19, 2011, we announced in a current report filed with OTC Markets that management believes our acquisition of WeedMaps, LLC in November, 2010 may be more accurately reflected if it was accounted for as a reverse acquisition accompanied by a recapitalization (a capital transaction in substance) with no goodwill being recorded.  Likewise, our acquisition of Synergistic Resources, LLC in December, 2010 may be more accurately reflected if it is accounted for as a business combination using the acquisition method (fair value), where the excess of the fair value of consideration transferred is considered to be goodwill.  Following consultation with our auditors, on February 28, 2012 we restated our financial statements for the fiscal quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and for the year ended December 31, 2010.  Our restatements included a reduction to the amount allocated to the management contract intangible asset and the amortization period, the reclassification of the earn-out provision from equity to liability, and the expensing of the capitalized software costs.  See Note 25 to our Financial Statements for the years ended December 31, 2011 and 2010.  We cannot assure that there are no significant deficiencies or material weaknesses in our existing controls or that we have effective disclosure controls and procedures and internal controls over financial reporting.

We previously concluded that the net change in the fair value of the earn-out liability was immaterial to our net income and as a result did not record a change in the earn-out liability.  However, after further consideration of qualitative as well as quantitative factors, we concluded that the change in the fair value of the earn-out liability was material to our operations and as a result, we recorded a change in the earn-out liability at December 31, 2011.  The correction of this error resulted in a change in the fair value of the earn-out liability at December 31, 2011.  See Note 26 to our Financial Statements for the years ended December 31, 2011 and 2010.

The restatement of these financial statements may lead to legal and regulatory issues.  If such issues were to arise, the defense of any such issues may cause the diversion of management’s attention and resources, and may require the payment of damages if any such claims or proceedings are not resolved in our favor.  Even if resolved favorably, there could be significant expenses.  This may also affect our ability to raise capital or obtain financing.  Additionally this may result in the resignation of our auditors which may, among other things, cause a delay in the preparation of future financial statements and increase expenditures related to the retention of new auditors.  The process of retaining new auditors may limit our access to the capital markets for an extended period of time.  Moreover, the potential negative publicity focusing on the restatement and negative reactions from stockholders, creditors or others with whom business is conducted, in conjunction with or separately from, the occurrence of any of the foregoing, could harm our business and reputation and cause the price of our common stock to decline.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of operations.  We may not successfully address all of the risks and uncertainties or successfully implement our existing and new products and services.  If we fail to do so, it could materially harm our business and impair the value of our common stock, resulting in a loss to shareholders.  Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate.  We were incorporated in Nevada in 2003, and the vast majority of the business that we conducted in 2011 and 2012 was started or acquired in 2010.  Now, the vast majority of that business has been sold, and our current business generates very little revenue.  Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services.  These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, the inability to employ or retain talent, inadequate sales and marketing, and regulatory concerns.  The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce, curtail, or discontinue operations.  No assurance can be given that we can or will ever be successful in our operations and operate profitably.

If we are unable to meet our future capital needs, we may be required to reduce or curtail operations, or shut down completely.

To date we have relied on cash flow from operations and funding from a small group of individual investors, including James Pakulis, to fund operations.  We have limited cash liquidity and capital resources.  Our cash on hand as of September 30, 2012 was approximately $812,000.  For the year ended December 31, 2011, our total revenue was approximately $11.93 million, our operating income was $1.25 million, and our net income from continuing operations was approximately $816,000.  However, the business that generated that income has been sold.

Our future capital requirements will depend on many factors, including our ability to market our products successfully, cash flow from operations, locating and retaining talent, and competing market developments.  Our business model requires that we spend money (primarily on advertising and marketing) in order to generate revenue.  Based on our current financial situation we may have difficulty continuing our operations at their current level, or at all, if we do not raise additional financing in the near future.  Additionally, we would like to continue to acquire assets and operating businesses, which will likely require additional cash.  Although we currently have no specific plans or arrangements for acquisitions or financing, we intend to raise funds through private placements, public offerings or other financings.  Any equity financings would result in dilution to our then-existing stockholders.  Sources of debt financing may result in higher interest expense.  Any financing, if available, may be on unfavorable terms.  If adequate funds are not obtained, we may be required to reduce, curtail, or discontinue operations.  There is no assurance that our existing cash flow will be adequate to satisfy our existing operating expenses and capital requirements.

Because we face intense competition, we may not be able to operate profitably in our markets.

The market for the services that we offer is highly competitive. We may not have the resources, expertise or other competitive factors to compete successfully in the future. We expect to face additional competition from existing competitors and new market entrants in the future. Some of our competitors will have greater resources than we do.  As a result, these competitors may be able to:

•	develop and expand their product and service offerings more rapidly;
•	adapt to new or emerging changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. See “The Company - Competition.”

If we are unable to attract and retain key personnel, we may not be able to compete effectively in our market.

Our success will depend, in part, on our ability to attract and retain key management, including James Pakulis, but also our technical experts and sales and marketing personnel.  We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas.  In the past, we have employed management from companies that we have acquired.  Our inability to retain employees and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows.  The loss of key personnel could limit our ability to develop and market our products.

Because our officers and directors control a large percentage of our common stock, they have the ability to influence matters affecting our shareholders.

Our officers and directors beneficially own over 75% of our outstanding common stock.  As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares.  Because they control such shares, investors may find it difficult to replace our directors and management if they disagree with the way our business is being operated.  Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.  See “Principal Shareholders.”

We may not be able to effectively manage our growth and operations, which could materially and adversely affect our business.

We have, and may in the future, experience rapid growth and development in a relatively short period of time.  The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel.  We intend to utilize outsourced resources, and hire additional personnel, in order to manage our expected growth and expansion.  Failure to successfully manage our possible growth and development could have a material adverse effect on our business and the value of our common stock.

Our industry is experiencing rapid growth and consolidation that may cause us to lose key relationships and intensify competition.

The internet marketing industry is undergoing rapid growth and substantial change.  This has resulted in increasing consolidation and formation of strategic relationships.  For example, we have recently entered the tattoo industry through a management agreement.  A cancellation of our relationship with this group or any group that we form a relationship in the future may have a negative impact on the company because it could limit our advertising exposure or the number of customers that use our websites.  We make no assurance that any relationship we have established will continue.

Acquisitions or other consolidating transactions that don’t involve us could nevertheless harm us in a number of ways, including:

•
we could lose strategic relationships if our strategic partners are acquired by or enter into relationships with a competitor (which could cause us to lose access to distribution, content, technology and other resources);

•	the relationship between us and the strategic partner may deteriorate and cause an adverse effect on our business;
•	we could lose customers if competitors or users of competing technologies consolidate with our current or potential customers; and
•	our current competitors could become stronger, or new competitors could form, from consolidations.

Any of these events could put us at a competitive disadvantage, which could cause us to lose customers, revenue and market share.  Consolidation could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

We rely on the continued reliable operation of third parties’ systems and networks and, if these systems and networks fail to operate or operate poorly, our business and operating results will be harmed.

Our operations are in part dependent upon the continued reliable operation of the information systems and networks of third parties.  These include a variety of service providers including web browsers sites such as Google or MSN in which the majority of our customers locate us, internet and telephone providers or other communication providers such as for cell phone and texting.  If these third parties do not provide reliable operation, our ability to service our customers will be impaired and our business, reputation and operating results could be harmed.

The Internet and our network are subject to security risks that could harm our business and reputation and expose us to litigation or liability.

Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks.  Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability.  We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks.  Any successful attack or breach of our security could hurt consumer demand for our products and services, and expose us to consumer class action lawsuits and harm our business.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property and technology, including both internally developed technology and technology licensed from third parties.  To the extent we are able to do so, in order to protect our proprietary rights, we will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

•	our copyrights relating to our business may be challenged or invalidated;
•	registered copyrights may not provide us with any competitive advantages;
•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;
•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or
•	another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights.

We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights.  Any such litigation could be very costly and could distract our management from focusing on operating our business.  The existence and/or outcome of any such litigation could harm our business.

Interpretation of existing laws that did not originally contemplate the Internet could harm our business and operating results.

The application of existing laws governing issues such as property ownership, copyright and other intellectual property issues to the Internet is not clear.  Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies.  In many cases, the relationship of these laws to the Internet has not yet been interpreted.  New interpretations of existing laws may increase our costs, require us to change business practices or otherwise harm our business.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted, and such laws may apply to our business in ways that may harm our business.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13.  We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13.  The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate.  To provide better consumer experiences and to operate effectively, our products send information to our servers.  Many of the services we provide also require that a user provide certain information to us.  We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products.

Because we were previously service providers to companies in the medicinal cannabis industry, we had and may continue to have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we were service providers to companies in the medicinal cannabis industry.  Thus far, we have been successful in finding such policies, however it is at a cost that is higher than other businesses.  There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us.  If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Risks Related To Our Common Stock

Our common stock is listed for quotation on the OTCQX tier of the marketplace maintained by OTC Markets Group, Inc., which may make it more difficult for investors to resell their shares due to suitability requirements.

Our common stock is currently quoted on the OTCQX tier of the marketplace maintained by OTC Markets Group, Inc. Broker-dealers often decline to trade in over the counter stocks given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

If we are unable to pay the costs associated with being a public, reporting company, we may not be able to continue trading on the OTCQX and/or we may be forced to discontinue operations.

We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to continue trading on the OTCQX and/or continue as a going concern. These costs include compliance with the Sarbanes-Oxley Act of 2002, which will be difficult given the limited size of our management, and we will have to rely on outside consultants.  Accounting controls, in particular, are difficult and can be expensive to comply with.

Our ability to continue trading on the OTCQX and/or continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing.  If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, our common stock may be deleted from the OTCQX and/or we may be forced to discontinue operations.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise.  Our Board presently intends to follow a policy of retaining earnings, if any.

We have the right to issue additional common stock and preferred stock without consent of stockholders.  This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors.  Our certificate of incorporation has authorized issuance of up to 20,000,000 shares of preferred stock in the discretion of our Board.  The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further stockholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our President and Chief Executive Officer can sell some of his stock, which may have a negative effect on our stock price and ability to raise additional capital, and may make it difficult for investors to sell their stock at any price.

James Pakulis, our President and Chief Executive Officer, is the owner of 28,797,290 shares of our common stock, representing over 75% of our total issued shares.  Mr. Pakulis may be able to sell up to 1% of our outstanding stock (currently approximately 379,000 shares) every 90 days in the open market pursuant to Rule 144, which may have a negative effect on our stock price and may prevent us from obtaining additional capital.  In addition, if Mr. Pakulis is selling his stock into the open market, it may make it difficult or impossible for investors to sell their stock at any price.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Item 2.     Financial Information.

SELECTED FINANCIAL DATA

	For the Nine Months Ended	For the Years Ended December 31,
SearchCore, Inc.	September 30, 2012 (unaudited)	2011 (audited)	2010 (audited)

Statements of Operations Data:

Total revenues	$12,172,350	$11,928,932	$3,355,878
Operating income	2,860,374	1,245,226	456,517

Net income (loss)	7,948,950	(3,244,299)	350,495

Balance Sheets Data:

Cash	$812,232	$1,512,590	$1,388,574
Current assets	2,057,577	2,160,166	2,492,911
Total assets	9,096,764	8,076,380	7,639,862

Total current liabilities	7,792,172	2,891,862	1,287,023
Total liabilities	15,176,189	26,830,209	24,149,292

Total stockholders' equity (deficit)	$(6,079,425)	$(18,753,829)	$(16,509,430)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Registration Statement.  In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Registration Statement, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary Overview

We, together with our wholly owned subsidiaries, are engaged in developing, operating and monetizing vertical finder websites in numerous industries.  We currently are either in the development stage or are marketing in the recreational sports, manufactured home, and tattoo industries.  We provide services in three different sectors; media, technology and marketing.  All of our operations are conducted through our wholly-owned subsidiaries, each of which is incorporated or qualified to do business in the states in which it does so.

All of our revenue during the nine months ended September 30, 2012, and approximately 99.5% of our 2011 revenue, was generated by our then wholly-owned subsidiary, WeedMaps Media, Inc., which operated www.weedmaps.com as a finder website that aided consumers in finding medicinal cannabis dispensaries.  The dispensaries paid a fee to WeedMaps Media in order to post their dispensary information on www.weedmaps.com.

Effective on December 31, 2012, we sold WeedMaps Media, Inc.

Medicinal Cannabis Industry

Prior to the sale of our wholly-owned subsidiary, WeedMaps Media, Inc., on December 31, 2012, our first finder site, www.weedmaps.com, focused primarily on dispensaries in the medicinal cannabis industry.  We were never engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we focused on developing our finder site technology and associated business model which could then be implement in a myriad of industries.  All of our discussion in this Management’s Discussion and Analysis for the nine months ended September 30, 2012 and for the year ended December 31, 2011 relates to our WeedMaps Media, Inc. business.

Restatement

See Note 26. Current Fiscal Year Adjustment in the footnotes to our annual financial statements for information regarding our previous conclusion that the net change in the fair value of the earn-out liability, $205,000, was immaterial to our net income and as a result did not record a change in the earn-out liability.  However, after further consideration of qualitative as well as quantitative factors, we concluded that the change in the fair value of the earn-out liability was material to our operations and as a result, we recorded a change in the earn-out liability of $205,000 at December 31, 2011.  The adjustment resulted in the fair value of the earn-out liability at December 31, 2011 being recorded at $18,567,223.

Discontinued Operations of General Health Solutions, Inc.

We terminated our management agreement resulting in the closure of General Health Solutions, Inc., which constituted our entire Medical Clinic Management segment.  In February 2012, we committed to a definitive plan to terminate the management agreement and services associated with the agreement, which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations.  We were fully divested of all management responsibilities as per the management agreement by the close of the first quarter of 2012, and all operations have ceased.  For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

How We Generate Revenue

We charge our clients a fee to market their brand, product or service, place ads and to create photo and video content all of which were displayed on our finder sites.  Once a client has subscribed, we offer various packages that serve to increase their exposure and thus increase the likelihood of connecting more consumers with their brand, product or service.

Listing Revenue

We specialize in creating, operating and monetizing vertical finder sites.  We historically generated revenues from fees charge clients in which the clients advertise or list their location, products and services on one or more of our finder websites.  We recognized as revenue the fees we charge customers that advertise or list their related company on our websites.

Our listing packages typically were made up of two groups, Premium Listings and Standard Listings.  The Premium Listings typically include Gold, Silver, Bronze, Copper and Nickel listing packages.  The Standard Listings typically include Listing Plus, Listing Deluxe, and other specific listing packages.  Both Premium Listing and Standard Listing Packages were considered Listing Fee Revenue pursuant to our revenue recognition policy.

The most important distinction between Premium Listings and Standard Listing packages was typically positioning on our finder websites.  This distinction is important since whichever business appears first in an internet search results list has an increased likelihood of a website visitor clicking on that business and thus “converting” the website visitor to a potential customer.  In general, being in the top five search results on any of our finder websites for a given geographical region is deemed preferable because of the increased conversion rates (or click-through rates).  As a result, we charged a premium dollar amount so that the client was placed on those top five search results for a given region.

Typically, the distinction between the listing packages within the Premium Listing group was top five positioning.  For example, a Gold Listing appears as the first listing on a display map on any of our finder sites, first on any regional listing page, first on any ‘Featured Section’ such as a Slide Bar, and will typically have a larger distinctive icon on any map, all of which, taken together, allow for heightened visibility.  From there, a Silver Listing would be second, Bronze third and so on and so forth.  The preferred positions convert at higher click-through rates.

Standard Listing Packages were basic packages which typically allow a customer to list their brand, product or service on one of our finder sites with the capability to edit there listing.  A Standard Listing also typically allowed a customer to add photos, create a menu, and respond to customer reviews, for example.

Advertising Revenue

We generated revenues from fees we charged customers for placing ads for their related companies on our websites.  Our advertising packages can include banner ads placed on our finder sites, emails, texts, special promotions and events.  All of Advertising Packages were considered Ad Revenue pursuant to our revenue recognition policy.

Content Production Revenue

We generated revenues from photo and video production of content which is displayed on our finder websites.  We recognized as revenue the fees we charged customers for photo and video production services pursuant to which we typically created virtual tours of their establishments and products, which were then displayed on our finder websites.  All of our Content Production services were considered Content Production Revenue pursuant to our revenue recognition policy.

Three and Nine Months Ended September 30, 2012 compared to the Three and Nine Months Ended September 30, 2011

Results of Operations

Revenue

Our sales, total revenue, total operating expenses and operating income for the three and nine months ended September 30, 2012, compared to the three and nine months ended September 30, 2011, were as follows:

	Three Months Ended			Nine Months Ended
	September 30, 2012	September 30, 2011	Percent Change	September 30, 2012	September 30, 2011	Percent Change
Sales	$4,335,000	$3,587,000	21%	$12,172,000	$8,587,000	42%
Total revenue	4,335,000	3,587,000	21%	12,172,000	8,587,000	42%
Total operating expenses	3,129,000	2,711,000	15%	9,312,000	6,025,000	55%

Operating income	$1,206,000	$876,000	38%	$2,860,000	$2,562,000	12%

The increase in sales from $3.6 million for the three months ended September 30, 2011 to $4.3 million for the three months ended September 30, 2012, an increase of 21%, and the increase in sales from $8.6 million for the nine months ended September 30, 2011 to $12.2 million for the nine months ended September 30, 2012, an increase of 42%, is attributable to an increase in the revenue generated by our then subsidiary, WeedMaps Media, Inc.

The increase in revenues for the three and nine months ended September 30, 2012 is a result of an increase in the fees we charged for our listing packages, an increase in the number of customers as compared to the three and nine months ended September 30, 2011, and an increase in the number of different ‘listing packages’ we offered to our customers.

The fees we charged for listing packages, in general, had increased from the previous year primarily as a result of the increasing number of dispensaries in any given region which had the effect of bidding up the price of premium listing packages.  For example, during the nine months ended September 30, 2011 an average Gold, Silver and Bronze listing package in a given region would cost $3,500, $2,500 and $500 respectively, as compared to the nine months ended September 30, 2012 where the same listing packages in the same region would cost $10,000, $7,500 and $5,000, respectively.

During the nine months ended September 30, 2012 and during the year ended December 31, 2011, we experienced a significant growth in the number of our customers, which was attributable to an increase in the number of dispensaries that purchase our listing packages and, to a lesser extent, because we started offering our listing packages in new states such as Washington, Oregon and Michigan, in addition to our existing offerings in California and Colorado.  Below is a summary presentation of the average number of clients during each of the quarters ended September 30, 2012 and 2011, as well as those outstanding at the end of each period:

	Quarter ended
	September 30, 2012	September 30, 2011

Average number of clients	2,154	1,762
Total clients at the end of the period	2,153	1,805

Although the number of paying clients had been increasing in total, a number of our customers decided to terminate their listing packages.  The reasons for termination varied and may include typical business cycles and/or internal business decisions made by our customers as to their marketing and advertising budgets as it relates to the complex nature of the medicinal cannabis industry.  Even forced dispensary closures by municipalities or governmental agencies, which usually only result in a temporary downward sales revenue trend in that geographical area, do not have a material impact because the dispensaries often re-open nearby.  We have not been able to determine any material trends related to the terminations.

Operating Expenses

Operating Expenses – Our operating expenses as a percentage of sales experienced a slight decrease from 75.6% for the three months ended September 30, 2011, to 72.2% for the three months ended September 30, 2012, and an increase from 70.2% for the nine months ended September 30, 2011, to 76.5% for the nine months ended September 30, 2012.

The increase in operating expenses from $2.7 million for the three months ended September 30, 2011, to $3.1 million for the three months ended September 30, 2012, an increase of 15%, was attributable to our efforts to expand our operations during the three months ended September 30, 2012 as compared to the three months ended September 30, 2011.  In particular, during the quarter ended September 30, 2012, we hired technology specialists for our research and development department.  Specifically, this included the retention of additional coders, programmers and engineers whose responsibilities included, but were not limited, to developing software and additional finder sites.  In addition, we hired media related personnel for the creation of pre and post video production.  This was accompanied by increases in salaries and employee benefits, increases in professional fees which included fees for legal and accounting work as well as expenses related to our Securities and Exchange Commission filings and for fees paid to consultants related to business development, investor relations, sales contract work, and increases in general and administrative expenses primarily attributable to non-cash amortization expense associated with our recent acquisitions.

Salaries And Employee Benefits – During the three months ended September 30, 2012 and 2011, salaries and employee benefits were $1.45 million and $1.31 million, respectively.  During the nine months ended September 30, 2012 and 2011, salaries and employee benefits were $4.30 million and $3.98 million, respectively.  The increase in salaries and employee benefits during the three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2011, was primarily attributed to our increasing operations and hiring various employees which resulted in increases in associated salaries and employee benefits as well as increases in general and administrative costs.

Professional Fees – During the quarters ended September 30, 2012 and 2011, professional fees were $815,000 and $482,000, respectively, and during the nine months ended September 30, 2012 and 2011, professional fees were $2.29 million and $346,000, respectively.  This increase during the three and nine months ended September 30, 2012 as compared to 2011 was a result of spending related to accounting and legal expenses related to our SEC filings, investor relations, and sales and marketing contract work.  During the quarter ended September 30, 2012, professional fees included fees for legal and accounting work as well as for Securities and Exchange Commission filing related matters and for fees paid to consultants related to business development, investor relations, sales contract work and to support our efforts to expand our operations.

General And Administrative Expenses – During the three months ended September 30, 2012 and 2011, general and administrative expenses were $326,000 and $587,000, respectively, and during the nine months ended September 30, 2012 and 2011, general and administrative expenses were $933,000 and $972,000, respectively.  The slight change in these expenses was primarily attributable to decreases in computer and internet expenses and less spending on travel, which were offset slightly by increases in insurances costs.

Gain On Change In Fair Value Of Earn-Out Liability – During the quarter ended September 30, 2012, we recorded a non-cash gain on change in fair value of earn-out liability of $201,000 as a result of remeasuring to fair value at September 30, 2012.  The total non-cash gain on change in fair value of earn-out liability for the nine months ended September 30, 2012 was $5.25 million.

Liquidity and Capital Resources

Our cash, current assets, intangible assets, total assets, current liabilities, and total liabilities as of September 30, 2012 and December 31, 2011 were as follows:

	September 30, 2012 (unaudited)	December 31, 2011 (audited)	Percentage Change
Cash	$812,000	$1,513,000	(46.3%)
Total current assets	2,058,000	2,160,000	(4.7%)

Intangible assets:
Domain names	5,252,000	4,364,000	20.3%
Trademarks	88,000	-	-
Web software	716,000	501,000	42.9%
Goodwill	486,000	486,000	0.0%
Total intangible assets	6,542,000	5,351,000	22.3%

Total assets	9,097,000	8,076,000	12.6%

Total current liabilities	7,792,000	2,892,000	169.4%
Total long term liabilities	7,384,000	23,938,000	(69.2%)
Total liabilities	$15,176,000	$26,830,000	(43.4%)

We had a decrease in cash of $701,000, from $1.5 million at December 31, 2011 to $0.8 million at September 30, 2012.  This was primarily attributed to reducing our debt by $2.1 million.

Our intangible assets at September 30, 2012 consisted almost entirely of assets acquired in the WeedMaps Media, Inc., Revyv, LLC, and MMJMenu acquisitions as well as the domain name acquisition of www.marijuana.com, www.rodeo.com and www.karate.com.  The balance was goodwill which represented the premium paid for the acquisitions.

Our current liabilities increased by $4.9 million, from $2.9 million at December 31, 2011 to $7.8 million at September 30, 2012, primarily as a result of our purchase of our common stock.  See Note 3. Equity Transactions in the Footnotes to our financial statements herewith for more information.  Pursuant to the terms of which we purchased the shares of our common stock, as consideration we issued promissory notes in the aggregate amount of $4,875,000 of which at September 30, 2012, the outstanding balance was $4,605,000, and we further agreed to a Revenue Share Liability of up to $4,875,000 of which at September 30, 2012, the outstanding balance of the Revenue Share Liability was $4,609,000, both of which were offset by our making $2.1 million in cash payments on the notes pursuant to the WeedMaps and www.marijuana.com acquisitions and the elimination of the WeedMaps earn-outs pursuant to the terms of which we purchase shares of our common stock.  Further we had an increase in accrued liabilities arising from accrual of a $721,000 tax provision during the nine months ended September 30, 2012.  These obligations were eliminated on December 31, 2012, as part of our sale of WeedMaps Media, Inc.

Our total long-term liabilities decreased by $16.5 million, from $23.9 million at December 31, 2011 to $7.4 million at September 30, 2012, as a result of our issuing the WeedMaps earn-outs shares which reduced our earn-out liability by $9.1 million, and from our remeasuring to fair value the earn-out provisions related to the WeedMaps acquisition which further reduced our earn-out liability by $5.95 million, and from the elimination of the remaining WeedMaps earn-outs pursuant to the terms of which we purchase shares of our common stock, all of the foregoing of which was offset by an increase in our notes payable and accrued liabilities pursuant to the terms of which we purchased the shares of our common stock for which as consideration we issued promissory notes in the aggregate amount of $4,875,000 and we further agreed to a Revenue Share Liability of up to $4,875,000.  See Note 3. Equity Transactions in the Footnotes to our financial statements herewith for more information.

During the three and nine months ended September 30, 2012, we recognized a non-cash gain of $201,000 and $5.95 million, respectively, on change in fair value of earn-out liability.

Cash Requirements

We had approximately $812,000 in cash and cash equivalents as of September 30, 2012.  Our operating income for the nine months ended September 30, 2012 was $2.86 million.We had a working capital deficit of approximately $5.7 million at September 30, 2012.  During the nine months ended September 30, 2012, our principal source of liquidity was cash generated from our then current operations.

Sources and Uses of Cash

Operations

We had net cash from operating activities of $2.1 million for the nine months ended September 30, 2012, as compared to net cash from operating activities of $1.9 million for the nine months ended September 30, 2011.  For the nine months ended September 30, 2012, the net cash provided by operating activities consisted primarily of net income of $7.95 million (including discontinued operations) which included a non-cash $5.95 million gain on change in fair value of earn-outs, which was slightly offset by a $108,000 loss related to the discontinued operations of General Health Solutions, and to a lesser extent, an increase in accounts payable and accrued liabilities of $415,000, an increase in prepaid expenses and deposits of $811,000, plus non-cash amortization and depreciation expense of $138,000 and $88,000, respectively.  For the nine months ended September 30, 2011, the net cash used by operating activities consisted primarily of net income of $1.3 million (including discontinued operations), an increase in accounts payable and accrued liabilities of $97,000, a decrease in prepaid expenses and deposits of $569,000, and an increase in accounts receivable of $197,000, plus non-cash amortization and depreciation expense of $111,000 and $51,000, respectively.

Investments

We had net cash used in investing activities of $689,000 for the nine months ended September 30, 2012, as compared to $620,000 for the nine months ended September 30, 2011.  For the nine months ended September 30, 2012, the net cash used in investing activities was primarily related to purchases of furniture and computers and other equipment of $72,000, plus purchases of intangible assets of $617,000.  For the nine months ended September 30, 2011, the net cash from investment activities was primarily a result of purchases of furniture and computers and other equipment of $472,000, plus purchases of intangible assets of $149,000.

Financing

We had net cash used in financing activities of $2.1 million for the nine months ended September 30, 2012, as compared to net cash used in financing activities of $1.3 million for the nine months ended September 30, 2011.  For the nine months ended September 30, 2012, our net cash used in financing activities consisted solely of payments on note payables.  For the nine months ended September 30, 2011, our net cash used in financing activities also consisted solely of payment on notes payables.

Debt Instruments, Guarantees, and Related Covenants

We have no disclosure required by this Item.

Critical Accounting Estimates

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in our fourth fiscal quarter or more frequently if indicators of impairment exist.  The performance of the test involves a two-step process.  The first step of the impairment test involves comparing the fair value of our reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach.  If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss.  The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill.  No amortization is recorded for goodwill with indefinite useful life.  No goodwill impairment was recognized during the nine months ended September 30, 2012 and 2011, respectively.

Intangible Assets

In accordance with Goodwill and Other Intangible Assets, intangible assets that are determined not to have an indefinite useful life are subject to amortization.  We amortize intangible assets using the straight-line method over their estimated useful lives.

Impairment of Long-Lived and Intangible Assets

In accordance with Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  We assess the recoverability of the long-lived and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets.  No impairment of intangible assets was recognized during the nine months ended September 30, 2012.  No impairment of long-lived assets was recognized during the nine months ended September 30, 2011.

Contingent Consideration – Earn-outs

Contingent consideration, the earn-out provisions, which are classified as a liability, pursuant to ASC 805, are required to be remeasured to fair value at each reporting date and any changes in fair value subsequent to the acquisition date are recognized in earnings which could cause a material impact to, and volatility in, our operating results.  The primary inputs in determining the fair value of the earn-outs that are remeasured to fair value are the quoted price of the underlying shares of our common stock and the probabilities for the three different scenarios in determining the likelihood of common share payouts.  The net effect of the changes to our cash flow model as a result of remeasuring the earn-out liability to fair value was $5.95 million and, as such, a change in the fair value of the earn-out liability was recorded at September 30, 2012.  At September 30, 2012, the fair value of the earn-out liability was $36,000 as compared to $18.6 million at December 31, 2011.  See Note 3. Equity Transactions in the Footnotes to our financial statements herewith for more information on the elimination of the WeedMaps earn-outs pursuant to the terms of which we purchase shares of our common stock.

For the nine months ended September 30, 2012, we recorded a non-cash gain on change in fair value of the earn-out liability of $5.95 million.

Net Income

For the nine months ended September 30, 2012 and 2011, we had net income of $7.9 million and $1.3 million, respectively.  The net income we experience during the nine months ended September 30, 2012 was primarily attributed to the $5.95 million non-cash gain on change in fair value of the earn-our liability.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Our revenue growth was primarily a result of three acquisitions, two of which occurred in the fourth quarter of 2010 and were operated as WeedMaps Media, Inc. and General Health Solutions, Inc., and one of which occurred in the first quarter of 2011 and was operated as General Marketing Solutions, Inc.  The impact and timing of these acquisitions is referenced below.

WeedMaps, LLC

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger (the “WeedMaps Purchase Agreement”) pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability company (“WeedMaps”), pursuant to the terms of which WeedMaps, LLC was merged with and into WeedMaps Media, Inc., our wholly-owned subsidiary.  Prior to the Merger, SearchCore (formerly General Cannabis, Inc.) was deemed to be a non-operating public shell corporation with nominal net assets and WeedMaps was a private operating company with significant operations.  For accounting purposes the transaction was considered to be a reverse merger treated as a recapitalization of SearchCore where SearchCore was the surviving legal entity and the accounting acquiree, and WeedMaps was considered to be the accounting acquirer and the legal acquiree.  The assets and liabilities of WeedMaps were recorded at their historical cost with the equity structure of SearchCore.  No goodwill was recorded in the transaction.  SearchCore was deemed a continuation of the business of WeedMaps and the historical financial statements of WeedMaps became the historical financial statements of SearchCore.

See Note 22. Recapitalization in the footnotes to our annual financial statements filed herewith for a discussion regarding the elimination of the historical results of operation and our accumulated deficit including our wholly owned subsidiary, LV Luxuries Incorporated, as a result of the acquisition and the associated reverse merger accounting and recapitalization of SearchCore.

The total purchase price was $54,962,269, which pursuant to the WeedMaps Purchase Agreement consisted of i) the issuance of 16,400,000 shares of common stock to two individuals, Justin Hartfield and Keith Hoerling (“Hartfield” and “Hoerling” together as “Sellers”), which shares were issued on January 20, 2011; ii) the issuance of Secured Promissory Notes with the aggregate principal amount of $3,600,000, in the form of four $900,000 principal amount 0.35% Secured Promissory Notes, two issued to each of the Sellers, half of which matured on June 30, 2012, and half of which matured on January 10, 2013; and iii) up to an aggregate of 16,000,000 additional shares of common stock pursuant to certain Earn-out Provisions in the WeedMaps Purchase Agreement.

WeedMaps, LLC was operated as WeedMaps Media, Inc., our wholly owned subsidiary, until it was sold on December 31, 2012.

Synergistic Resources, LLC

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company.  The assets were placed into General Health Solutions, Inc., a wholly-owned subsidiary of the Company. The assets consisted primarily of the assignment of a Management Services Agreement pursuant to which we previously managed medicinal cannabis clinics.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock, and paid Fifty Thousand Dollars ($50,000) cash, to Synergistic Resources.  Also effective on December 3, 2010, we entered into an at-will employment agreement with Brent Inzer, the sole manager and member of Synergistic Resources, with compensation of Fifteen Thousand Dollars ($15,000) per month.  Mr. Inzer is no longer employed by us.

We subsequently terminated our management agreement resulting in the closure of General Health Solutions, Inc., which constituted our entire Medical Clinic Management segment.  During February 2012, we committed to a definitive plan to terminate the management agreement and services associated with the agreement, which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations.  We were fully divested of all management responsibilities as per the management agreement by the close of the first quarter of 2012, and all operations have ceased.  For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis. See Note 9. Discontinued Operations in the Notes to our annual Financial Statements for further details.

Revyv, LLC

On January 10, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which General Marketing Solutions, Inc., our wholly-owned subsidiary, acquired substantially all the assets of Revyv, LLC.  The assets consisted primarily of the intellectual property associated with the name CannabisCenters, including its website (www.cannabiscenters.com), its related physician software and patient verification system, and numerous existing contracts.  As consideration for the purchase, which closed on January 13, 2011, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv, LLC or its assigns.  Effective on January 10, 2011, we entered into an at-will employment agreement with each of James Johnson and David Johnson, each of which are members of Revyv, LLC.  The compensation due to each was $12,500 per month.  As of the quarter ending September 30, 2011, neither James Johnson nor David Johnson were employed by us.

The business of Revyv, LLC was operated as General Marketing Solutions, Inc., our wholly owned subsidiary, until the assets were sold on December 31, 2012.

Results of Operations

Revenue

Our sales, total revenue, total operating expenses and operating income for the twelve months ended December 31, 2011, compared to the twelve months ended December 31, 2010, were as follows:

	Year ended December 31, 2011	Year ended December 31, 2010	Percentage Change

Sales	$11,928,932	$3,355,878	255%
Total revenue	11,928,932	3,355,878	255%
Total operating expenses	10,683,706	2,899,361	268%

Operating income	$1,245,226	$456,517	173%

The increase in sales from $3.3 million for the twelve months ended December 31, 2010 to $11.9 million for the twelve months ended December 31, 2011, an increase of 255% was almost exclusively attributable to a significant increase in the revenue generated by our then subsidiary, WeedMaps Media, Inc.

WeedMaps Media, Inc., which operated www.weedmaps.com and which was our first finder site and which was a service provider to the medicinal-cannabis industry, had revenues of $11.87 million and $3.36 million for the twelve months ended December 31, 2011 and 2010, respectively.  The increase in revenues was a result of an increase in the fees we charged for our listing packages, an increase in the number of customers as compared to the previous year, and an increase in the number of ‘listing packages’ we offered to our customers.

The fees we charged for listing packages, in general, had increased from the previous year primarily as a result of the increasing number of customers in any given region which had the effect of bidding up the price of premium listing packages.  For example, during the year ended December 31, 2010 an average Gold, Silver and Bronze listing package in a given region would cost $3,500, $2,500 and $500 respectively, as compared to the during the year ended December 31, 2011 for the same listing packages in the same region an average Gold, Silver and Bronze listing package would cost $10,000, $7,500 and $5,000, respectively.

During the year ended December 31, 2011, we experienced a significant growth in the number of our customers which was attributable to an increase in the number of dispensaries that purchased our listing package and, to a lesser extent, because we started offering our listing packages in Washington, Oregon and Michigan states in addition to our existing offerings in California and Colorado.  Below is a summary presentation of the average number of clients during each of the years ended December 31, 2011 and 2010, as well as those outstanding at the end of each period:

	Year ended December 31, 2011	Year ended December 31, 2010

Average number of clients	1,559	573
Total clients at the end of the period	1,827	930

Although the number of paying clients had been increasing in total, there had also been a number of our customers which chose to terminate their listing packages.  The reasons why our customers chose to terminate varied and may include typical business cycles, internal business decisions made by our customers as to their marketing and advertising budgets as it relates to the complex nature of the medicinal cannabis industry.  Even forced dispensary closures by municipalities or governmental agencies, which usually only resulted in a temporary downward sales revenue trend in that geographical area, did not have a material impact because the dispensaries often re-open nearby.  We have not been able to determine any material trends related to the terminations.

During the year ended December 31, 2011 we increased the number of listing packages we offered to our customers as compared to the year ended December 31, 2010.

Listing Revenue - For the year ended December 31, 2011, we generated $6.38 million from Premium Listing packages and $4.09 million from Standard Listing packages as compared to the year ended December 31, 2010 during which we generated $1.60 million from Premium Listing packages and $1.75 million from Standard Listing packages.

Advertising Revenue - For the year ended December 31, 2011, we generated $1.3 million in advertising as compared to the year ended December 31, 2010 during which we generated approximately $10,000 in advertising revenue.

Content Production - For the year ended December 31, 2011, we generated $101,000 in content production as compared to the year ended December 31, 2010 during which we did not generate any revenues from content production.

Operating Expenses

Operating Expenses – Our operating expenses as a percentage of sales experienced a slight increase from 86% for the twelve months ended December 31, 2010, to 90% for the twelve months ended December 31, 2011.  The increase in operating expenses from $2.9 million for the twelve months ended December 31, 2010 to $10.7 million for the twelve months ended December 31, 2011, an increase of 268%, was attributable to our efforts to expand our support operations during the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.  In particular, during the year ended December 31, 2011, we hired technology specialists for our research and development department.  Specifically, this included the retention of additional coders, programmers and engineers whose responsibilities included, but were not limited, to developing software and additional finder sites.  In addition, we hired media related personnel for the creation of pre and post video production.  This was accompanied by increases in salaries and employee benefits, increases in professional fees which included fees for legal and accounting work as well as expenses related to our Securities and Exchange Commission filings and for fees paid to consultants related to business development, investor relations, sales contract work, increases in general and administrative expenses primarily attributable to non-cash amortization expense associated with our recent acquisitions, and expenses associated with moving into our new offices and the associated leasehold improvements and purchases of office furniture and equipment.

Salaries And Employee Benefits – During the years ended December 31, 2011 and December 31, 2010, salaries and employee benefits were $5.1 million and $1.2 million, respectively.  The significant increase in salaries and employee benefits during the year ended December 31, 2011 as compared to the year ended December 31, 2010, was primarily attributed to our substantially increasing our operations and hiring various employees which resulted in increases in associated salaries and employee benefits as well as increases in general and administrative costs.

Professional Fees – During the years ended December 31, 2011 and December 31, 2010, professional fees were $2.3 million and $873,000, respectively.  The significant increase in professional fees included fees for legal and accounting work as well as our year end audit for the years ending December 31, 2011 and December 31, 2010, for Securities and Exchange filing related matters and for fees paid to consultants related to business development, investor relations, sales contract work and to support our efforts to expand our operations during the year ended December 31, 2011.

General And Administrative Expenses – During the years ended December 31, 2011 and December 31, 2010, general and administrative expenses were $1.3 million and $422,000, respectively.  The increase in general and administrative expenses was primarily attributable to significant increases in advertising and marketing expense during the year ended December 31, 2011 as compared to the year ended December 31, 2010.  Advertising expense during the years ended December 31, 2011 and December 31, 2010, were $714,000 and $216,000, respectively.

Loss On Change In Fair Value Of Earn-Out Liability – During the year ended December 31, 2011, we recorded a non-cash loss on change in fair value of earn-out liability of $205,000 as a result of remeasuring to fair value at December 31, 2011.

Liquidity and Capital Resources

Our cash, current assets, intangible assets, total assets, current liabilities, and total liabilities as of December 31, 2011 and December 31, 2010 were as follows:

	December 31, 2011 (audited)	December 31, 2010 (audited)	Percentage Change

Cash	$1,512,590	$1,388,574	9%
Total current assets	2,160,166	2,492,911	-13%

Intangible assets:
Domain names	4,364,119	9,076	47984%
Web software	501,343	0	-
Goodwill	486,403	0	-
Total intangible assets	5,351,865	4,165,911	28%

Total assets	8,076,380	7,639,862	6%

Total current liabilities	2,891,862	1,287,023	125%
Total long term liabilities	23,938,347	22,862,269	5%
Total liabilities	$26,830,209	$24,149,292	11%

We had an increase in cash from $1.3 million at December 31, 2010 to $1.5 million at December 31, 2011, an increase of $124,000.

Our intangible assets at December 31, 2011 consist almost entirely of assets acquired in the WeedMaps and Revyv acquisitions as well as the domain name acquisition of www.marijuana.com. The balance was goodwill which represented the premium paid for the acquisitions.

Our current liabilities increased from $1.2 million at December 31, 2010 to $2.9 million at December 31, 2011, an increase of $1.6 million and is as a result of the reclassification of the current portion of the note payable to the Sellers of WeedMaps of $1.1 million from a long term liability, the $700,000 current portion of the note payable related to the acquisition of the domain name www.marijuana.com, an increase in accrued liabilities arising from non-cash accrual of a $361,000 tax provision during the year ended December 31, 2011 all of which was partially offset by a decrease arising from the termination of the three-year Consulting Agreement entered into by us and Douglas Francis, our President.  See Note 5 Other Current Assets in the footnotes to our annual financial statements for information regarding the Employment Agreement entered into by Mr. Francis and us contemporaneously with the Termination Agreement.

Our total long term liabilities increased from $22.8 million at December 31, 2010 to $23.9 million at December 31, 2011, an increase of $1,076,000 and is primarily as a result of a increase in long term note payable of $3.4 million related to the acquisition of the domain name www.marijuana.com and a non-cash increase in the fair value of the earn-out liability which were partially offset by payments we made on notes payables to related parties and the termination of the three-year Consulting Agreement entered into by us and Douglas Francis, our President.  See Note 5. Other Current Assets in the Footnotes to our annual Financial Statements for information regarding the Employment Agreement entered into by Mr. Francis and us contemporaneously with the Termination Agreement.

Cash Requirements

We had approximately $1.5 million in cash and cash equivalents as of December 31, 2011.  Our operating income for the year ended December 31, 2011 was $1.25 million.  We had a working capital deficit of approximately $0.7 million at December 31, 2011.  During the year ended December 31, 2011, our principal source of liquidity was cash generated from our current operations.

Sources and Uses of Cash

Operations

We had net cash from operating activities of $1.74 million for the year ended December 31, 2011, as compared to $1.37 million for the year ended December 31, 2010.  For the year ended December 31, 2011, the net cash provided by operating activities consisted primarily of net loss of $3.2 million (including discontinued operations) which was offset by a $4.1 million non-cash loss on abandonment related to the discontinued operations of General Health Solutions and the associated impairment of the management contract and goodwill and a non-cash $205,000 increase in the fair value of the earn-out liability, and to a lesser extent, an increase in accounts payable and accrued liabilities of $12,000, an increase in prepaid expenses and deposits of $673,000, plus non-cash amortization and depreciation expense of $285,000 and 71,000, respectively.  For the year ended December 31, 2010, the net cash provided by operating activities consisted primarily of net income (including discontinued operations) of $350,000, an increase in accounts payable and accrued liabilities of $62,000, a increase in prepaid expenses and deposits of $879,000, plus non-cash depreciation expense of $115,000.

Investments

We had net cash used in investing activities of $943,000 for the year ended December 31, 2011, as compared to $540,000 for the year ended December 31, 2010.  For the year ended December 31, 2011, the net cash used in investing activities was primarily related to purchases of furniture and computers and other equipment of $454,000, plus purchases of intangible assets of $489,000.  For the year ended December 31, 2010, the net cash from investment activities was primarily a result of purchases of furniture and computers and other equipment of $212,000, plus purchases of intangible assets of $328,000.

Financing

We had net cash used in financing activities of $670,000 for the year ended December 31, 2011, as compared to net cash from financing activities of $542,000 for the year ended December 31, 2010.  For the year ended December 31, 2011, our net cash used in financing activities consisted solely of payments on note payable to related parties.  For the year ended December 31, 2010, our net cash from financing activities consisted of $1.65 million in proceeds from the issuance of shares of our common stock which was partially offset by payments on notes payable of $1.1 million.

Debt Instruments, Guarantees, and Related Covenants

We have no disclosure required by this Item.

Critical Accounting Estimates

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in our fourth fiscal quarter or more frequently if indicators of impairment exist.  The performance of the test involves a two-step process.  The first step of the impairment test involves comparing the fair value of our reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach.  If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss.  The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill.  No amortization is recorded for goodwill with indefinite useful life.  Goodwill impairment of $2,718,538 and zero was recognized during the twelve months ended December 31, 2011 and 2010, respectively. See Note 9. Discontinued Operations in the notes to our annual financial statements for information regarding the goodwill impairment during the year ended December 31, 2011.

Intangible Assets

In accordance with Goodwill and Other Intangible Assets, intangible assets that are determined not to have an indefinite useful life are subject to amortization.  The Company amortizes intangible assets using the straight-line method over their estimated useful lives.

Impairment of Long-Lived and Intangible Assets

In accordance with Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  The Company assesses the recoverability of the long-lived and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets.  Impairment of intangible assets related to General Health Solutions, Inc. being recorded as discontinued operations of $1,438,297 was recognized during the twelve months ended December 31, 2011.  No impairment of long-lived assets was recognized during the twelve months ended December 31, 2010.  See Note 9. Discontinued Operations in the notes to our financial statements for information regarding the intangible asset impairment during the year ended December 31, 2011.

Contingent Consideration – Earn-outs

Contingent consideration, the earn-out provisions, which are classified as a liability, pursuant to ASC 805, are required to be remeasured to fair value at each reporting date and any changes in fair value subsequent to the acquisition date are recognized in earnings which could cause a material impact to, and volatility in, our operating results.  The primary inputs in determining the fair value of the earn-outs that are remeasured to fair value are the quoted price of the underlying shares of our common stock and the probabilities for the three different scenarios in determining the likelihood of common share payouts.  The net effect of the changes to our cash flow model as a result of remeasuring the earn-out liability to fair value was $205,000 and as such, a change in the fair value of the earn-out liability was recorded at December 31, 2011.  At December 31, 2011, the fair value of the earn-out liability was $18,567,223.  At December 31, 2011, we recorded a loss on change in fair value of the earn-out liability of $205,000.

Net Income

For the years ended December 31, 2011 and 2010, we had a net loss of $3.2 million and net income of approximately $350,000, respectively.  The net loss we experienced during the year ended December 31, 2011 is primarily attributed to the $4.1 million non-cash loss on abandonment related to the discontinued operations of General Health Solutions and the associated impairment of the management contract and goodwill.  Net income during the year ended December 31, 2010 was primarily attributed to our efforts to expand our operations during the year ended December 31, 2010 and the associated growth that we experienced which resulted in significant increases in our operating expenses.

Item 3.   Properties.

Our executive offices are located in Lake Forest, California, at 26497 Rancho Parkway South, Lake Forest, CA 92630.  Our office space is approximately 7,000 square feet pursuant to a month-to-month sublease from one of our employees, Brad Nelms.  The lease is at a rate of $8,000 per month.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of the date of this Registration Statement, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director; (ii) each person who owns beneficially more than 10% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Common Stock	James Pakulis (3)(4)	28,797,290	75.9%

Common Stock	Munjit Johal (3)	50,000	<1%

Common Stock	All Directors and Officers As a Group (2 persons)	28,847,290	76.0%

(1)	Unless indicated otherwise, the address of the shareholder is c/o SearchCore, Inc., 26497 Rancho Parkway South, Lake Forest, CA 92630.

(2)
Unless otherwise indicated, based on 37,967,967 shares of common stock issued and outstanding.  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(3)	Indicates one of our officers or directors.

(4)
28,782,290 of the shares held by Mr. Pakulis are held of record by R.H. Daignault Law Corporation, In Trust, pursuant to an escrow agreement between them and the parties who assigned certain debts to Pakulis prior to its conversion into the shares.  Mr. Pakulis maintains investment control, including the power of disposition and voting, over the shares.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act.  There are no classes of stock other than common stock issued or outstanding.  We do not have an investment advisor.

There are no current arrangements which will result in a change in control.

Item 5.   Directors and Executive Officers.

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with us held by each person, and the date such person became a director or executive officer.  Our executive officers are elected annually by the Board of Directors.  The directors serve one-year terms until their successors are elected.  The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.  Family relationships among any of the directors and officers are described below.

Name	Age	Position

James Pakulis	49	Chairman of the Board of Directors and Chief Executive Officer

Munjit Johal	57	Chief Financial Officer, Secretary, Treasurer, and Director

James Pakulis, age 49, has been one of our directors since August 2010, our Chief Executive Officer since November 2010, and our Chairman of the Board since January 2011.  He served as our Chairman of the Board, President and COO from August 2010 to November 2010.  Mr. Pakulis was an advisor to Synergistic Resources, LLC from January 2010 until the time of our acquisition of its assets in December 2010.  Mr. Pakulis was made a director at the time of his acquisition of control of the company in August 2010.

Mr. Pakulis has three decades of experience working with entrepreneurial companies in a variety of emerging and high-growth sectors including internet, finance, real estate, and health care.  He has extensive experience in all aspects of corporate management for both public and private enterprises, including strategy development and execution, operations, mergers and acquisitions, real estate transactions, finance/accounting, legal and human resources.  Mr. Pakulis is a skilled leader, negotiator and consensus builder.

Mr. Pakulis has played a key leadership role for us in both defining strategy and guiding operational execution.  He was instrumental in building our highly successful medicinal cannabis finders website, which became the largest in the industry before it was sold in late 2012.  Leveraging the technology platform, sales team and  marketing services expertise from that initial finder site, Mr. Pakulis has successfully transitioned SearchCore into a diversified internet marketing services company through the acquisition and integration of a portfolio of premium domain names in attractive verticals including recreational sports, manufactured homes, rodeo, karate and tattoo.

Prior to joining SearchCore, Mr. Pakulis was an advisor to Synergistic Resources, LLC, an outsourced healthcare clinic management company whose  assets we acquired in December 2010.  In this role, Mr. Pakulis was responsible for defining Synergistic Resources’ business expansion strategy and plans.  He also oversaw the reorganization of its customer service department and upgraded its accounting and legal functions.

From 2003 to 2009, Mr. Pakulis was President of Pacific West Funding Corporation, a real estate financing firm headquartered in Utah, where he oversaw operations, finance, accounting, legal and compliance.  He also structured non-residential real estate transactions and sourced financing for real estate development projects.

From 1990 to 1995, Mr. Pakulis played a key role in corporate development and business expansion for CliniCorp, a publicly traded company, providing outsourced clinic management and operations services to healthcare clinics.  During his tenure at CliniCorp, he was involved in a number of acquisitions that drove the firm’s successful expansion in California, New Mexico, Colorado and Arizona.  Mr. Pakulis was also instrumental in managing CliniCorp’s transition from a fee for service to a managed health care model.

Mr. Pakulis received his BA degree in English from the Ohio State University in 1987.

Munjit Johal, age 57, has been a director and our Chief Financial Officer since October 20, 2006.  Additionally, Mr. Johal serves as the Controller of High Tower Capital, Inc., where he has served since January 2007.  Prior to that, Mr. Johal was the Chief Financial Officer of Secured Diversified Investment, Ltd from 2002 to January 2009 and Davi Skin, Inc. from March 2007 to May 2010.  Since 1990, Mr. Johal has served as a financial officer of various companies including Pacific Heritage Bank as Executive Vice President.  From 1981 to 1987 Mr. Johal was a Senior Analytical Manager for Office of Thrift Supervision, Department of the Treasury (formerly Federal Home Loan Bank Board, the 11th District).  Mr. Johal oversaw a staff of seventeen people and was responsible for, among other things, monitoring banking activities and enforcement actions for lending institutions and holding companies valued at $500 million or less.  Mr. Johal’s skill set at researching, reviewing, analyzing, managing and overseeing entities from a financial prospective has provided SearchCore (formerly General Cannabis, Inc.) with valuable direction and guidance as it relates to our reporting procedures.  Mr. Johal’s extensive financial expertise has also played a material role in providing management and the Board of Directors of SearchCore with sound financial counsel as it relates to analyzing potential acquisition targets.   In addition, Mr. Johal’s regulatory experience and other prior experience with public companies and banks as a compliance officer, in addition to being a CFO, is beneficial to the company with respect to internal controls, disclosures, and complying with necessary regulatory requirements.

In total, Mr. Johal has over 28 years of broad experience in banking, accounting, finance, and management in the private and public sector.  Mr. Johal earned his MBA from the University of San Francisco in 1980.  He received his BS degree in History from the University of California, Los Angeles, in 1978.

Family Relationships

There are no family relationships among any of our officers, directors, or greater-than-10% shareholders.

Item 6.   Executive Compensation.

We currently have a written employment agreement with James Pakulis.  All of our executives are at-will employees or consultants whose compensation is set forth in the Summary Compensation Table below.

On August 1, 2011, we entered into an at-will Employment Agreement with James Pakulis, our Chief Executive Officer and Chairman of our Board of Directors.  Mr. Pakulis’ employment is effective as of August 1, 2011.  Under the terms of the agreement, his compensation is thirty thousand dollars ($30,000) per month.  In the event of termination of the agreement for a reason other than for cause, Mr. Pakulis will be entitled to severance equal to eighteen (18) months of compensation.  In 2012, Mr. Pakulis was paid a bonus of $325,000.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, President, and Chief Financial Officer for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

James Pakulis (1)	2011	360,000	-0-	-0-	-0-	-0-	-0-	-0-	360,000
CEO	2010	30,000	-0-	-0-	-0-	-0-	-0-	-0-	30,000
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Douglas Francis (2)	2011	360,000	518,000	-0-	-0-	-0-	-0-	150,000	1,028,000
President	2010	30,000	-0-	-0-	-0-	-0-	-0-	-0-	30,000
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Munjit Johal (3)	2011	48,000	-0-	-0-	-0-	-0-	-0-	-0-	48,000
CFO	2010	4,000	-0-	-0-	-0-	-0-	-0-	-0-	4,000
	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Pakulis' annual salary, beginning in December 2010, is $360,000.

(2)
Mr. Francis' annual consulting compensation, beginning in December 2010, was $360,000.  Effective August 1, 2011, he entered into an employment agreement and his consulting agreement was terminated.  During 2011 and prior to Termination of the Consulting Agreement on August 1, 2011, Mr. Francis received a total of $150,000 in payments pursuant to the Consulting Agreement.  Mr. Francis is no longer entitled to the $1,800,000 as a result of the Termination of the Consulting Agreement.  During the year ended December 31, 2011, we awarded a discretionary bonus to Mr. Francis’s in the amount of $518,000 which was based on his critical role in identifying, negotiating and completing key acquisitions, materially increasing corporate revenue, and overseeing the expansion of our core branding in the marketplace.

(3)	Mr. Johal's receives $4,000 per month, beginning in December 2010, for his services as Chief Financial Officer. At December 31, 2010 the $4,000 represents accrued amounts due to Mr. Johal.

Director Compensation

For the years ended December 31, 2011 and 2010, none of the members of our Board of Directors received compensation for his or her service as a director.  We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

Outstanding Equity Awards at Fiscal Year-End

We do not currently have a stock option or grant plan.

Item 7.   Certain Relationships and Related Transactions.

We currently have a written employment agreement with James Pakulis.  All of our executives are at-will employees or consultants whose compensation is set forth in the Summary Compensation Table below.

On August 1, 2011, we entered into an at-will Employment Agreement with James Pakulis, our Chief Executive Officer and Chairman of our Board of Directors.  Mr. Pakulis’ employment is effective as of August 1, 2011.  Under the terms of the agreement, his compensation is thirty thousand dollars ($30,000) per month.  In the event of termination of the agreement for a reason other than for cause, Mr. Pakulis will be entitled to severance equal to eighteen (18) months of compensation.

On November 23, 2010, we sold an aggregate of 825,000 shares of our common stock, restricted in accordance with Rule 144 and containing an appropriate restrictive legend, to four shareholders at a purchase price of $2.00 per share, for aggregate cash consideration of $1,650,000.  One of the four shareholders was James Pakulis, our Chief Executive Officer and a member of our Board of Directors, who purchased 150,000 shares for aggregate cash consideration of $300,000.

On August 18, 2010, a total of $1,609,704 in our convertible debt was assigned by various parties to James Pakulis.  On that same date, Mr. Pakulis converted the debt into an aggregate of 53,656,814 shares of our common stock, representing (as of October 29, 2010) 84.5% of our issued and outstanding common stock, which were issued on August 24, 2010.  Mr. Pakulis subsequently sold one-half (1/2) of the shares to Douglas Francis, another of our officers and directors.  Also on August 18, 2010, James Pakulis purchased 5,000,000 shares of our common stock from a former affiliate shareholder, representing (as of October 29, 2010) 7.8% of our issued and outstanding common stock.  The shares held by Mr. Pakulis and Mr. Francis are held of record by R.H. Daignault Law Corporation, In Trust, pursuant to an escrow agreement between them and the parties who assigned the debts to Pakulis prior to its conversion into the shares.

Item 8.   Legal Proceedings.

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions.  The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.  However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

Item 9.   Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Holders

As of January 14, 2013, there were 55 holders of record of our common stock.

Market Information

Our common stock is quoted on the OTCQX tier of the marketplace maintained by OTC Markets Group, Inc. under the symbol “SRER.”  Our stock has traded there since July 26, 2011, and traded prior to that on the Pink Sheets marketplace maintained by OTC Markets Group, Inc.  Our common stock trades on a limited or sporadic basis and should not be deemed to constitute an established public trading market.  There is no assurance that there will be liquidity in the common stock.

The following table sets forth the high and low transaction price for each quarter within the fiscal years ended December 31, 2012, 2011, and 2010, as provided by OTC Markets Group, Inc.  The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

Fiscal Year Ended		Transaction Prices
December 31,	Period	High	Low

2010	First Quarter	$0.015	$0.015
	Second Quarter	$0.00	$0.00
	Third Quarter	$5.60	$0.02
	Fourth Quarter	$4.70	$3.51

2011	First Quarter	$4.48	$1.53
	Second Quarter	$4.90	$2.75
	Third Quarter	$3.40	$1.50
	Fourth Quarter	$2.18	$1.15

2012	First Quarter	$1.55	$0.515
	Second Quarter	$1.01	$0.385
	Third Quarter	$0.90	$0.25
	Fourth Quarter	$0.89	$0.30

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Securities Eligible for Resale

Rule 144.  Under Rule 144, as recently amended by the SEC, all shares held by non-affiliates that have been issued and outstanding for more than six months are presently eligible for resale and commencing upon the effective date of this registration statement.  Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it might otherwise be.  If an active, stable and sustained trading market does not develop, the market price for our shares will decline and such declines are likely to be permanent.

Options and Warrants

We have no options outstanding on the date of this Registration Statement.  We have warrants outstanding to purchase 250,000 shares of our common stock at $4.00 per share.

Dividend Policy

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future.  We intend to apply our earnings, if any, in expanding our operations and related activities.  The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

Item 10.  Recent Sales of Unregistered Securities.

On November 5, 2012, we issued Two Hundred Fifty Thousand (250,000) shares of our common stock, restricted in accordance with Rule 144, to one shareholder for services rendered from July 1, 2012 through September 30, 2012.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was sophisticated, and there was no solicitation in connection with the offering and sale.

On August 20, 2012, we approved the issuance of Twenty Thousand (20,000) shares of our common stock, restricted in accordance with Rule 144, to each member of our Board of Directors, namely James Pakulis, Bonnie Goldstein, and Munjit Johal, for services rendered from August 2010 through August 2012.  The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholders were accredited, and there was no solicitation in connection with the offering and sale.

On December 19, 2011, we entered into a Reorganization and Asset Purchase Agreement pursuant to which we acquired substantially all the assets of MMJMenu, LLC, an unrelated Colorado limited liability company.  As consideration for the purchase, we issued an aggregate of Two Hundred Thousand (200,000) shares of our common stock to MMJMenu, LLC.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision, and there was no solicitation.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On January 10, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  As consideration for the purchase, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision, and there was no solicitation.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On December 15, 2010, we issued Twenty Five Thousand (25,000) shares of common stock, restricted in accordance with Rule 144, to The Lebrecht Group, APLC, our legal counsel, in exchange for services rendered.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision, and there was no solicitation.

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock to Synergistic Resources.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision, and there was no solicitation.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On November 23, 2010, we sold an aggregate of 825,000 shares of our common stock, restricted in accordance with Rule 144 and containing an appropriate restrictive legend, to four shareholders at a purchase price of $2.00 per share, for aggregate cash consideration of $1,650,000.  One of the four shareholders was James Pakulis, our Chief Executive Officer and a member of our Board of Directors, who purchased 150,000 shares for aggregate cash consideration of $300,000.  The issuances were exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, each investor was accredited, and there was no solicitation.

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability company.  As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling.  Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the purchase agreement.  Each of the issuances was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each of the investors was accredited and had access to information necessary to make an investment decision, and there was no solicitation.  The shares were all restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On October 5, 2010, pursuant to the terms of a marketing services agreement of the same date, we issued four-year warrants to acquire 250,000 shares of our common stock at $4.00 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each of the investors was accredited and had access to information necessary to make an investment decision, and there was no solicitation.

On August 18, 2010, we issued 53,656,814 shares of our common stock to James Pakulis, one of our officers and directors, in exchange for the cancellation of $1,609,704 in convertible debt at $0.03 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, Mr. Pakulis was accredited and had access to information necessary to make an investment decision, and there was no solicitation.  Mr. Pakulis subsequently sold one-half (1/2) of the shares to Douglas Francis, another of our officers and directors in a private sale exempt from registration pursuant to the “Section 4(1 1/2)” exemption.

Item 11.  Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001.  As of the date of this Registration Statement, there are 37,967,967 shares of our common stock issued and outstanding, and no shares of preferred stock issued or outstanding.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock.  We are authorized to issue 20,000,000 shares of preferred stock.  The rights, privileges, and preferences of our preferred stock can be set by our Board of Directors without further shareholder approval.  We have not authorized or established any series’ of preferred stock, and none are anticipated.  There are no shares of preferred stock issued or outstanding.  The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Dividend Policy.  We have not declared or paid a cash dividend on our capital stock in our last two fiscal years and we do not expect to pay cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Options, Warrants and Convertible Securities.  Pursuant to the terms of a marketing services agreement with Crystal Research Associated, LLC dated October 5, 2010, we issued four-year warrants to acquire 250,000 shares of our common stock at $4.00 per share.  Crystal Research will perform traditional investor relations services for us, including public dissemination of our financial and other information, as well as the preparation of a research report and up to four quarterly updates.

Item 12.  Indemnification of Directors and Officers.

Article V of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

Article VI of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Our bylaws do not further address indemnification, and there are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 13.  Financial Statements and Supplementary Data.

The financial statements and supplementary data listed in Item 15, below, are included with this Registration Statement.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Mendoza Berger & Company, LLP

On approximately June 1, 2010, Mendoza Berger & Company, LLP, our independent accountants previously engaged as the principal accountants to audit our financial statements, were dismissed as our independent accountants.  The decision to change independent accountants was approved by our Board of Directors and did not arise out of any dispute or disagreement with Mendoza Berger & Company, LLP.

Mendoza Berger & Company, LLP audited our financial statements, including our balance sheet as of December 31, 2008 and 2007 and our related statements of operations, changes in stockholders’ equity, and statements of cash flows for the two years then ended, which were filed with our Annual Report on Form 10K with the Commission on April 1, 2009.  The audit report of Mendoza Berger & Company, LLP on our financial statements for the period stated above (the “Mendoza Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, but it did indicate conditions which raised substantial doubt about our ability to continue as a going concern.  During the Mendoza Audit Period, and through their termination, there were no disagreements with Mendoza Berger & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

We have provided a copy of this disclosure to Mendoza Berger & Company, LLP and requested that the former accountants furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by us, and, if not, stating the respects in which they do not agree.  A copy of the letter from Mendoza Berger & Company, LLP to the Securities and Exchange Commission stating that they agree with the statements made by us is attached hereto as Exhibit 16.1.

Dale Matheson Carr-Hilton Labonte, LLP

On June 1, 2010, we engaged Dale Matheson Carr-Hilton Labonte, LLP, Chartered Accountants, as our independent public accountant for all our audit work going forward, starting with the fiscal year ended December 31, 2009.

During the two most recent fiscal years, or any subsequent interim period, prior to engaging Dale Matheson Carr-Hilton Labonte, LLP neither we nor anyone acting on our behalf consulted with Dale Matheson Carr-Hilton Labonte, LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or (ii) the type of audit opinion that might be rendered on our financial statements where either written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue, or (iii) any matter that was the subject of a disagreement with our former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its audit report.

Dale Matheson Carr-Hilton Labonte, LLP audited our financial statements, including our balance sheet as of December 31, 2009 and our related statements of operations, changes in stockholders’ equity, and statements of cash flows for the year then ended.  The audit report of Dale Matheson Carr-Hilton Labonte, LLP on our financial statements for the period stated above (the “DMCL Audit Period”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, but it did indicate conditions which raised substantial doubt about our ability to continue as a going concern.  During the DMCL Audit Period, and through their termination, there were no disagreements with Dale Matheson Carr-Hilton Labonte, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

We have provided a copy of this disclosure to Dale Matheson Carr-Hilton Labonte, LLP and requested that the former accountants furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by us, and, if not, stating the respects in which they do not agree.  A copy of the letter from Dale Matheson Carr-Hilton Labonte, LLP to the Securities and Exchange Commission stating that they agree with the statements made by us is attached hereto as Exhibit 16.2.

Tarvaran, Askelson & Company LLP

On approximately October 1, 2010, Dale Matheson Carr-Hilton Labonte, LLP, was dismissed as our independent accountants. The decision to change independent accountants was approved by our Board of Directors and did not arise out of any dispute or disagreement with Dale Matheson Carr-Hilton Labonte, LLP.

On October 1, 2010, we engaged Tarvaran, Askelson & Company LLP, Certified Public Accountants, as our independent certified public accountant for all our audit work going forward, starting with the fiscal years ended December 31, 2010 and 2009.

During the two most recent fiscal years, or any subsequent interim period prior to engaging Tarvaran, Askelson & Company LLP neither we nor anyone acting on our behalf consulted with Tarvaran, Askelson & Company LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or (ii) the type of audit opinion that might be rendered on our financial statements where either written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue, or (iii) any matter that was the subject of a disagreement with our former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its audit report.

Item 15.  Financial Statements and Exhibits.

List of Financial Statements

Consolidated Balance Sheets as of September 30, 2012 (unaudited) and December 31, 2011 (audited)	F-1
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2012 and 2011	F-2
Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2012 and 2011	F-3
Consolidated Statements of Stockholders’ Equity (Deficit) for the Nine Months Ended September 30, 2012 (unaudited) and the Years Ended December 31, 2011 and 2010 (audited)	F-4
Notes to Financial Statements	F-5 to F-32

Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-44
Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010	F-35
Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	F-36
Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2011 and 2010	F-37
Notes to Financial Statements	F-38 to F-68

51

SEARCHCORE, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$812,232	$1,512,590
Accounts receivable	127,671	206,091
Inventory	—	9,830
Other current assets	966,667	379,860
Current assets - discontinued operations	151,007	51,795
TOTAL CURRENT ASSETS	$2,057,577	$2,160,166

Property and equipment, net	414,679	430,041
Intangible assets:
Domain names	1,008,572	114,119
Domain name - Marijuana.com, net	4,243,754	4,250,000
Trademarks	87,832	—
Web software, net	715,615	501,343
Goodwill	486,403	486,403
Other assets	82,332	82,332
Other assets - discontinued operations	—	51,976

TOTAL ASSETS	$9,096,764	$8,076,380

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$87,219	$50,632
Accrued liabilities	4,186,961	759,312
Notes payable	733,901	708,901
Notes payable - related party	2,659,091	1,130,000
Current liabilities - discontinued operations	125,000	243,017
TOTAL CURRENT LIABILITIES	$7,792,172	$2,891,862

LONG TERM LIABILITIES

Other accrued liabilities	2,067,001	155,025
Notes payable	3,334,756	3,416,099
Notes payable - related party	1,945,834	1,800,000
Earn-out provisions	36,426	18,567,223

TOTAL LONG TERM LIABILITIES	7,384,017	23,938,347

TOTAL LIABILITIES	$15,176,189	$26,830,209

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, $0.001 par value: 20,000,000 shares authorized;
zero shares issued and outstanding at September 30, 2012;
zero shares issued and outstanding at December 31, 2011;	—	—
Common stock, $0.001 par value: 200,000,000 shares authorized;
89,340,256 shares issued and outstanding at September 30, 2012,
83,140,256 shares issued and outstanding at December 31, 2011;	89,340	83,140
Treasury stock;
51,772,289 shares issued and outstanding at September 30, 2012,
zero shares issued and outstanding at December 31, 2011;	(51,772)	-
Paid-in capital	(11,194,018)	(15,965,044)
Retained earnings (accumulated deficit)	5,077,025	(2,871,925)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(6,079,425)	(18,753,829)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$9,096,764	$8,076,380

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEARCHCORE, INC.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
REVENUE
Sales	$4,334,682	$3,586,729	$12,172,350	$8,586,519

Total revenue	4,334,682	3,586,729	12,172,350	8,586,519

OPERATING EXPENSES
Cost of sales	290,049	40,239	722,462	176,020
Selling, general and administrative expenses	2,839,430	2,671,008	8,589,514	5,848,491

Total operating expenses	3,129,479	2,711,247	9,311,976	6,024,511

Operating Income (loss)	1,205,203	875,482	2,860,374	2,562,008

Other Income (Expense)
Gain on change in fair value of earn-out liabilities	200,859	—	5,954,030	—
Interest income	587	35	587	214
Interest expense	(11,017)	—	(36,786)	—
Total other income	190,429	35	5,917,831	214

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,395,632	875,517	8,778,205	2,562,222

Provision for Income Taxes	353,000	324,000	721,000	853,000
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,042,632	551,517	8,057,205	1,709,222

(Loss) income from discontinued operations, net of $73,000 and zero tax benefit for the nine months ended September 30, 2012 and 2011, respectively, and net of $3,000 and zero tax benefit for the three months ended September 30, 2012 and 2011, respectively.	(3,505)	(117,282)	(108,255)	(425,491)

NET INCOME (LOSS)	$1,039,127	$434,235	$7,948,950	$1,283,731

Income (loss) per share, Basic and Diluted
Income (loss) from continuing operations	$0.02	$0.01	$0.11	$0.02
Income (loss) from discontinued operations	0.00	(0.00)	(0.00)	(0.01)
Total income (loss) per share	$0.02	$0.01	$0.11	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	53,572,158	83,140,256	72,236,822	83,116,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEARCHCORE, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$7,948,950	$1,283,731
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	87,834	50,703
Amortization	138,306	110,755
Stock-based compensation	125,000	—
Gain on change in fair value of earn-out liabilities	(5,954,030)
Changes in operating assets and liabilities:
Accounts receivable	78,420	(197,140)
Inventories	9,830	—
Prepaid expenses and deposits	(811,019)	569,176
Other assets	51,976	—
Accounts payable and accrued liabilities	414,882	96,781

Net cash provided by operating activities	2,090,149	1,914,006

Cash flows from investing activities:
Purchases of property and equipment	(72,472)	(471,949)
Purchases of intangible assets	(616,617)	(148,518)

Net cash used in investing activities	(689,089)	(620,467)

Cash flows from financing activities:
Payments on note payable	(506,343)	—
Payments on note payable - related party	(1,595,075)	(1,295,000)

Net cash used in financing activities	(2,101,418)	(1,295,000)

Net (decrease) increase in cash and cash equivalents	(700,358)	(1,461)

Cash and cash equivalents at beginning of period	1,512,590	1,388,574

Cash and cash equivalents at end of period	$812,232	$1,387,113

Non-cash investing and financing activity:

Shares issued pursuant to Revyv acquisition	$—	$1,000,000
Shares issued pursuant to MMJMenu acquisition	$262,000	$—
Shares issued pursuant to WeedMaps Earn-outs	$9,120,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEARCHCORE, INC.

Condensed Consolidated Statements of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
BALANCES, December 31, 2010	—	—	82,640,256	$82,640	-	$-	$(16,964,444)	$372,374	$(16,509,430)

Issuance of common stock			500,000	500			999,500		1,000,000
Paid in capital, Revyv, LLC acquisition							(100)		(100)

Net income (loss) from continuing operations								(3,244,299)	(3,244,299)

BALANCES, December 31, 2011	—	—	83,140,256	$83,140	-	$-	$(15,965,044)	$(2,871,925)	$(18,753,829)

Issuance of common stock, MMJmenu			200,000	200			261,800		262,000
Issuance of common stock, WeedMaps earnouts			6,000,000	6,000			9,114,000		9,120,000
Treasury stock purchases					(51,772,289)	(51,772)	(4,604,774)		(4,656,546)

Net income (loss) from continuing operations								7,948,950	7,948,950

BALANCES, September 30, 2012	—	—	89,340,256	$89,340	(51,772,289)	$(51,772)	$(11,194,018)	$5,077,025	$(6,079,425)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 1. General

Nature of Business

We, together with our wholly owned subsidiaries, are engaged in developing and leveraging technology in order to market our services in numerous industries.  We currently are either in the development stage or are marketing in the recreational sports, manufactured home and medicinal cannabis industries.  We provide services in three different sectors; media, technology and marketing.  As it relates to medicinal cannabis, we are not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis.  Instead, we assist the physicians, dispensaries and end-users within the medicinal cannabis industry in finding each other and in advertising their businesses through our various finder websites, software applications and programs, and other media.  Our expanded direction is to provide finder site and search capabilities to non-cannabis related industries.

SearchCore, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc. On November 21, 2006, we changed our name to Makeup.com Limited, on January 29, 2010, we changed our name to LC Luxuries Limited, on November 5, 2010, we changed our name to General Cannabis, Inc. Finally, on January 6, 2012, we changed our name to SearchCore, Inc.

All of our operations are conducted through our wholly-owned subsidiaries, each of which is incorporated or qualified to do business in the states in which it does so.

The Medicinal Cannabis Industry

There are a total of 22 states, plus the District of Columbia with legislation either passed or pending as it relates to medicinal cannabis.

Eighteen states, plus the District of Columbia, have adopted laws that exempt patients from state criminal penalties who use medicinal cannabis under a physician’s supervision.  These are collectively referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different.  The states that have legalized medicinal cannabis are as follows (in alphabetical order):

Alaska,
Arizona,
California,
Colorado,
Connecticut,
Delaware
District of Columbia,
Hawaii,
Maine,
Massachusetts,
Michigan,
Montana,
Nevada,
New Jersey,

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

New Mexico,
Oregon,
Rhode Island,
Vermont, and
Washington.

As of November 14, 2012, four states have pending legislation or ballot measures to legalize medical marijuana. The states are as follows (in alphabetical order):

Illinois,
New York,
Ohio, and
Pennsylvania,

Medical cannabis decriminalization is generally referred to as the removal of all criminal penalties for the private possession and use of cannabis by adults, including cultivation for personal use and casual, nonprofit transfers of small amounts.  Legalization is generally referred to as the development of a legally controlled market for cannabis, where consumers purchase from a safe, legal, and regulated source.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule.  Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value.  Under the First Amendment, doctors may recommend cannabis for medical use; however, under federal law, they may not prescribe cannabis for medical use.  In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

Recent Developments

Share Purchases – Treasury Stock

See Note 3. Equity Transactions for detail of our purchase of 51,772,289 shares of our common stock (Treasury Stock) reducing the number of our total shares of common stock outstanding to 37,567,967.  At September 30, 2012 the total number of shares of our common stock that were issued and outstanding was 89,340,256 of which 51,772,289 were treasury stock.  Pursuant to terms of which we purchased shares of our common stock, 51,272,289 shares held in escrow are released monthly on a pro-rata basis as we make payments on the promissory notes related to their purchase.  Further, pursuant to the terms of which we purchased 500,000 shares of our common stock, 186,567 shares held in escrow will be release on January 10, 2013 upon final payment of the associated promissory note.

Domain Name Acquisitions

See Note 7.  Intangible Assets for detail of several transactions totaling $780,000 where by we acquired over 60 domain names during the quarter ended September 30, 2012.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

MMJMenu

On January 5, 2012, WeedMaps Media, Inc. acquired substantially all the assets of MMJMenu, LLC (“MMJ”). The assets consist primarily of the intellectual property associated with MMJ, including its website (www.mmjmenu.com).  As consideration for the purchase we issued an aggregate of Two Hundred Thousand (200,000) shares of our common stock to MMJ or its assigns.  Effective on January 4, 2012, we entered into an at-will employment agreement with each of Justin Weidmann and Alex Weidmann, each of which are members of MMJ.  The compensation due to each is $10,000 per month.

Principal Services

The Company’s principal services are offered through the following wholly owned subsidiaries.

WeedMaps Media, Inc.

WeedMaps Media, Inc. is our wholly-owned subsidiary, and its primary operation is the internet website, www.weedmaps.com.  Weedmaps.com is an online finder site service that allows patients to find local medical cannabis dispensaries, which are also referred to as collectives.  Dispensaries are locations where patients who have received letters of recommendation from a health care provider can purchase medicinal cannabis, as well as a variety of other non-cannabis related items including, but not limited to, apparel accessories, posters, bumper stickers, concert tickets, books and musical CD’s.

General Marketing Solutions, Inc.

General Marketing Solutions, Inc. is our wholly-owned subsidiary, and its primary operation is the internet website, www.cannabiscenters.com.   Though primarily in the development stage, the website aids prospective patients in finding physicians across the country that support and recommend medicinal cannabis.  There is a patient verification system which verifies the authenticity of the patient’s Letter Of Recommendation.  This is an internal control system designed to validate the status of a patient to law enforcement, dispensaries and other interested parties, as well as a social media platform for users.

General Merchant Solutions, Inc.

Prior to August 1, 2011, General Merchant Solutions supplied dispensaries with credit card processing services, however, due to market conditions (specifically lack of reliable financing) we felt it to be in our best interests to discontinue providing merchant services to dispensaries.  The remaining credit card processing business proved to be only nominally profitable, and on October 31, 2011, General Merchant Solutions discontinued all retail credit card processing operations.  The entity is held as an entity in good standing with no operations.

General Management Solutions, Inc.

General Management Solutions, Inc., is our wholly-owned subsidiary that oversees and provides all of the human resource issues for employees including hiring, terminating, and employee benefits.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

General Health Solutions, Inc.

See Note 9. Discontinued Operations for further details of our decision to terminate the management agreement and services associated with the agreement which constitutes our entire Medical Clinic Management segment.  During February 2012, we committed to a plan to terminate the management agreement and services associated with the agreement which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations. For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

Other Subsidiaries

We have two additional wholly-owned subsidiaries whose operations are relatively inactive at this time, namely General Processing Corporation, CannaCenters Corporation (dbaCannaCenters), and a third subsidiary, LV Luxuries Incorporated (which operated as makeup.com), whose operations have been discontinued.  As of right now we have no imminent or specific plans for either of the entities and they are held as corporations in good standing with no operations.

Note 2. Basis Of Presentation And Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Reclassifications

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any years presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on knowledge of current events and anticipated future events and accordingly, actual results may differ from those estimates.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Risks related to cash

The Company maintains cash in bank and deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash equivalents

The Company considers only highly liquid investments such as money market funds and commercial paper with maturities of 90 days or less at the date of their acquisition as cash and cash equivalents.

Fair Value of Financial Instruments

The accounting standards regarding disclosures about fair value of financial instruments defines financial instruments and required fair value disclosure of those instruments. This accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Receivables, investments, payables, short and long term debt and warrant liabilities qualified as financial instruments. Management believes the carrying amounts of receivables, payables and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization, and if applicable, their stated interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2
Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value.

The Company analyzes all financial instruments with features of both liabilities and equity under the accounting standards regarding accounting for certain financial instruments with characteristics of both liabilities and equity, accounting for derivative instruments and hedging activities, accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, and the accounting standard regarding determining whether an instrument (or embedded feature) is indexed to an entity’s own stock. The accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. This standard provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for this accounting standard scope exception. All warrants issued by the Company are denominated in U.S. dollars.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Accounts Receivable

Accounts receivable are recorded at the invoice amount and do not bear interest.

Advertising Cost

The Company expenses advertising costs when incurred. Advertising expense for the nine months ended September 30, 2012 and 2011 was $180,000 and $609,000, respectively.

Allowance for Doubtful Accounts

Allowance for doubtful accounts is defined as a company's estimate of the amount of probable credit losses in the company's existing accounts receivable.  The Company does not maintain an allowance for doubtful account based upon management’s review of the Company’s revenue structure whereby substantially all receivables are confirmed before they are booked as revenue. The Company reviews its allowance for doubtful accounts policy periodically. The Company does not have any off-balance-sheet exposure related to its customers.

Inventory

The Inventory balance at December 31, 2011 consisted of credit card terminals which were stated at the lower of cost (average) or market.  We previously supplied dispensaries with credit card processing services.  On October 31, 2011, General Merchant Solutions, our wholly owned subsidiary, discontinued all retail credit card processing operations.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Property and equipment at September 30, 2012 and 2011 are presented net of accumulated depreciation of $159,000 and $75,000, respectfully.

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the Company's fourth fiscal quarter or more frequently if indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company's reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. No amortization is recorded for goodwill with indefinite useful life. No goodwill impairment was recognized during the nine months ended September 30, 2012 and 2011, respectively.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Intangible Assets

In accordance with Goodwill and Other Intangible Assets, intangible assets that are determined not to have an indefinite useful life are subject to amortization. The Company amortizes intangible assets using the straight-line method over their estimated useful lives.

Impairment of Long-Lived and Intangible Assets

In accordance with Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses the recoverability of the long-lived and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets.  No impairment of intangible assets was recognized during the nine months ended September 30, 2012 and 2011, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Share-Based Payment, which addresses the accounting for equity-based compensation and which requires that the cost of all equity-based compensation arrangements, be reflected in the financial statements over the vesting period based on the estimated fair value of the awards. During the nine months ended September 30, 2012 and 2011, the Company had $125,000 and zero, respectively, in stock-based compensation expense related to issuances of shares of the Company’s common stock to consultants.

Treasury Stock

We account for treasury stock using the cost method and include treasury stock as a component of shareholders’ equity.  Other than the share purchases described in Note 3. Equity Transactions, we currently do not have or intend to initiate a share repurchase program.

Contingent Consideration – Earn-outs

Contingent consideration, the earn-out provisions, which are classified as a liability, pursuant to ASC 805, are required to be remeasured to fair value at each reporting date and any changes in fair value subsequent to the acquisition date are recognized in earnings which could cause a material impact to, and volatility in, our operating results.  The primary inputs in determining the fair value of the earn-outs that are remeasured to fair value are the quoted price of the underlying shares of our common stock and the probabilities for the three different scenarios in determining the likelihood of common share payouts.

Revenue Recognition

We recognize revenue in accordance with ASC 605, “Revenue Recognition,” we recognize as revenue the fees we charge customers as referenced below because persuasive evidence of an arrangement exists, the fees we charge are substantially fixed or determinable during the period that we provide the services, we and our customers understand the specific nature and terms of the agreed upon transactions, collectability is reasonable assured and services have been rendered.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

The Company and its wholly owned subsidiaries recognize revenue as follows:

Listing Fee Revenue – The Company operates WeedMaps.com and several associated websites, together composing a large scale, medical-cannabis industry focused internet media portal that targets dispensaries, advertisers and consumers.  The Company generates revenues from listings on the Company’s website.  We recognize as revenue the fees we charge customers for listing their related company on our website.  The terms of the listing arrangements with our customers are pursuant to a marketing agreement entered into with each customer pursuant to the terms of which the listing period is on a month-to-month term, listings are prepaid monthly and we do not offer returns, as such, our policy is to recognize revenues on a per-listing fee basis in the month that we provide the listing service.

Ad Revenue – The Company generates revenues from advertising on the Company’s websites.  We recognize as revenue the fees we charge customers for placing ads for their related company on our websites.  The terms of the advertising arrangements with our customers are pursuant to an advertising agreement entered into with each customer pursuant to the terms of which the advertising period is on a month-to-month term, ads are prepaid monthly and we do not offer returns, as such, our policy is to recognize revenues on a per-ad fee basis in the month that we provide the advertising service.

Content Production Revenue – The Company generates revenues from photo and video production of content, which is displayed on the Company’s websites.  We recognize as revenue the fees we charge customers for photo and video production services pursuant to which we create virtual tours of their establishments and products, which are then displayed on our websites.  The terms of the production services with our customers are pursuant to an agreement entered into with each customer pursuant to the terms of which the production services are on a one-time basis and our policy is to recognize revenues on a per-production basis in the month that we provide the production services.

Software Product Revenue – The Company generates revenues from the delivery of our software products via the cloud.  We recognize as revenue the fees we charge customers for a software subscription service. The terms of the software subscription arrangements with our customers are pursuant to an agreement entered into with each customer pursuant to the terms of which the subscription period is on a month-to-month term, subscriptions are prepaid monthly and we do not offer returns, as such, our policy is to recognize revenues on a per-subscription fee basis in the month that we provide the software subscription service.

Income Taxes

The Company follows Accounting for Income Taxes that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also recorded in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Uncertain tax positions

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax-related interest and penalties as interest expense and SGA expense, respectively, on the Consolidated Statement of Operations.

Subsequent Events

During May 2009 and February 2010, the FASB issued new authoritative pronouncement regarding recognized and non-recognized subsequent events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company adopted this guidance and it had no impact on the Company’s results of operations or financial position.

Recent Accounting Pronouncements

FASB issued an accounting standards update amending ASC 220 to improve the comparability, consistency and transparency of reporting of comprehensive income. It amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 requires retrospective application, and it is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. In December 2011, FASB issued ASU 2011-12. ASU 2011-12 indefinitely deferred the provisions of ASU 2011-05 requiring the presentation of reclassification adjustments on the face of the financial statements for items reclassified from other comprehensive income to net income.  The adoption of this standard did not have a material impact on our financial statements.

FASB issued an accounting standards update amending ASC 820, which is effective for interim and annual periods beginning after December 31, 2011, to achieve common fair value measurement and disclosure requirements between GAAP and IFRS. This amendment changes the wording used to describe fair value and requires additional disclosures.  The adoption of this amendment did not have a material impact on our financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

In September 2011, the FASB issued an amendment to an existing accounting standard, which provides an option to perform a qualitative assessment to determine whether further impairment testing on goodwill is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this standard did not have a material impact on our financial statements.

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 - Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts Non-controlling Interests in Consolidated Financial Statements. If an entity has previously adopted Non-controlling Interests in Consolidated Financial Statements as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted Non-controlling Interests in Consolidated Financial Statements. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 - Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our consolidated financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

In September 2009, the FASB issued Accounting Standards Update No. 2009-08 Earnings Per Share - Amendments to Section 260-10-S99, which represents technical corrections to topic 260-10-S99 Earnings per share, based on EITF Topic D-53 Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42 The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The adoption of this ASU did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 Fair Value Measurement and Disclosures Topic 820 - Measuring Liabilities at Fair Value, which provides amendments to subtopic 820-10 Fair Value Measurements and Disclosures - Overall for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a) the quoted price of the identical liability when traded as an asset b) quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The adoption of this ASU did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In June 2009, the FASB issued standards that establish only two levels of U.S. GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. We use the new guidelines and numbering system prescribed by the Codification when referring to GAAP. As the Codification was not intended to change or alter existing GAAP, it did not have a material impact on our consolidated financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

In April 2009, the FASB issued standards that require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This standard also requires those disclosures in summarized financial information at interim reporting periods. This standard applies to all financial instruments within the scope of Statement 107 held by publicly traded companies, as defined by APB 28, and requires that a publicly traded company include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In April 2009, the FASB issued standards that provide additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This standard is effective for interim and annual periods ending after June 15, 2009. The adoption of this standard did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In May 2009, the FASB issued standards that require management to evaluate subsequent events through the date the financial statements are either issued, or available to be issued. Companies are required to disclose the date through which subsequent events have been evaluated. This standard is effective for interim or annual financial periods ending after June 15, 2009. The Company evaluated its September 30, 2012 financial statements for subsequent events through November 14, 2012, the date the financial statements were available to be issued. Other than the events in Note 21. Subsequent Events, the Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

Note 3. Equity Transactions

The below purchases of shares of our common stock (Treasury Stock) were accounted for using the cost method and we include the treasury stock as a component of our shareholders’ equity.  In aggregate, we purchased 51,772,289 shares of our common stock, reducing the number of our total shares of common stock outstanding to 37,567,967.At September 30, 2012 the total number of shares of our common stock that were issued and outstanding was 89,340,256 of which 51,772,289 were treasury stock.  Pursuant to terms of which we purchased shares of our common stock, 51,272,289 shares held in escrow are released monthly on a pro-rata basis as we make payments on the promissory notes related to their purchase.  Further, pursuant to the terms of which we purchased 500,000 shares of our common stock, 186,567 shares held in escrow will be release on January 10, 2013 upon final payment of the associated promissory note.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Share Purchases from Hartfield, Hoerling and Francis

During August 2012, we closed (A) a Global Securities Purchase, Consulting, and Resignation Agreement (the "Hartfield Agreement"), Secured Promissory Note (the " Hartfield Note") and Consulting Agreement (the "Consulting Agreement") by and among Justin Hartfield, an individual ("Hartfield") and WeedMaps Media, Inc., a Nevada corporation and our wholly-owned subsidiary ("WeedMaps"), (B) a Global Securities Purchase Agreement (the "Hoerling Agreement") and Secured Promissory Note (the "Hoerling Note") by and among us, Keith Hoerling, an individual ("Hoerling") and WeedMaps and (C) a Global Securities Purchase and Resignation Agreement (the "Francis Agreement", collectively with the Hartfield and Hoerling Agreements, the "Global Agreements") and Secured Promissory Note (the "Francis Note", collectively with the Hartfield and Hoerling Notes, the "Notes") by and among us, Douglas Francis, an individual ("Francis", collectively with Hartfield and Hoerling, the “Selling Parties”) and WeedMaps.  Pursuant to the Global Agreements, Hartfield and Francis have delivered letters of resignation as our employees. Mr. Hoerling will remain employed by us as our Chief Technology Officer.  Mr. Francis has resigned his position as a member of our Board of Directors.  Further, pursuant to the Global Agreements, the Selling Parties have terminated all rights to consideration due from us (including cash and/or stock owed to Hartfield and Hoerling pursuant to agreements whereby we acquired WeedMaps, LLC).  Pursuant to the Global Agreements, we purchased a total of 51,272,289 shares of our common stock from the Selling Parties.

As consideration for the Global Agreements, the Notes were issued to Hartfield, Hoerling and Francis, individually. The Notes are secured by the shares of common stock sold to the Company by the Selling Parties, and each of them, pursuant to the Global Agreements.  Pursuant to the Notes, beginning in September 2012, we began making monthly payments in the amount of $78,099.38 to each of the Selling Parties.  The original aggregate amount of the Notes was $4,875,000.  At September 30, 2012, the outstanding balance of the Notes was $4,605,000, of which $2,659,000 was recorded as the current portion and $1,946,000 was recorded as the noncurrent portion.

In addition to the Notes, as consideration for the Global Agreements, we agreed to pay to each of the Selling Parties up to $1,625,000, to be paid in monthly payments beginning in September 2012, and ending in January 2015, based on the monthly gross revenue of WeedMaps as more fully set forth in the Global Agreements (the “Revenue Share Liability”). The original aggregate amount of the Revenue Share Liability was $4,875,000.  At September 30, 2012, the outstanding balance of the Revenue Share Liability was $4,609,000, of which $2,659,000 was recorded as the current portion and $1,950,000 was recorded as the noncurrent portion.

Pursuant to the Consulting Agreement, we will pay Hartfield Five Thousand Dollars ($5,000) per month for a period of 30 months for the services provided pursuant thereto.

Share Purchases from Revyv, LLC

On August 16, 2012, we entered into a Stock Purchase Agreement with Revyv, LLC to acquire 500,000 shares of our common stock for consideration of $67,000 of which $42,000 was paid at closing and by issuing a $25,000 promissory note due January 10, 2013.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Stock-based Compensation

On November 5, 2012, we issued 250,000 shares of our common stock to one shareholder for services rendered from July 1, 2012 through September 30, 2012 and was accounted for as an expensed during the quarter ended September 30, 2012.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

MMJMenu, LLC

On January 5, 2012, WeedMaps acquired substantially all the assets of MMJMenu, LLC (“MMJ”). As consideration for the purchase we issued an aggregate of Two Hundred Thousand (200,000) shares of our common stock to MMJ or its assigns.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

Note 4. Business Combinations

MMJMenu, LLC

On January 5, 2012, WeedMaps Media, Inc. acquired substantially all the assets of MMJMenu, LLC (“MMJ”) including its website (www.mmjmenu.com).  MMJ is a dispensary point-of-service and collective management software system that gives customers inventory tracking, patient management and a point-of-sales system.  The MMJMenu is being integrated with WeedMaps, so that our customers can have their inventory updated in real-time on their respective WeedMaps.com listing page. The acquisition of MMJ was accounted for in accordance with the authoritative literature described in ASC 805-10 Business Combinations.  Pursuant to ASC 805-10 Business Combinations only the acquisition method may be applied to account for a business combination.  As consideration for the purchase we issued an aggregate of Two Hundred Thousand (200,000) shares of our common stock to MMJ or its assigns.  The total purchase price was $262,000 which was based on the price of the underlying common stock, $1.31, as quoted on the OTC Markets on January 5, 2012, the date of the acquisition.  Effective on January 4, 2012, we entered into an at-will employment agreement with each of Justin Weidmann and Alex Weidmann, each of which are members of MMJMenu, LLC.  The compensation due to each is $10,000 per month.

The Significance test pursuant to Rule 8-04(b) of Regulation S-X was used to determine that the acquisition of MMJMenu, LLC was not significant to our financial statements for the fiscal year ended December 31, 2011 and as such, the financial statements of MMJ were not required pursuant to Rule 3-05(b)(2)(i) and Rule 8-04(c)(1).

The following table summarizes the acquisition with a total purchase price of $262,000:

Current assets	$—
Domains	1,950
Software	340,560
Total assets acquired	$342,510
Earn-out provision	(80,510)
Total purchase price	$262,000

The Software will be amortized over a period of five years.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Earn out provisions, MMJ

Pursuant to the earn out provisions of the MMJMenu Purchase Agreement, in year one following the acquisition of MMJ each of the Sellers will be eligible to earn and be issued 50,000 shares of the Company’s common stock, if the gross revenues of SearchCore for the fiscal year ended December 31, 2012 are at least 50% higher than they were for the fiscal year ended December 31, 2011. Further, in year two following the acquisition of MMJ each of the Sellers will be eligible to earn and be issued 50,000 shares of the Company’s common stock, if the gross revenues of SearchCore for the fiscal year ended December 31, 2013 are at least 50% higher than they were for the fiscal year ended December 31, 2012.

The Company accounts for Contingent Consideration according to FASB ASC 805 Business Combinations.  Contingent consideration typically represents the acquirer's obligation to transfer additional assets or equity interests to the former owners of the acquiree if specified future events occur or conditions are met.  FASB ASC 805 requires that contingent consideration be recognized at acquisition-date fair value as part of the consideration transferred in the transaction. FASB ASC 805 uses the fair value definition in Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  As defined in FASB ASC 805, contingent consideration is (i) an obligation of the acquirer to transfer additional assets or equity interests to the former owners of an acquiree as part of the exchange for control of the acquiree if specified future events occur or conditions are met or (ii) the right of the acquirer to the return of previously transferred consideration if specified conditions are met.

Accordingly, the Company valued the Earn-out Provisions based on an analysis using a cash flow model (a "decision tree") to determine the Expected Earn-Out Payment, which model determined that the aggregate Expected Earn-out Payment was $104,800 and the present value of the contingent consideration liability was $80,510.  The Company thus recognized at the acquisition date an $80,510 Earn-out Provisions Liability amount associated with the Earn-out Provisions as part of the consideration transferred in the MMJMenu Purchase Agreement.

The probabilities for the two different scenarios in determining the likelihood of payouts related to the earn-out provisions, as well as the discount rate used in our calculations were based on internal Company projections which were vetted by senior management.  Below is a summary presentation of the earn-outs on January 5, 2012, the date of the acquisition:

Year one of the cash flow model:

Scenarios	# of Shares Earn-Out	Probability	Probability-Weighted Shares

Upside	50,000	85%	42,500
Gross Revenue 50% higher than previous year

Base	0	15%	0
Gross Revenue not 50% higher than previous year

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Expected Earn-Out Shares	42,500

$/Share	$1.31

rate	20%
nper	1.00
pmt	$-
fv	$55,675

PV factor at 20% for 12 months	0.83333

Fair Value of Liability	$46,396

Year two of the cash flow model:

Scenarios	# of Shares Earn-Out	Probability	Probability-Weighted Shares

Upside	50,000	75%	37,500
Gross Revenue 50% higher than previous year

Base	0	25%	0
Gross Revenue not 50% higher than previous year

Expected Earn-Out Shares	37,500

$/Share	$1.31

rate	20%
nper	2.00
pmt	$-
fv	$49,125

PV factor at 20% for 24 months	0.69444

Fair Value of Liability	$34,115

See Note 15. Earn-Out Provisions for a summary presentation of the change in earn-out liabilities as a result of remeasuring the earn-out liabilities to fair value at September 30, 2012.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 5.  Other Current Assets

At September 30, 2012, the Company had recorded $252,000 in prepaid services such as legal, accounting and marketing services with third party firms, which terms are from one to two years and are amortized on a straight-line basis over the term of the respective agreement, $57,000 in payroll and commission advances to employees and consultants, $136,000 in prepaid insurance, $196,000 in current deferred tax assets, and $41,000 in other prepaid services.

Sports Asylum, Inc.

At September 30, 2012, the Company had $285,000 recorded as a note receivable pursuant to the First Amended and Restated Letter of Intent ("LOI") we entered into on August 22, 2012 with Sports Asylum, Inc. ("SAI") pursuant to which we intend to purchase 100% of the issued and outstanding securities of SAI (the "SAI Securities") for consideration to be determined between the parties.  SAI is a development stage company which is developing sportify.com, a website which aims to get people to play sports by creating the largest social networking site related to playing sports.  As a deposit for the acquisition of the SAI Securities, we paid SAI $50,000 (the "Deposit"). The Deposit is fully refundable. Pursuant to the LOI, we will advance additional funds to SAI, up to a maximum of $300,000 (the "Advance" and, together with the Deposit, the "Loaned Funds").  We have entered into a Secured Promissory Note with SAI, covering the full amount of the Loaned Funds, that provides for repayment by SAI in twelve (12) equal monthly payments beginning July 1, 2013, with interest at 1.01% per annum (the "Note"). If the purchase of the SAI Securities is consummated, the Loaned Funds will be offset against the purchase price of the SAI Securities and the Note will be terminated.

Note 6.  Property And Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Property and equipment at September 30, 2012 and December 31, 2011 consist of the following:

	September 30,	December 31,
Property and Equipment	2012	2011
Furniture and Computer Equipment	$573,808	$501,336
Less: Accumulated Depreciation	(159,129)	(71,295)
Property and Equipment, net	$414,679	$430,041

For the nine months ended September 30, 2012 and for the twelve months ended December 31, 2011, depreciation expense totaled $88,000 and $71,000, respectively.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 7.  Intangible Assets

Intangible assets consist of a suite of domain names, including our recent acquisition of the domain name marijuana.com, web software (Product Software to be sold or marketed to third parties and not for internal use) and goodwill associated with our recent acquisitions.

The domain names have been determined to have an indefinite useful life based primarily on the renewability of the domain name. Intangible assets with an indefinite life are not subject to amortization, but will be subject to periodic evaluation for impairment.

Rodeo.com and Karate.com  - On August 7, 2012, we entered into a Domain Name Purchase Agreement and a Non-Recourse Secured Promissory Note (the "Note") with Domain Holdings, Inc., an Alberta corporation, pursuant to which we purchased the domain names www.rodeo.com and www.karate.com (the "Purchased Domains"), for total consideration of $500,000, all represented by the Note.  Pursuant to the terms of the Note, we made payments of $50,000 on each of August 15, 2012 and November 1, 2012, with the balance to be paid in 18 equal monthly installments of $22,222 beginning June 1, 2013, and continuing on the 1st of each month thereafter.  Title to the Purchased Domains shall remains in escrow, with full beneficial rights of use granted to us immediately, until the Note is paid in full.  The domain names www.rodeo.com and www.karate.com are considered premium domain names for a variety of reasons, including, but not limited to, their level of monthly page views, unique visitors, search engine optimization results, industry strength, sales value history, market potential, linguistical viability, brand recognition and recall value.  The domain names rodeo.com and karate.com have an indefinite life subject to annual renewal fees of approximately $10 per year. We fully intend and believe that we will have the financial wherewithal to renew the domain names indefinitely. The domain names have worldwide recognition and presumably will be able to generate advertising revenue regardless of the stability and/or stage of their respective industries in the United States.  We believe the domain names will maintain their value principally because of there broad worldwide appeal.  As a result, at this point in time, we believe that the domain names have an indefinite useful life. Consequently, we currently are not aware of any legal, regulatory, or contractual provisions that would limit our use of the domain name or our ability to renew it as needed.

Manufacturedhome.com, Manufacturedhouse.com and Manufacturehomes.com - During August 2012, we purchased the domain names www.manufacturedhome.com and www.manufacturedhouse.com for total consideration of $50,000 which was paid at closing, and we purchased the domain name www.manufacturedhomes.com for total consideration of $130,000 which was paid at closing. The domain names are considered premium domain names for a variety of reasons, including, but not limited to, their level of monthly page views, unique visitors, search engine optimization results, industry strength, sales value history, market potential, linguistical viability, brand recognition and recall value.  The domain names have an indefinite life subject to annual renewal fees of approximately $10 per year. We fully intend and believe that we will have the financial wherewithal to renew the domain names indefinitely. The domain names have worldwide recognition and presumably will be able to generate advertising revenue regardless of the stability and/or stage of their respective industries in the United States.  We believe the domain names will maintain their value principally because of there broad worldwide appeal.  As a result, at this point in time, we believe that the domain names have an indefinite useful life. Consequently, we currently are not aware of any legal, regulatory, or contractual provisions that would limit our use of the domain name or our ability to renew it as needed.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

On August 24, 2012, we entered into a Domain Name Purchase Agreement with High Level Technologies, Inc., pursuant to which we purchased 57 domain names which among other include sports related domain names likeallsportsrules.com,mapmysport.com, sportsasylum.com,and domain names related to the manufactured home industry like manufacturedhomelots.com, manufacturedlots.com and prefabhomelots.com, for total consideration of $100,000 which was paid at closing.The domain names are considered premium domain names for a variety of reasons, including, but not limited to, their level of monthly page views, unique visitors, search engine optimization results, industry strength, sales value history, market potential, linguistical viability, brand recognition and recall value.  The domain names have an indefinite life subject to annual renewal fees of approximately $10 per year. We fully intend and believe that we will have the financial wherewithal to renew the domain names indefinitely. The domain names have worldwide recognition and presumably will be able to generate advertising revenue regardless of the stability and/or stage of their respective industries in the United States.  We believe the domain names will maintain their value principally because of there broad worldwide appeal.  As a result, at this point in time, we believe that the domain names have an indefinite useful life. Consequently, we currently are not aware of any legal, regulatory, or contractual provisions that would limit our use of the domain name or our ability to renew it as needed.

Marijuana.com  - The domain name www.marijuana.com is considered a premium domain name for a variety of reasons, including, but not limited to, its level of monthly page views, unique visitors, search engine optimization results, industry strength, sales value history, market potential, linguistical viability, brand recognition and recall value.  The domain name Marijuana.com has an indefinite life subject to annual renewal fees of approximately $10 per year. We fully intend and believe that we will have the financial wherewithal to renew Marijuana.com indefinitely. The domain name Marijuana.com has worldwide recognition and presumably will be able to generate advertising revenue regardless of the stability and/or stage of the medical marijuana industry in the United States.  We believe Marijuana.com will maintain its value principally because of its broad worldwide appeal.  The recognition of Marijuana.com in the United States only represents a portion of its potential brand identity and marketing potential. The brand recognition of the domain name Marijuana.com transcends both the medicinal dispensary industry as well as the more established industries, such as the pharmaceutical industry. Medicinal cannabis is approved in eighteen states, plus the District of Columbia. Further, as of November 14, 2012, there are four states with pending legislation to legalize medical marijuana. Though the medicinal cannabis industry may be compliant with applicable state laws, it is deemed illegal under federal law.  However, to date, the federal government has concentrated their efforts on actions against suppliers, growers or sellers of marijuana, and not pursued, to our knowledge, actions against entities that provide marketing or advertising.  As a result, at this point in time, we believe that the asset Marijuana.com has an indefinite useful life. Consequently, we currently are not aware of any legal, regulatory, or contractual provisions that would limit our use of the domain name or our ability to renew it as needed.

Pursuant to the Marijuana.com Purchase Agreement, during the Revenue Obligation Period (69 months during which we are making payments on the promissory note), the Seller shall be entitled to two text links on marijuana.com, as well as two banner ads (of average size based on the site) that are static (non rotational) (the “Advertising Rights”). The Seller is responsible for providing all necessary graphics and text, which are subject to final approval by us in our sole discretion.  The fair value of the Advertising Rights were determined to be $47,886 over the Revenue Obligation Period based upon an analysis composed of twelve comparable websites and the average ad rates they charge for banner ads and text links which average monthly rates were $249.50 for banner ads and $97.50 for text links.  We recorded a $47,886 Advertising Rights intangible asset associated with the Advertising Rights which will be amortized over the term of the Revenue Obligation Period (beginning in January 2012—the month we took possession of the domain name).

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Intangible asset amounts at September 30, 2012 and December 31, 2011 are as follows:

	September 30,	December 31,
Intangible Assets	2012	2011

Domain names	$5,258,571	$4,364,119
Web software	841,903	501,343
Trademarks	93,605	—
Goodwill	486,403	486,403
Subtotal	$6,680,482	$5,351,865
Accumulated amortization	(138,306)	—
Total intangible Assets	$6,542,176	$5,351,865

Intangible assets subject to amortization:	Amount	Useful life	Weighted-average amortization period
Advertising rights	$47,886	5.0	0.27
Web software	$841,903	4.25	4.02

Total intangible assets subject to amortization	$889,789		4.29

Intangible assets not subject to amortization	Amount
Domain Names	$5,304,290
Goodwill	486,403
Total intangible assets not subject to amortization	$5,790,693

Note 8.  Other Assets

The balance of other assets at September 30, 2012 includes $54,000 in rent deposits and $28,000 in noncurrent deferred tax assets.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 9. Discontinued Operations

General Health Solutions, Inc.

We discontinued the operations of General Health Solutions, Inc., which constitutes our entire Medical Clinic Management segment.   We discontinued the operations of General Health Solutions because of increasing costs associated with managing the clinics and the recent increased competition in the medicinal cannabis clinic industry.   A major factor in the success of managing the medicinal cannabis clinics is running successful online Pay Per Click (“PPC”) advertising campaigns.  In PPC campaigns targeting is key, and factors that determine the pricing pertaining to certain key words depend heavily on the number of advertisers bidding on those certain key words.  Taken together, i) our increasing success with our technology in our Marketing and Media Segment and ii) the increasing costs of PPC campaigns coupled with the increasing number of sole-practitioner doctors now offering medicinal cannabis recommendation letters as part of their medical practice offerings which places downward pressure on pricing, led us to decide to discontinue the operations of General Health Solutions, which composes our entire Medical Clinic Management Segment, and focus our efforts instead on our technology in our Marketing and Media Segment.

During February 2012, we committed to a definitive plan to terminate the Management Agreement (“Agreement”) and services associated with the Agreement, which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations. For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

General Health Solutions comprised the entirety of our Medical Clinic Management segment and as such, the entire segment was reported in discontinued operations.  Following the closure of the clinics during the first quarter 2012, we do not expect any continuing cash flows from discontinued operations.

The assets and liabilities of our discontinued operations are as follows:

Current assets – discontinued operations at September 30, 2012 consists of $151,000 note receivable.

Current liabilities – discontinued operations at September 30, 2012 consists of $10,000 in accounts payable and $115,000 in notes payable.

Note 10.  Accounts Payable

Accounts payable at September 30, 2012 included amounts owed to certain vendors related to the ongoing normal course of the Company’s operations.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 11. Accrued Liabilities

Accrued liabilities at September 30, 2012 and December 31, 2011 are comprised of the following:

	September 30,	December 31,
Accrued liabilities	2012	2011
Revenue Share Liability	$2,659,000	$-
MMJMenu earn-outs	37,000	-
Obligations on marketing agreements	240,000	42,000
Tax payable	1,064,000	361,000
Deferred rent	125,000	183,000
Insurance	12,000	-
Payroll liabilities	33,000	166,000
Interest	17,000	7,000
Total accrued liabilities	$4,187,000	$759,000

Summary of the Revenue Share Liability amounts at September 30, 2012 and December 31, 2011:

Revenue Share Liability	September 30, 2012	December 31, 2011
Current portion	$2,659,000	$-
Long term portion	1,950,000	-
	$4,609,000	$-

See Note 3. Equity Transactions for a description of our obligations on share purchases, including the Revenue Share Liability.

Note 12. Notes Payable

On August 7, 2012, we entered into a Domain Name Purchase Agreement and a Non-Recourse Secured Promissory Note (the "Note") with Domain Holdings, Inc., an Alberta corporation, pursuant to which we purchased the domain names www.rodeo.com and www.karate.com (the "Purchased Domains"), for total consideration of $500,000, all represented by the Note.  Pursuant to the terms of the Note, we made payments of $50,000 on each of August 15, 2012 and November 1, 2012, with the balance to be paid in 18 equal monthly installments of $22,222 beginning June 1, 2013, and continuing on the 1st of each month thereafter.  Title to the Purchased Domains shall remains in escrow, with full beneficial rights of use granted to us immediately, until the Note is paid in full.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

On August 16, 2012, we entered into a Stock Purchase Agreement with Revyv, LLC to acquire 500,000 shares of our common stock for consideration of $67,000 of which $42,000 was paid at closing and by issuing a $25,000 promissory note due January 10, 2013.  See Note 3. Equity Transactions for a description of our obligations on share purchases.

On November 18, 2011, pursuant to our acquisition of the domain name marijuana.com, we issued a Non-Recourse Secured Promissory Note with a principal amount of $4,150,000, payable over sixty-nine (69) consecutive months beginning on January 18, 2012.  Below is a summary of the note payable related to the marijuana.com domain name acquisition:

Marijuana.com Notes Payable	September 30, 2012	December 31, 2011
Current portion	$708,901	$708,901
Long term portion	2,884,756	3,416,099
	$3,593,657	$4,125,000

Below is a summary of our note payable amounts:

	September 30, 2012	December 31, 2011
Marijuana.com promissory note	$3,593,657	$4,125,000
Rodeo.com/Karate.com promissory note	450,000	-
Revyv share purchase promissory note	25,000	-
	$4,068,657	$4,125,000

Note 13. Notes Payable– Related Party

Promissory Notes to Hartfield, Hoerling and Francis

During August 2012, we closed (A) a Global Securities Purchase, Consulting, and Resignation Agreement (the "Hartfield Agreement"), Secured Promissory Note (the " Hartfield Note") and Consulting Agreement (the "Consulting Agreement") by and among Justin Hartfield, an individual ("Hartfield") and WeedMaps Media, Inc., a Nevada corporation and our wholly-owned subsidiary ("WeedMaps"), (B) a Global Securities Purchase Agreement (the "Hoerling Agreement") and Secured Promissory Note (the "Hoerling Note") by and among the Company, Keith Hoerling, an individual ("Hoerling") and WeedMaps and (C) a Global Securities Purchase and Resignation Agreement (the "Francis Agreement", collectively with the Hartfield and Hoerling Agreements, the "Global Agreements") and Secured Promissory Note (the "Francis Note", collectively with the Hartfield and Hoerling Notes, the "Notes") by and among the Company, Douglas Francis, an individual ("Francis") and WeedMaps.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

As consideration for the Global Agreements, the Notes were issued to Hartfield, Hoerling and Francis (the " Selling Parties"), individually. The Notes are secured by the shares of common stock sold to the Company by the Selling Parties, and each of them, pursuant to the Global Agreements.  Pursuant to the Notes, beginning in September 2012, we began making monthly payments in the amount of $78,099.38 to each of the Selling Parties.  The aggregate amount of the Notes is $4,875,000.

At September 30, 2012, the outstanding balance of the Notes was $4,605,000, which comprised all of our notes payable-related party of which $2,659,000 was recorded as the current portion and $1,946,000 was recorded as the noncurrent portion.

See Note 3. Equity Transactions for a description of our obligations on share purchases.

Note 14. Other Long Term Accrued Liabilities

At September 30, 2012, we had a balance of $117,000 in deferred tax liability.  At September 30, 2012 we had recorded the $1,950,000 noncurrent portion of the Revenue Share Liability related to our share purchases.  See Note 3. Equity Transactions for a description of our obligations on share purchases, including the Revenue Share Liability.

Note 15.  Earn-out Provisions

See Note 3. Equity Transactions for a description the Global Agreements by and amongMessrs. Hartfield and Hoerling and us, pursuant to which we purchased a total of 51,272,289 shares of our common stock and whereby they have terminated all rights to consideration due from us (including cash and/or stock owed to Hartfield and Hoerling pursuant to agreements whereby we acquired WeedMaps, LLC).  As a result of the Global Agreements, the WeedMaps Earn-Outs were cancelled during August 2012.  The below description includes the cancellation of the WeedMaps Earn-outs.

Summary of changes in total earn-outs during the nine months ended September 30, 2012:

MMJMenu earn-outs August 2012	$(80,510)
Issuance of WeedMaps Earn-out shares August 2012	9,120,000
Gain on change in fair value of WeedMaps earn-out liability August 2012	5,909,946
Gain on change in fair value of MMJMenu earn-out liability at September 30, 2012	44,084
Cancellation of WeedMaps earn-outs August 9, 2012	3,537,054
Total change in earn-outs during the nine months ended September 30, 2012	18,530,574
Earn-outs at December 31, 2011	(18,567,000)
Earn-outs at September 30, 2012	$(36,426)

Earn-out liabilities at September 30, 2012 were $36,000 related to the MMJMenu acquisition.

The cumulative non-cash gain on change in fair value of the WeedMaps earn-out was $5,910,000.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

MMJ Earn-outs

The Company accounts for Contingent Consideration according to FASB ASC 805 Business Combinations.  Contingent consideration typically represents the acquirer's obligation to transfer additional assets or equity interests to the former owners of the acquiree if specified future events occur or conditions are met.  FASB ASC 805 requires that contingent consideration be recognized at acquisition-date fair value as part of the consideration transferred in the transaction. FASB ASC 805 uses the fair value definition in Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  As defined in FASB ASC 805, contingent consideration is (i) an obligation of the acquirer to transfer additional assets or equity interests to the former owners of an acquiree as part of the exchange for control of the acquiree if specified future events occur or conditions are met or (ii) the right of the acquirer to the return of previously transferred consideration if specified conditions are met.

Contingent consideration, the earn-out provisions, which are classified as a liability are required to be remeasured to fair value at each reporting date and any changes in fair value subsequent to the acquisition date are recognized in earnings.  The primary inputs in determining the fair value of the earn-outs that were remeasured to fair value at June 30, 2012 were i) the quoted price of the underlying shares of our common stock and ii) the probabilities for the two year scenarios in determining the likelihood of common share payouts.

The price of our common stock was reduced to $0.50 in the cash flow model because the price of our common stock as quoted on the OTCQX on September 30, 2012, the balance sheet date, was $0.50.

The net effect of the change to our cash flow model as a result of remeasuring the earn-out liability to fair value was a decrease of $43 and as such, a change in the fair value of the earn-out liability was recorded at September 30, 2012.  At September 30, 2012, the fair value of the earn-out liability was $36,400.   At September 30, 2012, we recorded a gain on change in fair value of the earn-our liability of $43.

Note 16.  Income Per Common Share

Income per common share is based on the weighted average number of common shares outstanding. The Company complies with Earnings Per Share, which requires dual presentation of basic and diluted earnings per share on the face of the statements of operations. Basic per share earnings or loss excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average common shares outstanding for the period. Diluted per share earnings or loss reflect the potential dilution that could occur if convertible preferred stock or debentures, options and warrants were to be exercised or converted or otherwise result in the issuance of common stock that is then shared in the earnings of the entity.

As of September 30, 2012, there were outstanding 250,000 common stock purchase warrants that were not included in the computation of diluted EPS because to do so would have been antidilutive for the period presented.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 17.  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.  Significant components of the Company's tax provision and deferred tax assets as of September 30, 2012 and December 31, 2011 are as follows:

The components of tax provision:

	September 30, 2012	December 31, 2011
Current
Federal	$560,000	$268,000
State	166,000	31,700
	726,000	299,700
Deferred
Federal	(74,000)	(16,000)
State	(4,000)	19,000
	(78,000)	3,000

Change in valuation allowance	-	(20,000)

Total provision	$648,000	$282,700

The total tax provision is $648,000 of which $721,000 corresponds to current operations and $73,000 (tax benefit) corresponds to discontinued operations.

The components of deferred tax asset:

Deferred income tax assets:
State taxes	$114,000	$40,000
Net operating losses	461,000	468,000
Accruals and other	82,000	97,000
	657,000	605,000

Deferred income tax liabilities:
Depreciation and amortization	(117,000)	(148,000)
	540,000	457,000

Valuation allowance	(433,000)	(440,000)

Net deferred tax assets	$107,000	$17,000

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.   Based upon the Company's income for the quarter ended September 30, 2012, the Company has provided a valuation allowance in the amount of $433,000 against our future net operating losses.  The amount of deferred tax assets considered realizable could change if future taxable income is realized.

At September 30, 2012 and December 31, 2011, the Company had U.S. federal tax net operating loss carryforwards (“NOLs”) of approximately $1.3 million and $1.4 million, respectively, which begin to expire in 2021. We do not have any State NOLs. The NOLs are subject to limitations under IRC Section 382 of the Internal Revenue Code (“Section 382”).

Earn-out Provisions, WeedMaps Tax Effects - The WeedMaps acquisition was a tax-free reorganization and as such, the tax effect of the earn-outs is recorded as a permanent difference between the carrying amount of the earn-out liability for financial reporting purposes and the amount used for tax purposes.

Note 18. Related Party Transactions

All material intercompany transactions have been eliminated upon consolidation of our entities.  During the nine months ended September 30, 2012, cash transfers, equity and accounts between the Company and its subsidiaries have been eliminated upon consolidation.

Note 19. Commitment And Contingencies

On January 27, 2011, the Company entered into a commercial lease agreement for approximately 20,332 square feet of office space in Newport Beach, California. The lease expires on January 31, 2014 and requires monthly payments of $39,647. The Company is confident that this commercial space will provide adequate space to meet our needs and provide for future growth.

Set forth below is a summary of our current obligations as of September 30, 2012 comprised exclusively of a rental lease obligation to make future payments due by the period indicated below:

Operating lease payments	Minimum Payments	Monthly Base Rent
October - December 2012	$123,822	$41,274
2013	$514,806	$42,901
2014	$42,901	$42,901

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Condensed Consolidated Financial Statements
September 30, 2012
Unaudited

Note 20. Warrants

As of September 30, 2012, there were outstanding 250,000 common stock purchase warrants. The following table summarizes information about common stock warrants outstanding at September 30, 2012.

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Exercise Price Average	Number Exercisable	Weighted Average Exercise Price

$4	250,000	2.12	$4	250,000	$4

$4	250,000	2.12	$4	250,000	$4

Note 21. Subsequent Events

The Company evaluated its September 30, 2012 financial statements for subsequent events through November 14, 2012, the date the financial statements were available to be issued.

On November 5, 2012, we issued 250,000 shares of our common stock to one shareholder for services rendered from July 1, 2012 through September 30, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of SearchCore, Inc.

We have audited the accompanying consolidated balance sheets of SearchCore, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2011. SearchCore, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SearchCore, In. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 26 to the financial statements, the 2011 financial statements have been restated to correct a misstatement.

Tarvaran, Askelson & Company, LLP

Laguna Niguel, CA
May 10, 2012

SEARCHCORE, INC.

Consolidated Balance Sheets (Audited)

	December 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,512,590	$1,388,574
Accounts receivable	206,091	—
Inventory	9,830	—
Other current assets	379,860	1,104,337
Current assets - discontinued operations	51,795	—
TOTAL CURRENT ASSETS	$2,160,166	$2,492,911

Property and equipment, net	430,041	2,202
Property and equipment - discontinued operations	—	44,966
Intangible assets:
Domain names	114,119	9,076
Domain name - Marijuana.com	4,250,000	—
Web software	501,343	—
Goodwill	486,403	—
Intangible assets - discontinued operations	—	4,156,835
Other assets	82,332	900,000
Other assets - discontinued operations	51,976	33,872

TOTAL ASSETS	$8,076,380	$7,639,862

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$50,632	$46,757
Accrued liabilities	759,312	1,037,670
Note payable	708,901	—
Note payable - related party	1,130,000	—
Current liabilities - discontinued operations	243,017	202,596

TOTAL CURRENT LIABILITIES	$2,891,862	$1,287,023

LONG TERM LIABILITIES

Other accrued liabilities	155,025	900,000
Note payable	3,416,099	—
Note payable - related party	1,800,000	3,600,000
Earn-out provisions, WeedMaps	18,567,223	18,362,269

TOTAL LONG TERM LIABILITIES	23,733,393	22,862,269

TOTAL LIABILITIES	$26,625,255	$24,149,292

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value: 20,000,000 shares authorized;
zero shares issued and outstanding at December 31, 2011;
zero shares issued and outstanding at December 31, 2010;	—	—
Common stock, $0.001 par value: 200,000,000 shares authorized;
83,140,256 shares issued and outstanding at December 31, 2011;
82,640,256 shares issued and outstanding at December 31, 2010;	83,140	82,640
Paid-in capital	(15,965,044)	(16,964,444)
Retained earnings (accumulated deficit)	(2,666,971)	372,374

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(18,548,875)	(16,509,430)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,076,380	$7,639,862

The accompanying notes are an integral part of these consolidated financial statements.

SEARCHCORE, INC.

Consolidated Statements of Operations (Audited)

	Years Ended
	December 31,	December 31,
	2011	2010
REVENUE
Sales	$11,928,932	$3,355,878
Total revenue	11,928,932	3,355,878

OPERATING EXPENSES
Cost of sales	793,789	365,702
Selling, general and administrative expenses	9,684,963	2,533,659
Loss on change in fair value of earn-out liability	204,954	—

Total operating expenses	10,478,752	2,899,361

Operating Income	1,450,180	456,517

Other Income (Expense)
Interest income	213	66
Interest expense	(13,241)	—

Total other income (expense)	(13,028)	66

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,437,152	456,583

Provision for Income Taxes	416,130	80,914
INCOME FROM CONTINUING OPERATIONS	1,021,022	375,669

Loss from discontinued operations, net of $133,500 and $18,100 tax benefit for the years ended December 31, 2011 and 2010, respectively	(4,060,367)	(25,174)

NET (LOSS) INCOME	$(3,039,345)	$350,495

Income (loss) per share, Basic and Diluted
Income from continuing operations	$0.012	$0.013
Loss from discontinued operations	(0.049)	(0.001)
Total income (loss) per share	$(0.037)	$0.012

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	83,140,256	28,868,864

The accompanying notes are an integral part of these consolidated financial statements.

SEARCHCORE, INC.

Consolidated Statements of Cash Flows (Audited)

	Years Ended
	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net income from continuing operations	$(3,039,345)	$350,495
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	71,295	115,319
Amortization	284,856	—
Stock-based compnensation	—	87,777
Loss on change in fair value of earn-out liability	204,954	—
Loss on abandonment	4,142,835	—
Changes in operating assets and liabilities:
Accounts receivable	(206,091)	—
Inventories	(9,830)	—
Prepaid expenses and deposits	672,682	878,670
Other assets	54,589	—
Accounts payable and accrued liabilities	(234,062)	(62,161)

Net cash provided by operating activities	1,736,929	1,370,100

Cash flows from investing activities:
Purchases of property and equipment	(454,168)	(211,781)
Purchases of intangible assets	(488,746)	(327,834)

Net cash used in investing activities	(942,913)	(539,615)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,650,000
Payments from note payable	—	(40,000)
Payments from convertible notes	—	(419,392)
Convertible note related party	—	(211,489)
Payments on note payable - related party	(670,000)	(437,543)

Net cash used by financing activities	(670,000)	541,576

Net increase (decrease) in cash and cash equivalents	124,016	1,372,061

Cash and cash equivalents at beginning of period	1,388,574	16,513

Cash and cash equivalents at end of period	$1,512,590	$1,388,574

Non-cash investing and financing activity:

Issuance of warrants to consultants	—	250,000
Shares issued pursuant to Revyv acquisition	$500,000	$—
Shares issued pursuant to consulting agreement	$—	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

SEARCHCORE, INC.

Consolidated Statements of Stockholders' Equity (Deficit)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

BALANCES, December 31, 2009	—	—	9,733,442	$9,733	$(9,733)	$21,879	$21,879

Issuance of common stock, convertible debt			53,656,814	53,657	1,493,839		1,547,496
Issuance of common stock, private placements			825,000	825	1,649,175		1,650,000
Issuance of common stock, acquisition			2,000,000	2,000	3,998,000		4,000,000
Stock based compensation			25,000	25	49,975		50,000
Recapitalization			16,400,000	16,400	(24,145,700)		(24,129,300)

Net income (loss) from continuing operations						350,495	350,495
BALANCES, December 31, 2010	—	—	82,640,256	$82,640	$(16,964,444)	$372,374	$(16,509,430)

Issuance of common stock			500,000	500	999,500		1,000,000
Paid in capital, Revyv, LLC acquisition					(100)		(100)

Net income (loss) from continuing operations						(3,039,345)	(3,039,345)

BALANCES, December 31, 2011	—	—	83,140,256	83,140	$(15,965,044)	$(2,666,971)	$(18,548,875)

The accompanying notes are an integral part of these consolidated financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 1. General

Nature of Business

SearchCore, Inc., together with its wholly owned subsidiaries (hereinafter collectively referred to as the “Company,”  “we,” “us,” and “our”) is engaged in providing a technology services to the medicinal cannabis industry. The Company provides services in three different sectors: media, technology and marketing.  The Company is not engaged in the growing, harvesting, cultivation, possession, or distribution of cannabis. Instead, the Company assists the physicians, dispensaries, and end-users within the medicinal cannabis industry in finding each other.

SearchCore, Inc. was formed on July 14, 2003 in the State of Nevada as Tora Technologies, Inc. On November 21, 2006, we changed our name to Makeup.com Limited, on January 29, 2010, we changed our name to LC Luxuries Limited, on November 5, 2010, we changed our name to General Cannabis, Inc. Finally, on January 6, 2012, we changed our name to SearchCore, Inc.

All of our operations are conducted through our wholly-owned subsidiaries, each of which is incorporated or qualified to do business in the states in which it does so.

The Medicinal Cannabis Industry

There are a total of 28 states, plus the District of Columbia with legislation either passed or pending as it relates to medicinal cannabis.

Sixteen states, plus the District of Columbia, have adopted laws that exempt patients from state criminal penalties who use medicinal cannabis under a physician’s supervision.  These are collectively generally referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different.  The states that have legalized medicinal cannabis are as follows (in alphabetical order):

Alaska,
Arizona,
California,
Colorado,
Delaware
District of Columbia,
Hawaii,
Maine,
Michigan,
Montana,
Nevada,
New Jersey,
New Mexico,
Oregon,
Rhode Island,
Vermont, and
Washington.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

As of April 2012, twelve states have pending legislation or ballot measures to legalize medical marijuana. The states are as follows (in alphabetical order):

Alabama,
Connecticut,
Idaho,
Illinois,
Kansas,
Maryland,
Massachusetts,
Missouri,
New Hampshire,
New York,
Ohio, and
Pennsylvania,

Medical cannabis decriminalization is generally referred to as the removal of all criminal penalties for the private possession and use of cannabis by adults, including cultivation for personal use and casual, nonprofit transfers of small amounts.  Legalization is generally referred to as the development of a legally controlled market for cannabis, where consumers purchase from a safe, legal, and regulated source.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule.  Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value.  Under the First Amendment, doctors may recommend cannabis for medical use; however, under federal law, they may not prescribe cannabis for medical use.  In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

Recent Developments

Discontinued Operations of General Health Solutions, Inc.

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company.  The assets were placed into General Health Solutions, Inc., a wholly-owned subsidiary of the Company. The assets consisted primarily of the assignment of a Management Services Agreement pursuant to which we previously managed medicinal cannabis clinics.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock, and paid Fifty Thousand Dollars ($50,000) cash, to Synergistic Resources.  Also effective on December 3, 2010, we entered into an at-will employment agreement with Brent Inzer, the sole manager and member of Synergistic Resources, with compensation of Fifteen Thousand Dollars ($15,000) per month.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

We have decided to shut down General Health Solutions, Inc., which constitutes our entire Medical Clinic Management segment.  During February 2012, we committed to a definitive plan to terminate the management agreement and services associated with the agreement, which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations.  We anticipate being fully divested of all management responsibilities as per the management agreement by the close of the first quarter of 2012. For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis. See Note 9. Discontinued Operations for further details.

WeedMaps Acquisition and Recapitalization of the Company

On November 19, 2010, SearchCore, Inc. entered into an Agreement and Plan of Reorganization and Merger with WeedMaps Media, Inc., a wholly owned subsidiary of SearchCore and WeedMaps, LLC (“WeedMaps”) (the “Merger Agreement”) (the “Merger”). Prior to the Merger, SearchCore was deemed to be a non-operating public shell corporation with nominal net assets and WeedMaps was a private operating company with significant operations.  For accounting purposes the transaction is considered to be a reverse merger treated as a recapitalization of SearchCore where SearchCore is the surviving legal entity and the accounting acquiree, and WeedMaps is considered to be the accounting acquirer and the legal acquiree.  The assets and liabilities of WeedMaps are recorded at their historical cost with the equity structure of SearchCore.  No goodwill was recorded in the transaction.  SearchCore was deemed a continuation of the business of WeedMaps and the historical financial statements of WeedMaps became the historical financial statements of SearchCore.

See Note 22. Recapitalization for a discussion regarding the elimination of the historical results of operation and the accumulated deficit of SearchCore including its wholly owned subsidiary, LV Luxuries Incorporated, as a result of the Merger and the associated reverse merger accounting and recapitalization of SearchCore.

Revyv, LLC

On January 10, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  The assets were placed into General Marketing Solutions, Inc., a wholly-owned subsidiary of the Company. The assets consisted primarily of the intellectual property associated with the name CannabisCenters, including its website (www.cannabiscenters.com), its related physician software and patient verification system, and numerous existing contracts.  As consideration for the purchase, which closed on January 13, 2011, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv, LLC or its assigns.  Effective on January 10, 2011, we entered into an at-will employment agreement with each of James Johnson and David Johnson, each of which are members of Revyv, LLC.  The compensation due to each is $12,500 per month.  As of the quarter ending September 30, 2011, neither James Johnson nor David Johnson were employed by us.

Marijuana.com

On November 18, 2011, we entered into a Domain Name Purchase Agreement with an unrelated party for the purchase of “marijuana.com.”  Pursuant to the terms of the Agreement, the purchase price was $4,250,000, payable $125,000 on the date of execution of the Agreement, and the remaining balance over sixty nine (69) consecutive months beginning on January 18, 2012 pursuant to a Non-Recourse Secured Promissory Note of the same date (the “Note”).

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

MMJMenu

On January 5, 2012, WeedMaps acquired substantially all the assets of MMJMenu, LLC (“MMJ”). The assets consist primarily of the intellectual property associated with MMJMENU, including its website (www.mmjmenu.com).  As consideration for the purchase we issued an aggregate of Two Hundred Thousand (200,000) shares of our common stock to MMJ or its assigns.  Effective on January 4, 2012, we entered into an at-will employment agreement with each of Justin Weidmann and Alex Weidmann, each of which are members of MMJMenu, LLC.  The compensation due to each is $10,000 per month.

Principal Services

The Company’s principal services are offered through the following wholly owned subsidiaries.

WeedMaps Media, Inc.

WeedMaps Media, Inc. is our wholly-owned subsidiary, and its primary operation is the internet website, www.weedmaps.com.  Weedmaps.com is an online finder site service that allows patients to find local medical cannabis dispensaries, which are also referred to as collectives.  Dispensaries are locations where patients who have received letters of recommendation from a health care provider can purchase medicinal cannabis, as well as a variety of other non-cannabis related items including, but not limited to, apparel accessories, posters, bumper stickers, concert tickets, books and musical CD’s.

General Marketing Solutions, Inc.

General Marketing Solutions, Inc. is our wholly-owned subsidiary, and its primary operation is the internet website, www.cannabiscenters.com.   Though primarily in the development stage, the website aids prospective patients in finding physicians across the country that support and recommend medicinal cannabis.  There is a patient verification system which verifies the authenticity of the patient’s Letter Of Recommendation.  This is an internal control system designed to validate the status of a patient to law enforcement, dispensaries and other interested parties, as well as a social media platform for users.

General Merchant Solutions, Inc.

Prior to August 1, 2011, General Merchant Solutions supplied dispensaries with credit card processing services, however, due to market conditions (specifically lack of reliable financing) we felt it to be in our best interests to discontinue providing merchant services to dispensaries.  The remaining credit card processing business proved to be only nominally profitable, and on October 31, 2011, General Merchant Solutions discontinued all retail credit card processing operations.  The entity is held as an entity in good standing with no operations.

General Management Solutions, Inc.

General Management Solutions, Inc., is our wholly-owned subsidiary that oversees and provides all of the human resource issues for employees including hiring, terminating, and employee benefits.

General Health Solutions, Inc.

See Note 9. Discontinued Operations for further details of our decision to terminate the management agreement and services associated with the agreement which constitutes our entire Medical Clinic Management segment.  During February 2012, we committed to a plan to terminate the management agreement and services associated with the agreement which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations. For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Other Subsidiaries

We have two additional wholly-owned subsidiaries whose operations are relatively inactive at this time, namely General Processing Corporation, CannaCenters Corporation (dba CannaCenters), and a third subsidiary, LV Luxuries Incorporated (which operated as makeup.com), whose operations have been discontinued.  As of right now we have no imminent or specific plans for either of the entities and they are held as corporations in good standing with no operations.

Note 2. Basis Of Presentation And Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America.

Reclassifications

Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any years presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on knowledge of current events and anticipated future events and accordingly, actual results may differ from those estimates.

Risks related to cash

The Company maintains cash in bank and deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash equivalents

The Company considers only highly liquid investments such as money market funds and commercial paper with maturities of 90 days or less at the date of their acquisition as cash and cash equivalents.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Fair Value of Financial Instruments

The accounting standards regarding disclosures about fair value of financial instruments defines financial instruments and required fair value disclosure of those instruments. This accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Receivables, investments, payables, short and long term debt and warrant liabilities qualified as financial instruments. Management believes the carrying amounts of receivables, payables and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization, and if applicable, their stated interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The Company analyzes all financial instruments with features of both liabilities and equity under the accounting standards regarding accounting for certain financial instruments with characteristics of both liabilities and equity, accounting for derivative instruments and hedging activities, accounting for derivative financial instruments indexed to, and potentially settled in, a company’s own stock, and the accounting standard regarding determining whether an instrument (or embedded feature) is indexed to an entity’s own stock. The accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. This standard provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for this accounting standard scope exception. All warrants issued by the Company are denominated in U.S. dollars.

Accounts Receivable

Accounts receivable are recorded at the invoice amount and do not bear interest.

Advertising Cost

The Company expenses advertising costs when incurred. Advertising expense for the twelve months ended December 31, 2011 and 2010 was $714,000 and $216,000, respectively.

Allowance for Doubtful Accounts

Allowance for doubtful accounts is defined as a Company's estimate of the amount of probable credit losses in the Company's existing accounts receivable.  The Company does not maintain an allowance for doubtful account based upon management’s review of the Company’s revenue structure whereby substantially all receivables are confirmed before they are booked as revenue. The Company reviews its allowance for doubtful accounts policy periodically. The Company does not have any off-balance-sheet exposure related to its customers.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Inventory

Inventories consisting of credit card terminals are stated at the lower of cost (average) or market.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Property and equipment at December 31, 2011 and December 31, 2010 are presented net of accumulated depreciation of $71,000 and $55,000, respectfully.

Goodwill

In accordance with Goodwill and Other Intangible Assets, goodwill is defined as the excess of the purchase price over the fair value assigned to individual assets acquired and liabilities assumed and is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the Company's fourth fiscal quarter or more frequently if indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the Company's reporting units with each respective reporting unit's carrying amount, including goodwill. The fair value of reporting units is generally determined using the income approach. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. No amortization is recorded for goodwill with indefinite useful life. Goodwill impairment of $2,718,538 and zero was recognized during the twelve months ended December 31, 2011 and 2010, respectively. See Note 9. Discontinued Operations for information regarding the goodwill impairment.

Intangible Assets

In accordance with Goodwill and Other Intangible Assets, intangible assets that are determined not to have an indefinite useful life are subject to amortization. The Company amortizes intangible assets using the straight-line method over their estimated useful lives.

Impairment of Long-Lived and Intangible Assets

In accordance with Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses the recoverability of the long-lived and intangible assets by comparing the carrying amount to the estimated future undiscounted cash flow associated with the related assets. Impairment of intangible assets related to General Health Solutions, Inc. being recorded as discontinued operations of $1,438,297 was recognized during the twelve months ended December 31, 2011.  No impairment of long-lived assets was recognized during the twelve months ended December 31, 2010.  See Note 9. Discontinued Operations for information regarding the intangible asset impairment.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of Share-Based Payment, which addresses the accounting for equity-based compensation and which requires that the cost of all equity-based compensation arrangements, be reflected in the financial statements over the vesting period based on the estimated fair value of the awards. During the twelve months ended December 31, 2011 and 2010, the Company had stock-based compensation expense related to issuances of shares of the Company’s common stock to consultants of zero and $88,000, respectively.

Contingent Consideration – Earn-outs

Contingent consideration, the earn-out provisions, which are classified as a liability, pursuant to ASC 805, are required to be remeasured to fair value at each reporting date and any changes in fair value subsequent to the acquisition date are recognized in earnings which could cause a material impact to, and volatility in, our operating results.  The primary inputs in determining the fair value of the earn-outs that are remeasured to fair value are the quoted price of the underlying shares of our common stock and the probabilities for the three different scenarios in determining the likelihood of common share payouts.

Revenue Recognition

We recognize revenue in accordance with ASC 605, “Revenue Recognition,” we recognize as revenue the fees we charge customers as referenced below because persuasive evidence of an arrangement exists, the fees we charge are substantially fixed or determinable during the period that we provide the services, we and our customers understand the specific nature and terms of the agreed upon transactions, collectability is reasonable assured and services have been rendered.

The Company and its wholly owned subsidiaries recognize revenue as follows:

Listing Fee Revenue – The Company operates WeedMaps.com and several associated websites, together composing a large scale, medical-cannabis industry focused internet media portal that targets dispensaries, advertisers and consumers.  The Company generates revenues from listings on the Company’s website.  We recognize as revenue the fees we charge customers for listing their related company on our website.  The terms of the listing arrangements with our customers are pursuant to a marketing agreement entered into with each customer pursuant to the terms of which the listing period is on a month-to-month term, listings are prepaid monthly and we do not offer returns, as such, our policy is to recognize revenues on a per-listing fee basis in the month that we provide the listing service.

Ad Revenue – The Company generates revenues from advertising on the Company’s websites.  We recognize as revenue the fees we charge customers for placing ads for their related company on our websites.  The terms of the advertising arrangements with our customers are pursuant to an advertising agreement entered into with each customer pursuant to the terms of which the advertising period is on a month-to-month term, ads are prepaid monthly and we do not offer returns, as such, our policy is to recognize revenues on a per-ad fee basis in the month that we provide the advertising service.

Content Production Revenue – The Company generates revenues from photo and video production of content, which is displayed on the Company’s websites.  We recognize as revenue the fees we charge customers for photo and video production services pursuant to which we create virtual tours of their establishments and products, which are then displayed on our websites.  The terms of the production services with our customers are pursuant to an agreement entered into with each customer pursuant to the terms of which the production services are on a one-time basis and our policy is to recognize revenues on a per-production basis in the month that we provide the production services.

Software Product Revenue – The Company generates revenues from the delivery of our software products via the cloud.  We recognize as revenue the fees we charge customers for a software subscription service. The terms of the software subscription arrangements with our customers are pursuant to an agreement entered into with each customer pursuant to the terms of which the subscription period is on a month-to-month term, subscriptions are prepaid monthly and we do not offer returns, as such, our policy is to recognize revenues on a per-subscription fee basis in the month that we provide the software subscription service.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Management Fee Revenue – In the past, the Company managed medical cannabis clinics throughout California pursuant to a contractual arrangement with a professional medical corporation.  We recognized as revenue the fees we charged the professional medical corporation for providing administrative, marketing and human resources services. Our policy was to recognize revenues during the period that the services were rendered and we did not offer returns.  See Note 9. Discontinued Operations for more information.

Income Taxes

The Company follows Accounting for Income Taxes that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. During the twelve months ended December 31, 2011 and 2010, the Company recorded $283,000 and $62,800 provision for US income taxes, respectively.

The charge for taxation is based on the results for the year as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also recorded in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Uncertain tax positions

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax-related interest and penalties as interest expense and SGA expense, respectively, on the Consolidated Statement of Operations.

Subsequent Events

During May 2009 and February 2010, the FASB issued new authoritative pronouncement regarding recognized and non-recognized subsequent events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company adopted this guidance and it had no impact on the Company’s results of operations or financial position.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Recent Accounting Pronouncements

FASB issued an accounting standards update amending ASC 220 to improve the comparability, consistency and transparency of reporting of comprehensive income. It amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 requires retrospective application, and it is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. In December 2011, FASB issued ASU 2011-12. ASU 2011-12 indefinitely deferred the provisions of ASU 2011-05 requiring the presentation of reclassification adjustments on the face of the financial statements for items reclassified from other comprehensive income to net income.  The adoption of this standard will not have a material impact on our financial statements.

FASB issued an accounting standards update amending ASC 820 to achieve common fair value measurement and disclosure requirements between GAAP and IFRS. This amendment changes the wording used to describe fair value and requires additional disclosures. We do not expect this amendment, which is effective for interim and annual periods beginning after December 31, 2011, to have an impact on our financial position, results of operations, or cash flows.

In September 2011, the FASB issued an amendment to an existing accounting standard, which provides an option to perform a qualitative assessment to determine whether further impairment testing on goodwill is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this standard will not have a material impact on our financial statements.

In January 2010, FASB issued ASU No. 2010-01- Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 - Accounting and Reporting for Decreases in Ownership of a Subsidiary - a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts Non-controlling Interests in Consolidated Financial Statements. If an entity has previously adopted Non-controlling Interests in Consolidated Financial Statements as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted Non-controlling Interests in Consolidated Financial Statements. The adoption of this ASU did not have a material impact on our consolidated financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

In January 2010, FASB issued ASU No. 2010-06 - Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-08 Earnings Per Share - Amendments to Section 260-10-S99, which represents technical corrections to topic 260-10-S99 Earnings per share, based on EITF Topic D-53 Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42 The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The adoption of this ASU did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 Fair Value Measurement and Disclosures Topic 820 - Measuring Liabilities at Fair Value, which provides amendments to subtopic 820-10 Fair Value Measurements and Disclosures - Overall for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a) the quoted price of the identical liability when traded as an asset b) quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The adoption of this ASU did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In June 2009, the FASB issued standards that establish only two levels of U.S. GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. We use the new guidelines and numbering system prescribed by the Codification when referring to GAAP. As the Codification was not intended to change or alter existing GAAP, it did not have a material impact on our consolidated financial statements.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

In April 2009, the FASB issued standards that require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This standard also requires those disclosures in summarized financial information at interim reporting periods. This standard applies to all financial instruments within the scope of Statement 107 held by publicly traded companies, as defined by APB 28, and requires that a publicly traded company include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In April 2009, the FASB issued standards that provide additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. This standard is effective for interim and annual periods ending after June 15, 2009. The adoption of this standard did not have a material impact on our consolidated financial statements, results of operations or cash flows.

In May 2009, the FASB issued standards that require management to evaluate subsequent events through the date the financial statements are either issued, or available to be issued. Companies are required to disclose the date through which subsequent events have been evaluated. This standard is effective for interim or annual financial periods ending after June 15, 2009. The Company evaluated its December 31, 2011 financial statements for subsequent events through May 10, 2012, the date the financial statements were available to be issued. Other than the events in Note 24. Subsequent Events, the Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

Note 3.Business Combinations

Revyv, LLC

On January 11, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  The assets consisted primarily of the intellectual property associated with the name CannabisCenters, including its website (www.cannabiscenters.com), its related physician software and patient verification system.  As consideration for the purchase, which closed on January 13, 2011, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv, LLC or its assigns.  Effective on January 10, 2011, we entered into an at-will employment agreement with each of James Johnson and David Johnson, each of which are members of Revyv, LLC.  The compensation due to each is $12,500 per month.  This business is now operated as General Marketing Solutions, Inc. Neither James Johnson nor David Johnson are currently employed by us.

The purchase price was $1,000,000, which pursuant to the Revyv Purchase Agreement consisted of the issuance of 500,000 shares of the Company’s common stock.  The purchase price was determined based on the value of the associated underlying shares of the Company’s common stock, which value of $2.00 per share, represented the offering price of the Company’s Common Stock used in its most recently completed equity transactions prior to the date of the acquisitions in accordance with the following FASB ASC 820-10-35-5, Principal Market or Most Advantageous Market guidance.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

The following table summarizes the acquisition with a total purchase price of $1,000,000:

Current assets	$—
Domains	18,500
Software	501,343
Goodwill	486,403
Total assets acquired	1,006,246
Accrued liabilities assumed	(6,246)
Total purchase price	$1,000,000

The Software will be amortized over a period of five years.

Synergistic Resources, LLC

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement (the “Synergistic Purchase Agreement”) pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC, a California limited liability company (“Synergistic Resources”).  Pursuant to the terms of the Synergistic Purchase Agreement, the Synergistic Resources assets were placed into General Health Solutions, Inc., a wholly-owned subsidiary of the Company.  See Note 9. Discontinued Operations for details on the discontinuation of operations of General Health Solutions, Inc.

The acquisition of Synergistic Resources was accounted for in accordance with the authoritative literature described in ASC 805-10 Business Combinations.  Pursuant to ASC 805-10 Business Combinations only the acquisition method may be applied to account for a business combination.  The assets consisted primarily of the intellectual property and established marketing associated with the name Marijuana Medicine Evaluation Centers, including its website www.marijuanamedicine.com, and the assignment of a Management Services Agreement.  Pursuant to the terms of the Management Services Agreement (the “Management Contract”) entered into by Synergistic Resources, LLC and a private medical corporation, we managed medicinal cannabis clinics.  The terms of the Management Contract provide that Synergistic Resources will provide administrative, management and development services and to supervise and manage the day-to-day operations of the medicinal cannabis clinics for a term of ten (10) years with an automatic renewal period of five (5) years for a total term of fifteen (15) years.

The purchase price was $4,050,000, which pursuant to the Synergistic Purchase Agreement consisted of the issuance of 2,000,000 shares of the Company’s common stock, and a payment in the agreement amount of $50,000 to Synergistic Resources.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

The following table summarizes the acquisition with a total purchase price of $4,050,000:

Domain Name	$14,000
Management Contract	1,424,297
Goodwill	2,718,538
Furniture, Equipment & Software	75,985
Accumulated Depreciation	(42,383)
Leasehold Improvements	11,364
Rent Deposits	33,872
Accounts Payable	(60,674)
Note Payables	(125,000)
Net Assets	$4,050,000

See Note 9. Discontinued Operations for details on the discontinuation of operations of General Health Solutions, Inc.

WeedMaps, LLC

On November 19, 2010, SearchCore, Inc. entered into an Agreement and Plan of Reorganization and Merger with WeedMaps Media, Inc., a wholly owned subsidiary of SearchCore and WeedMaps, LLC (“WeedMaps”) (the “Merger Agreement”) (the “Merger”). Prior to the Merger, SearchCore was deemed to be a non-operating public shell corporation with nominal net assets and WeedMaps was a private operating company with significant operations.  For accounting purposes the transaction is considered to be a reverse merger treated as a recapitalization of SearchCore where SearchCore is the surviving legal entity and the accounting acquiree, and WeedMaps is considered to be the accounting acquirer and the legal acquiree.  The assets and liabilities of WeedMaps are recorded at their historical cost with the equity structure of SearchCore.  No goodwill was recorded in the transaction.  SearchCore was deemed a continuation of the business of WeedMaps and the historical financial statements of WeedMaps became the historical financial statements of SearchCore.

See Note 22. Recapitalization for a discussion regarding the elimination of the historical results of operation and the accumulated deficit of SearchCore including its wholly owned subsidiary, LV Luxuries Incorporated, as a result of the Merger and the associated reverse merger accounting and recapitalization of SearchCore.

Note 4. Asset Acquisitions

Marijuana.com

On November 18, 2011, we entered into a Domain Name Purchase Agreement with an unrelated party for the purchase of the domain name “marijuana.com.”  Pursuant to the terms of the Agreement, the purchase price was $4,250,000, payable $125,000 on the date of execution of the Agreement, and the remaining balance over sixty nine (69) consecutive months beginning on January 18, 2012 pursuant to a Non-Recourse Secured Promissory Note of the same date (the “Note”).

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

In addition to the purchase price, beginning on the tenth (10th) business day of the month immediately following the first full month after the Transfer Date, we will pay to the Seller, or its assigns, an amount equal to ten percent (10%) of the gross revenue generated by the Domain Name (the “Revenue Payment”) until such time as the Note is paid in full (the “Revenue Obligation Period”).  The Revenue Payment will be accounted for pursuant to ASC 805-10-55-25 as a separate transaction.  Since the Revenue Payments formula is a specified percentage of earnings (i.e. 10%), it is a profit-sharing arrangement and will be expensed as it is paid.

Furthermore, during the Revenue Obligation Period (69 months during which we are making payments on the promissory note), pursuant to the terms of the Agreement, the Seller shall be entitled to two text links on marijuana.com, as well as two banner ads (of average size based on the site) that are static (non rotational) (the “Advertising Rights”). The Seller is responsible for providing all necessary graphics and text, which are subject to final approval by us in our sole discretion.

The fair value of the Advertising Rights were determined to be $47,886 over the Revenue Obligation Period based upon an analysis composed of twelve comparable websites and the average ad rates they charge for banner ads and text links which average monthly rates were $249.50 for banner ads and $97.50 for text links.  We recorded a $47,886 Advertising Rights intangible asset associated with the Advertising Rights which will be amortized over the term of the Revenue Obligation Period (beginning in January 2012—the month we took possession of the domain name).  A summary of the Marijuana.com Asset Acquisition is presented below.

Domain name - marijuana.com *	$4,250,000
Cash payment	(125,000)
Non-Recourse Secured Promissory Note	$(4,125,000)

* Included in Domain name – marijuana.com is $47,886 in advertising rights.

The operations and/or revenues generated from marijuana.com prior to the acquisition were not part of the domain name purchase.  The domain name www.marijuana.com is considered a premium domain name due to its level of monthly page views.  We intend to increase our brand recognition by utilizing marijuana.com as a referral page to WeedMaps.com, and selling advertising banner space on the site.  There can be no assurance that we will be able to make the payments or that we will be able to pay off the notes.  If we are unable to satisfy our obligations under the notes, it will have a material negative effect on our cash flow, operations, profitability, and we could be forced to return marijuana.com to the seller.

We did not hire any of the Sellers of the domain name marijuana.com.

Note 5.  Other Current Assets

Marketing Agreements

During April 2011, the Company entered into a marketing services agreement with a third-party firm (the “Marketing Agreement”) pursuant to the terms of which, the Company would receive marketing services for a term of one year.   Pursuant to the terms of the Marketing Agreement, consideration consisted of a cash payment of $100,000 which cash payment portion will be amortized on a straight-line basis over the term of the Marketing Agreement. At December 31, 2011, the Company has recorded a prepaid expense balance of $29,000.

During November 2010, the Company entered into a marketing services agreement with a third-party firm (the “Marketing Agreement”) pursuant to the terms of which, the Company would receive marketing services for a term of two years.  Pursuant to the terms of the Marketing Agreement, consideration consisted of a cash payment of $115,000 and 250,000 Common Stock purchase warrants with a four-year contractual term and with each warrant entitling the holder thereof to purchase one share of common stock at a price of $4.00.  The Company valued the agreement at $115,000 and will be amortized on a straight-line basis over the term of the Marketing Agreement. At December 31, 2011, the Company has recorded a prepaid expense balance of $67,000.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Credit Card Processing

During the normal course of business, the Company processes customer payments using a third-party merchant credit card processing system, which payments normally take one to three days to “clear.” At December 31, 2011, the Company had $124,000 in merchant processing.

Consulting Agreement and Employment Agreement

During November 2010, the Company entered into a three-year Consulting Agreement with Douglas Francis, our President, pursuant to the terms of which the Company would receive merger and acquisition consulting services for a term of three years.  The Company valued the agreement at $1,850,000 which consisted of a cash payment of $50,000 and a consulting fee of One Million Eight Hundred Thousand Dollars ($1,800,000) payable, one-half on June 30, 2012 (per an Amendment to the agreement) and the other half on January 10, 2013.  Subsequent to the Consulting Agreement being executed, it was contemplated that the Company would consummate an employment agreement with Mr. Francis, pursuant to the terms of which the services received and consideration given pursuant to the Consulting Agreement would be included in the employment agreement such that the employment agreement would supersede the Consulting Agreement.

On August 1, 2011, we entered into a Termination of Consulting Agreement with Douglas Francis, our President and a member of our Board of Directors, which terminated, effective as of April 1, 2011, his Consulting Agreement with us dated as of November 19, 2010, with no further amounts due under the Consulting Agreement.

On August 1, 2011, we entered into an at-will Employment Agreement with Douglas Francis, our President and a member of our Board of Directors.  Mr. Francis’ employment is effective as of April 1, 2011.  Under the terms of the agreement, his compensation is thirty thousand dollars ($30,000) per month.  In the event of termination of the agreement for a reason other than for cause, Mr. Francis will be entitled to severance equal to eighteen (18) months of compensation.

The balance of other current assets is attributable to $137,000 in current deferred tax assets.

Note 6.  Property And Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the useful lives of the assets, generally from three to seven years. Property and equipment at December 31, 2011 and December 31, 2010 consist of the following:

Property and Equipment	December 31, 2011	December 31, 2010
Furniture and Computer Equipment	$501,336	$2,269
Less: Accumulated Depreciation	(71,295)	(67)
Property and Equipment, net	$430,041	$2,202

Property and equipment amounts at December 31, 2011 and 2010 do not include the accumulated depreciation amounts attributed to discontinued operations.

For the twelve months ended December 31, 2011 and 2010, depreciation expense totaled $71,000 and $67, respectively.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 7.  Intangible Assets

Intangible assets consists of a suite of domain names, including our recent acquisition of the domain name marijuana.com, web software (Product Software to be sold or marketed to third parties and not for internal use) and goodwill associated with the Revyv, LLC. acquisition.

The domain names have been determined to have an indefinite useful life based primarily on the renewability of the domain name. Intangible assets with an indefinite life are not subject to amortization, but will be subject to periodic evaluation for impairment.

Marijuana.com  - The domain name www.marijuana.com is considered a premium domain name for a variety of reasons, including, but not limited to, its level of monthly page views, unique visitors, search engine optimization results, industry strength, sales value history, market potential, linguistical viability, brand recognition and recall value.  The domain name Marijuana.com has an indefinite life subject to annual renewal fees of approximately $10 per year. We fully intend and believe that we will have the financial wherewithal to renew Marijuana.com indefinitely. The domain name Marijuana.com has worldwide recognition and presumably will be able to generate advertising revenue regardless of the stability and/or stage of the medical marijuana industry in the United States.  We believe Marijuana.com will maintain its value principally because of its broad worldwide appeal.  The recognition of Marijuana.com in the United States only represents a portion of its potential brand identity and marketing potential. The brand recognition of the domain name Marijuana.com transcends both the medicinal dispensary industry as well as the more established industries, such as the pharmaceutical industry. Medicinal cannabis is approved in sixteen states, plus the District of Columbia. Further, as of April 1st, 2012, there are twelve states with pending legislation to legalize medical marijuana. Though the medicinal cannabis industry may be compliant with applicable state laws, it is deemed illegal under federal law.  However, to date, the federal government has concentrated their efforts on actions against suppliers, growers or sellers of marijuana, and not pursued, to our knowledge, actions against entities that provide marketing or advertising.  As a result, at this point in time, we believe that the asset Marijuana.com has an indefinite useful life. Consequently, we currently are not aware of any legal, regulatory, or contractual provisions that would limit our use of the domain name or our ability to renew it as needed.

To determine the fair value of the software, the company used the Income Approach valuation method.  The company used a 5-year discounted cash flow model which cash flows were based on current and recent period actual results, had an assumed flat growth rate of 5% over the 5 year period, and a discount rate of 25%. The software acquired from Revyv, LLC is a comprehensive application suite that is designed for the complete management of alternative healthcare practices. The software is a comprehensive physician software suite which provides healthcare practices with a patient verification system as well as the ability to manage appointments, including automated voice, email and SMS patient reminders and appointment confirmations, easy website integration, and the ability to create management reports.  The amortization period for the software is 5 years.

Intangible assets acquisitions and impairments as a result of discontinued operations during the year ended December 31, 2011 are summarized in the following table.

Asset Description	Balance December 31, 2010	General Marketing	Weed Maps	General Processing	General Health Discontinued Operations	Balance December 31, 2011
Management Contract	$1,424,297	$-	$-	$-	$(1,424,297)	$-
Domain Names	23,076	18,500	80,839	5,704	(14,000)	114,119
Domain Name - Marijuana.com	-	-	4,250,000	-	-	4,250,000
Web Software	-	501,343	-	-	-	501,343
Goodwill	2,718,538	486,403	-	-	(2,718,538)	486,403
Total intangible Assets	$4,165,911	$1,006,246	$4,330,839	$5,704	$(4,156,835)	$5,351,865

Intangible assets and accumulated amortization at December 31, 2011 and December 31, 2010 are comprised of the following:

	December 31,	December 31,
Intangible Assets	2011	2010
Management contract	$—	$1,424,297
Domain names	4,364,119	23,076
Web software	501,343	—
Goodwill	486,403	2,718,538
Subtotal	$5,351,865	$4,165,911
Accumulated amortization	—	—
Total intangible Assets	$5,351,865	$4,165,911

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Intangible asset amounts at December 31, 2011 and 2010 do not include the accumulated amortization amount attributed to discontinued operations, specifically amortization of the management contract.

Intangible assets subject to amortization	Amount	Useful life	Weighted-average amortization period
Advertising rights	$47,886	5.75	0.50
Web software	$501,343	5	4.56
Total intangible assets subject to amortization	$549,229		5.07

Intangible assets not subject to amortization	Amount
Domain Names	$4,316,233
Goodwill	486,403
Total intangible assets not subject to amortization	$4,802,636

Note 8.  Other Assets

The balance of other assets includes $54,000 in rent deposits and $28,000 in noncurrent deferred tax assets.

Note 9. Discontinued Operations

General Health Solutions, Inc.

We have decided to discontinue the operations of General Health Solutions, Inc., which constitutes our entire Medical Clinic Management segment.  During the years ended December 31, 2011 and 2010, General Health Solutions had net operating losses of $336,000 and $43,000, respectively. We decided to discontinue the operations of General Health Solutions because of increasing costs associated with managing the clinics and the recent increased competition in the medicinal cannabis clinic industry.   A major factor in the success of managing the medicinal cannabis clinics is running successful online Pay Per Click (“PPC”) advertising campaigns.  In PPC campaigns targeting is key, and factors that determine the pricing pertaining to certain key words depend heavily on the number of advertisers bidding on those certain key words.  Taken together, i) our increasing success with our technology in our Marketing and Media Segment and ii) the increasing costs of PPC campaigns coupled with the increasing number of sole-practitioner doctors now offering medicinal cannabis recommendation letters as part of their medical practice offerings which places downward pressure on pricing, led us to decide to discontinue the operations of General Health Solutions, which composes our entire Medical Clinic Management Segment, and focus our efforts instead on our technology in our Marketing and Media Segment.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

During February 2012, we committed to a definitive plan to terminate the management agreement and services associated with the agreement, which resulted in General Health Solutions, Inc., our Medical Clinic Management segment being reported as discontinued operations. For comparative purposes, all prior periods presented have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

General Health Solutions comprised the entirety of our Medical Clinic Management segment and as such, the entire segment was reported in discontinued operations.

Following the closure of the clinics during the first quarter 2012, we do not expect any continuing cash flows from discontinued operations.

At December 31, 2011, we recorded a $30,000 liability related to one-time employee termination benefits and a $71,000 liability related to contract termination costs.

The amounts of revenue, pretax loss as well as impairment of long-lived assets and goodwill reported in discounted operations are as follows:

	Years ended December 31,
	2011	2010
Net revenue	$2,065,622	$220,540
Loss before impairment and taxes	(36,962)	(43,288)
Impairment of intangible assets	(1,438,297)	-
Impairment of goodwill	(2,718,538)	-
Income tax benefit	133,430	18,114
Loss from discontinued operations	$(4,060,367)	$(25,174)

Current assets – discontinued operations at December 31, 2011 consists of $48,000 in accounts receivable, $3,000 in inventory and $800 in prepaid expense.

Other assets – discontinued operations at December 31, 2011 consists of $52,000 note receivable which includes accrued interest receivable of $43.

Current liabilities – discontinued operations at December 31, 2011 consists of $17,000 in accounts payable, $115,000 notes payable, a $30,000 liability related to one-time employee termination benefits, a $71,000 liability related to contract termination costs and $10,000 in accrued interest.

Note 10.  Accounts Payable

Accounts payable at December 31, 2011 included amounts owed to certain vendors related to the ongoing normal course of the Company’s operations.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 11. Accrued Liabilities

Accrued liabilities at December 31, 2011 and December 31, 2010 are comprised of the following:

	December 31,	December 31,
Accrued liabilities	2011	2010
Obligations on consulting agreements	$—	$900,000
Obligations on marketing agreements	42,000	73,000
Tax provision	361,300	62,000
Deferred rent	183,000	3,000
Payroll liabilities	166,000	—
Other	7,000	—
Total accrued liabilities	$759,300	$1,038,000

Note 12. Note Payable

See Note 4. Asset Acquisitions for details of our acquisition of the domain name marijuana.com on November 18, 2011, pursuant to which we issued a Non-Recourse Secured Promissory Note with a principal amount of  $4,150,000, payable over sixty nine (69) consecutive months beginning on January 18, 2012.

Below is a summary of the note payable related to the domain name marijuana.com acquisition.

Notes payable	December 31, 2011	December 31, 2010
Current portion	$708,901	$-
Long term portion	3,416,099	-
	$4,125,000	$-

Accrued interest	$-	$-

Interest begins to accrue in January 2012, the month in which we took possession of the domain name.

Note 13. Note Payable – Related Party

During November 2010 we acquired 100% of the membership interests of WeedMaps, LLC, a Nevada limited liability Company, pursuant to which we issued Secured Promissory Notes with the aggregate principal amount of $3,600,000, in the form of four $900,000 principal amount 0.35% Secured Promissory Notes, two issued to each of the Sellers, half of which principal matures on June 30, 2012, and half of which principal matures on January 10, 2013.

Below is a summary of the notes payable – related party related to the WeedMaps acquisition and the associated accrued interest.

Notes payable - related party	December 31, 2011	December 31, 2010
Current portion	$1,130,000	$-
Long term portion	1,800,000	3,600,000
	$2,930,000	$3,600,000

Accrued interest	$13,241	$1,450

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 14. Other Long Term Accrued Liabilities

See Note 13. Note Payable – Related Party for information on the promissory notes issued as part of the WeedMaps acquisition of which $7,025 represents the accrued interest of the long-term portion of the note payable.

At December 31, 2011, we had a balance of $148,000 in deferred tax liability.

Note 15.  Earn out provisions, WeedMaps

Pursuant to the earn out provisions of the WeedMaps Purchase Agreement, in year one following the acquisition of WeedMaps, LLC each of the Sellers will be eligible to earn and be issued 3,000,000 shares of the Company’s common stock on January 31, 2012, if the gross revenues of WeedMaps for the fiscal year ended December 31, 2011 are at least 20% higher than they were for the fiscal year ended December 31, 2010, which such gross revenues for the fiscal year ended December 31, 2011 were at lest 20% higher than they were in the previous year and as such have each become eligible to be issued 3,000,000 shares of the Company’s common stock for a total of 6,000,000 shares of our common stock.   We expect to issue the shares to each of the Sellers during the quarter ending March 31, 2012.

See Note 22. Recapitalization for a discussion regarding the recapitalization of SearchCore as a result of the merger with WeedMaps, LLC.  In part, and as further consideration for the purchase, the sellers of WeedMaps, LLC can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions (the “Earn-out Provisions”) in the Purchase Agreement.

The Company accounts for Contingent Consideration according to FASB ASC 805 Business Combinations.  Contingent consideration typically represents the acquirer's obligation to transfer additional assets or equity interests to the former owners of the acquiree if specified future events occur or conditions are met.  FASB ASC 805 requires that contingent consideration be recognized at acquisition-date fair value as part of the consideration transferred in the transaction. FASB ASC 805 uses the fair value definition in Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  As defined in FASB ASC 805, contingent consideration is (i) an obligation of the acquirer to transfer additional assets or equity interests to the former owners of an acquiree as part of the exchange for control of the acquiree if specified future events occur or conditions are met or (ii) the right of the acquirer to the return of previously transferred consideration if specified conditions are met.

Accordingly, the Company valued the Earn-out Provisions based on an analysis using a cash flow model (a "decision tree") to determine the Expected Earn-Out Payment, which model determined that the aggregate Expected Earn-out Payment was $25,450,000 and the present value of the contingent consideration liability was $18,362,269.  The Company thus recognized at the acquisition date an $18,362,269 Earn-out Provisions Liability amount associated with the Earn-out Provisions as part of the consideration transferred in the WeedMaps Purchase Agreement.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

The probabilities for the three different scenarios in determining the likelihood of payouts related to the earn-out provisions, as well as the discount rate used in our calculations were based on internal Company projections which were vetted by senior management, which probability rate for year 1 has, to date, already been exceeded, and as such, each of Mr. Hartfield and Mr. Hoerling will earn their respective earn-out provisions for year 1.

Contingent consideration, the earn-out provisions, which are classified as a liability are required to be remeasured to fair value at each reporting date and any changes in fair value subsequent to the acquisition date are recognized in earnings.  The primary inputs in determining the fair value of the earn-outs that were remeasured to fair value at December 31, 2011 were i) the quoted price of the underlying shares of our common stock and ii) the probabilities for the three different scenarios in determining the likelihood of common share payouts.

The price of our common stock was reduced to $1.52 from $2.00 in all three years of our cash flow model since the price of our common stock as quoted on the OTCQX on December 31, 2011, the balance sheet date, was $1.52. The probability rate for year one upside scenario of the earn-outs has been met and thus such probability rate was increased to 100% from 75%, and as a result the fair value of the earn-out liability for year one increased by $786,667, to $9,120,000 ($1.52 x 6 million shares).  Consequently, the cash flow model for year one of the earn-outs is no longer presented.

Furthermore, the upside probability rates in year two and year three of our cash flow model have been increased to 75% and 65%, respectively, from 70% and 60%, respectively, which resulted in a decrease in the fair value of the earn-out liability of $353,000 and $229,000, respectively.  The net effect of the changes to our cash flow model as a result of remeasuring the earn-out liability to fair value was $205,000 and as such, a change in the fair value of the earn-out liability was recorded at December 31, 2011.  At December 31, 2011, the fair value of the earn-out liability was $18,567,223.  At December 31, 2011, we recorded a loss on change in fair value of the earn-our liability of $205,000.

Pursuant to the WeedMaps Purchase Agreement, the Earn-out Provisions provide that for a period of three years following the acquisition of WeedMaps, LLC, each of the Sellers will be eligible to earn and be issued a certain number of shares of the Company’s common stock based upon the following formula as follows:

i.
In year one following the acquisition of WeedMaps, LLC each of the Sellers will be eligible to earn and be issued 3,000,000 shares of the Company’s common stock on January 31, 2012, if the gross revenues of Merger Sub [WeedMaps, LLC was merged with and into WeedMaps Media, Inc. (“Merger Sub”)], for the fiscal year ended December 31, 2011 are at least 20% higher than they were for the fiscal year ended December 31, 2010. If the 2011 gross revenues of Merger Sub are at least 10%, but less than 20%, higher than the 2010 gross revenues, then the number of shares to be issued shall be reduced to 1,250,000 shares to each of the Sellers. If the 2011 gross revenues of Merger Sub are less than 10% higher than the 2010 gross revenues, then no shares shall be issued hereunder. At December 31, 2011 the 20% gross revenue milestone was met for year one, and as such, each of Mr. Hartfield and Mr. Hoerling will earn their respective earn-out shares for year one.  At December 31, 2011, the fair value of the year one earn-our shares was $9,120,000.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

ii.
In year two following the acquisition of WeedMaps, LLC each of the Sellers will be eligible to earn and be issued 3,000,000 shares of the Company’s common stock on January 31, 2013, if the gross revenues of Merger Sub for the fiscal year ended December 31, 2012 are at least 20% higher than they were for the fiscal year ended December 31, 2011. If the 2012 gross revenues of Merger Sub are at least 10%, but less than 20%, higher than the 2011 gross revenues, then the number of shares to be issued shall be reduced to 1,250,000 shares to each of the Sellers. If the 2012 gross revenues of Merger Sub are less than 10% higher than the 2011 gross revenues, then no shares shall be issued.

Year 2 Scenarios	# of Shares Earn-Out	Probability	Probability-Weighted Shares

Upside	6,000,000	75%	4,500,000
Gross Revenue 20% higher than previous year

Mid	2,500,000	15%	375,000
Gross Revenue higher than 10% but less than 20% of previous year

Downside
Gross Revenue 10% or lower than previous year	0	10%	0

	Expected Earn-Out Shares		4,875,000

	Price per common share		$1.52

	Discount rate		20%
	No. of Years (nper)		1.00
	Payments (pmt)		$-
	Fair value (fv)		$7,410,000

	Present value factor at 20% discount rate for 24 months		0.83333

	Year 2 Present value of liability		$6,175,000

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

iii.
In year three following the acquisition of WeedMaps, LLC each of the Sellers will be eligible to earn and be issued 2,000,000 shares of the Company’s common stock on January 31, 2014, if the gross revenues of Merger Sub for the fiscal year ended December 31, 2013 are at least 20% higher than they were for the fiscal year ended December 31, 2012. If the 2012 gross revenues of Merger Sub are at least 10%, but less than 20%, higher than the 2013 gross revenues, then the number of shares to be issued shall be reduced to 1,250,000 shares to each of the Sellers. If the 2013 gross revenues of Merger Sub are less than 10% higher than the 2012 gross revenues, then no shares shall be issued.

Year 3 Scenarios	# of Shares Earn-Out	Probability	Probability-Weighted Shares

Upside	4,000,000	65%	2,600,000
Gross Revenue 20% higher than previous year

Mid	2,500,000	20%	500,000
Gross Revenue higher than 10% but less than 20% of previous year

Downside
Gross Revenue 10% or lower than previous year	0	15%	0

	Expected Earn-Out Shares		3,100,000

	Price per common share		$1.52

	Discount rate		20%
	No. of Years (nper)		2.00
	Payments (pmt)		$-
	Fair value (fv)		$4,712,000

	Present value factor at 20% discount rate for 36 months		0.69444

	Year 3 Present Value of Liability		$3,272,222

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 16.  Income Per Common Share

Income per common share is based on the weighted average number of common shares outstanding. The Company complies with Earnings Per Share, which requires dual presentation of basic and diluted earnings per share on the face of the statements of operations. Basic per share earnings or loss excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average common shares outstanding for the period. Diluted per share earnings or loss reflect the potential dilution that could occur if convertible preferred stock or debentures, options and warrants were to be exercised or converted or otherwise result in the issuance of common stock that is then shared in the earnings of the entity.

As of December 31, 2011, there were outstanding 250,000 common stock purchase warrants that were not included in the computation of diluted EPS because to do so would have been antidilutive for the period presented. See Note 5. Other Current Assets for information on the warrants.

Note 17.  Income Taxes

As described in Note 22. Recapitalization, the Company completed a Merger with WeedMaps, LLC. in November 2010 and for accounting purposes the transaction is considered to be a reverse merger treated as a recapitalization of SearchCore where SearchCore  is the surviving legal entity and the accounting acquiree, and WeedMaps is considered to be the accounting acquirer and the legal acquiree.  The assets and liabilities of WeedMaps are recorded at their historical cost with the equity structure of SearchCore.  No goodwill was recorded in the transaction.  SearchCore was deemed a continuation of the business of WeedMaps and the historical financial statements of WeedMaps became the historical financial statements of SearchCore. Prior to the Merger, WeedMaps, LLC was not a tax paying entity for federal and state income tax purposes. Income from WeedMaps prior to the Merger was taxed at the members’ level.

As described in Note 3. Business Combinations, the Company acquired substantially all the assets of Synergistic Resources, LLC during December 2010. Synergistic Resources, LLC is not a tax paying entity for federal and state income tax purposes. Income from Synergistic Resources, LLC is taxed at the members’ level. Further, the results of operations of Synergistic Resources, LLC prior to the date of acquisition, the year ended December 31, 2009 and the period ended December 2, 2010, were attributed to the single member of the LLC. Accordingly, the Company has not provided a provision for income taxes from operations of Synergistic Resources, LLC prior to its acquisition. Effective the date of the acquisition, Synergistic Resources, LLC converted to a C-corp.

The components of net loss before income tax (benefit) consist of approximately the following:

	Years Ended December 31,
	2011	2010
Operating income from continuing operations	$1,232,198	$456,583
Loss from discontinued operations	(4,193,797)	(25,174)
	$(2,961,599)	$431,409

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.  Significant components of the Company's tax provision and deferred tax assets as of December 31, 2011 and 2010 are as follows:

The components of tax provision (benefit)	December 31,
	2011	2010
Current
Federal	$268,000	$-
State	31,700	62,800
	299,700	62,800

Deferred
Federal	$(16,000)	$(429,000)
State	19,000	(31,000)
	3,000	(460,000)

Change in valuation allowance	(20,000)	460,000

Total tax (benefit) provision	$282,700	$62,800

The components of deferred tax asset (liability)	December 31,
	2011	2010
Deferred income tax assets:
State taxes	$40,000	$-
Net operating losses	468,000	460,000
Accruals and other	97,000	-
	605,000	460,000
Deferred income tax liabilities:
Depreciation and amortization	$(148,000)	$-
	457,000	460,000

Valuation allowance	(440,000)	(460,000)

Net deferred tax assets/(liabilities)	$17,000	$-

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

For the years ended December 31, 2011 and 2010, a reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

Effective Tax Rate	December 31,
	2011	2010
Federal statutory tax rate	34.00%	34.00%
State and local income taxes, net of federal tax benefit	-4.87%	15.19%
Permanent items	-36.49%	0.00%
Return to provision	-1.82%	0.00%
Valuation allowance	-0.59%	-34.00%

Total effective tax rate	-9.77%	15.19%

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible.   Based upon the Company's loss for the year ended December 31, 2011, the Company has provided a valuation allowance in the amount of $440,000 against our future net operating losses.  The amount of deferred tax assets considered realizable could change if future taxable income is realized.

At December 31, 2011 and December 31, 2010, the Company had U.S. federal tax net operating loss carryforwards (“NOLs”) of approximately $1.4 million and $1.4 million, respectively, which begin to expire in 2021. We do not have any State NOLs. The NOLs are subject to limitations under IRC Section 382 of the Internal Revenue Code (“Section 382”).

Earn-out Provisions, WeedMaps Tax Effects - The WeedMaps acquisition was a tax-free reorganization and as such, the tax effect of the earn-outs is recorded as a permanent difference between the carrying amount of the earn-out liability for financial reporting purposes and the amount used for tax purposes.

Note 18. Related Party Transactions

All material intercompany transactions have been eliminated upon consolidation of our entities.  During the twelve months ended December 31, 2011, cash transfers, equity and accounts between the Company and its subsidiaries have been eliminated upon consolidation.

Note 19. Commitment And Contingencies

On January 27, 2011, the Company entered into a commercial lease agreement for approximately 20,332 square feet of office space in Newport Beach, California. The lease expires on January 31, 2014 and requires monthly payments of $39,647. The Company is confident that this commercial space will provide adequate space to meet our needs and provide for future growth.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Set forth below is a summary of our current obligations as of December 31, 2011 comprised exclusively of a rental lease obligation to make future payments due by the period indicated below:

Operating lease payments	Minimum Payments	Monthly Base Rent
FYE 2012	$495,288	$41,274
FYE 2013	$514,806	$42,901
2014	$42,901	$42,901

Note 20. Equity Transactions

On January 11, 2011, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Revyv, LLC.  As consideration for the purchase, we issued an aggregate of Five Hundred Thousand (500,000) shares of our common stock to Revyv.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On December 15, 2010, we issued Twenty Five Thousand (25,000) shares of common stock, restricted in accordance with Rule 144, to The Lebrecht Group, APLC, our legal counsel, in exchange for services rendered.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.

On December 3, 2010, we entered into a Reorganization and Asset Acquisition Agreement pursuant to which we acquired substantially all the assets of Synergistic Resources, LLC.  As consideration for the purchase, we issued an aggregate of Two Million (2,000,000) shares of our common stock to Synergistic Resources.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had access to information necessary to make an investment decision.  The shares were restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On November 23, 2010, we sold an aggregate of 825,000 shares of our common stock, restricted in accordance with Rule 144 and containing an appropriate restrictive legend, to four shareholders at a purchase price of $2.00 per share, for aggregate cash consideration of $1,650,000.  One of the four shareholders was James Pakulis, our Chief Executive Officer and a member of our Board of Directors, who purchased 150,000 shares for aggregate cash consideration of $300,000.  The issuances were exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, and each investor was accredited.

On November 19, 2010, we entered into an Agreement and Plan of Reorganization and Merger pursuant to which we acquired 100% of the membership interests of WeedMaps, LLC, Nevada limited liability company.  As consideration for the purchase, we issued an aggregate of Sixteen Million Four Hundred Thousand (16,400,000) shares of our common stock to two individuals, Justin Hartfield and Keith Hoerling. Hartfield and Hoerling can collectively earn up to an aggregate of Sixteen Million (16,000,000) additional shares of our common stock pursuant to certain earn-out provisions in the purchase agreement.  Each of the issuances was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each of the investors was accredited and had access to information necessary to make an investment decision.  The shares were all restricted securities as described in Rule 144 pursuant to the Securities Act of 1933.

On August 24, 2010, we issued 53,656,814 shares of our common stock to James Pakulis, one of our officers and directors, in exchange for the cancellation of $1,609,704 in convertible debt at $0.03 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  Mr. Pakulis subsequently sold one-half (1/2) of the shares to Douglas Francis, another of our officers and directors.

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 21. Warrants

As of December 31, 2011, there were outstanding 250,000 common stock purchase warrants. See Note 5. Other Current Assets for information on the warrants.

The following table summarizes information about common stock warrants outstanding at December 31, 2011.

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$4.00	250,000	2.87	$4.00	250,000	$4.00
$4.00	250,000	2.87	$4.00	250,000	$4.00

Note 22. Recapitalization

On November 19, 2010, SearchCore, Inc. entered into an Agreement and Plan of Reorganization and Merger with WeedMaps Media, Inc., a wholly owned subsidiary of SearchCore (“Merger Sub”) and WeedMaps, LLC (“WeedMaps”) (the “Merger Agreement”). WeedMaps was a privately held medical-cannabis industry-focused, marketing and media company, whose business plan was to monetize industry related information and to provide advertisers and industry professionals a direct and accessible platform via the internet. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into WeedMaps and WeedMaps is the surviving corporation and a wholly owned subsidiary of SearchCore (the “Merger”).

Prior to the Merger, SearchCore was deemed to be a non-operating public shell corporation with nominal net assets and WeedMaps was a private operating company with significant operations.  After the completion of the Merger, assuming the issuance of shares pursuant to certain earn-out provisions, SearchCore’s previous shareholders owned 64,215,256 shares of common stock and WeedMaps shareholders owned 32,400,000, or approximately 34% of the outstanding shares of SearchCore’s common stock and as such, for accounting purposes the transaction is considered to be a reverse merger treated as a recapitalization of SearchCore where SearchCore is the surviving legal entity and the accounting acquiree, and WeedMaps is considered to be the accounting acquirer and the legal acquiree. The assets and liabilities of WeedMaps are recorded at their historical cost with the equity structure of SearchCore. No goodwill was recorded in the transaction. SearchCore was deemed a continuation of the business of WeedMaps and the historical financial statements of WeedMaps became the historical financial statements of SearchCore.

The following summary reflects the conversion of 100% membership interest of WeedMaps into 16,400,000 shares of SearchCore common stock, the additional 16,000,000 shares of common stock pursuant to the Earn-out provisions and the elimination of the accumulated deficit of SearchCore including its wholly owned subsidiary LV Luxuries:

Recapitalization Adjustment

Issuance of SearchCore’s common stock—16,400,000 shares at $.001 par value	$16,400
Earn-out provisions liability, WeedMaps	18,362,269
Elimination of SearchCore’s accumulated deficit	5,625,522
Elimination of LV Luxuries' accumulated deficit	141,509
Recapitalization adjustment to additional-paid-in capital	$24,145,700

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 23. Operating Segments

In the past, our operations contained two identifiable segments, the media and marketing segment and the medical clinic management segment. The factors that the Company considered when identifying our reportable segments were primarily the products and services which were offered by each segment.  Based on the reporting of our entire Medical Clinic Management Segment as discontinued operations, we determined that we now have one reportable segment and accordingly we will no longer report on a segment basis.  Further prior year segment information is no longer reported as well.  See Note 9. Discontinued Operations for further information on the discontinuation of our medical clinic management segment.

Note 24. Subsequent Events

The Company evaluated its December 31, 2011 financial statements for subsequent events through May 10, 2012, the date the financial statements were available to be issued.

MMJMenu

On January 5, 2012, WeedMaps acquired substantially all the assets of MMJMenu, LLC (“MMJ”). The assets consist primarily of the intellectual property associated with MMJMENU, including its website (www.mmjmenu.com).  As consideration for the purchase we issued an aggregate of Two Hundred Thousand (200,000) shares of our common stock to MMJ or its assigns.  Effective on January 4, 2012, we entered into an at-will employment agreement with each of Justin Weidmann and Alex Weidmann, each of which are members of MMJMenu, LLC.  The compensation due to each is $10,000 per month.

Note 25. Current Fiscal Year Interim Period Error Corrections

During the first quarter of 2011, we began capitalizing certain software development costs, which we subsequently realized that our accounting treatment was incorrect.  Consequently, the capitalized software development costs were expensed as research and development costs during the quarter ending December 31, 2011.  At December 31, 2011, the software development costs that were expensed as research and development costs was $520,000.

The effect on income from continuing operations, net income, and related per-share amounts for each prior interim period of the current fiscal year is as follows:

Quarter ending March 31, 2011
Income from continuing operations	$(66,392)
Net income	$(66,392)
Income loss per share, Basic and Diluted
Income from continuing operations	$(0.00)
Total income (loss) per share	$(0.00)

Quarter ending June 30, 2011
Income from continuing operations	$(260,337)
Net income	$(260,337)
Income loss per share, Basic and Diluted
Income from continuing operations	$(0.00)
Total income (loss) per share	$(0.00)

Quarter ending September 30, 2011
Income from continuing operations	$(484,789)
Net income	$(484,789)
Income loss per share, Basic and Diluted
Income from continuing operations	$(0.01)
Total income (loss) per share	$(0.01)

Quarter ending December 31, 2011
Income from continuing operations	$(519,789)
Net income	$(519,789)
Income loss per share, Basic and Diluted
Income from continuing operations	$(0.01)
Total income (loss) per share	$(0.01)

SEARCHCORE, INC.
(Formally General Cannabis, Inc.)
Notes to the Consolidated Financial Statements
December 31, 2011
Audited

Note 26. Current Fiscal Year Error Correction

We previously concluded that the net change in the fair value of the earn-out liability, $205,000, was immaterial to our net income and as a result did not record a change in the earn-out liability.  However, after further consideration of qualitative as well as quantitative factors, we concluded that the change in the fair value of the earn-out liability was material to our operations and as a result, we recorded a change in the earn-out liability of $205,000 at December 31, 2011.  The correction of this error resulted in the fair value of the earn-out liability at December 31, 2011 being recorded at $18,567,223.

Below is a comparative presentation of the consolidated balance sheets, consolidated statements of operations, and statement of cash flows for the year ended December 31, 2011 as restated in this report and as previously reported in the Company’s Amendment No. 8 on Form S-1 previously filed with the SEC on April 19, 2012:

	Year Ended December 31, 2011
Changes to Consolidated Balance Sheet	As filed	As restated	Adjustment

Earn-out provisions, WeedMaps	18,362,269	18,567,223	204,954

Retained (deficit) earnings	(2,666,971)	(2,871,925)	(204,954)

	Year Ended December 31, 2011
Changes to Consolidated Statement of Operations	As filed	As restated	Adjustment

Loss on change in fair value of earn-out liability	$—	$204,954	$204,954
Income from continuing operation	1,021,022	816,068	(204,954)

Net income	$(3,039,345)	$(3,244,299)	$(204,954)

Basic and diluted per share amounts:
Continuing operations	$0.012	$0.010	$(0.002)
Net income	$(0.037)	$(0.039)	$(0.002)

	Year Ended December 31, 2011
Changes to Consolidated Statements of Cash Flows	As filed	As restated	Adjustment
Net income from continuing operations	$(3,039,345)	$(3,244,299)	$(204,954)
Loss on change in fair value of earn-out liability	—	204,954	204,954

Index to Exhibits

2.1	Agreement and Plan of Reorganization and Merger dated November 19, 2010

2.2	First Amendment to Agreement and Plan of Reorganization and Merger dated November 19, 2010.

2.3	Reorganization and Asset Acquisition Agreement dated December 3, 2010

2.4	Reorganization and Asset Acquisition Agreement dated January 11, 2011.

2.5	Reorganization and Asset Purchase Agreement dated December 19, 2011.

2.6	Agreement and Plan of Reorganization dated December 11, 2012.

2.7	Securities Purchase Agreement dated December 31, 2012.

3.1	Amended and Restated Articles of Incorporation of General Cannabis, Inc.

3.2	Certificate of Amendment to Articles of Incorporation

3.3	Bylaws of General Cannabis, Inc.

10.1	Common Stock Purchase Warrant issued to Crystal Research Associates, LLC dated April 13, 2011.

10.2	Marketing Service Agreement with Crystal Research Associates, LLC dated October 5, 2010.

10.3	Employment Agreement with James Pakulis dated August 1, 2011

10.4	Domain Name Purchase Agreement with Domain Holdings, Inc. dated August 7, 2012.

10.5	Non-Recourse Secured Promissory Note with Domain Holdings, Inc. dated August 7, 2012.

10.6	Domain Names Purchase Agreement, dated August 24, 2012.

10.7	First Amendment to Domain Name Purchase Agreement with Domain Holdings, Inc. dated October 25, 2012.

10.8	First Amendment to Non-Recourse Secured Promissory Note with Domain Holdings, Inc. dated October 25, 2012.

10.9	Carrillo Promissory Note dated December 31, 2012.

10.10	Pakulis Promissory Note dated December 31, 2012.

10.11	Secured Promissory Note dated December 31, 2012.

10.12	Pledge and Security Agreement dated December 31, 2012.

10.13	Hartfield Assignment, Assumption and Release Agreement dated December 31, 2012.

10.14	Francis Assignment, Assumption and Release Agreement dated December 31, 2012.

10.15	Hoerling Assignment, Assumption and Release Agreement dated December, 31, 2012.

10.16	Lease Assumption Agreement dated December 31, 2012.

10.17	Agreement Assumption Agreement dated December 31, 2012.

10.18	Buyer Non-Competition Agreement dated December 31, 2012.

10.19	Seller Non-Competition Agreement dated December 31, 2012

10.20	Assignment of Trademarks dated December 31, 2012.

10.21	Assignment of Domain Names dated December 31, 2012.

10.22	Side Letter Agreement dated December 31, 2012.

10.23	Asset Purchase Agreement dated December 11, 2012.

10.24	Assignment of Domain Names dated December 31, 2012.

10.25	Management Agreement dated January 21, 2013

10.26	Escrow Instructions and Agreement

16.1	Letter from Mendoza Berger & Company, LLP

16.2	Letter from Dale Matheson Carr-Hilton Labonte, LLP

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SearchCore, Inc.

Dated: January 29, 2013	/s/ James Pakulis
By: James Pakulis
Its: Chief Executive Officer